Exhibit 10.4

CREDIT AGREEMENT

DATED AS OF NOVEMBER 16, 2011

by and among

GREAT LAKES AVIATION, LTD.

as Great Lakes,

GB MERCHANT PARTNERS, LLC,

as Collateral Agent

and

CRYSTAL FINANCIAL LLC,

as Administrative Agent

and

THE OTHER FINANCIAL INSTITUTIONS AND ENTITIES PARTY HERETO,

as Lenders

i

3.10	Changes Relating to Indebtedness	28
3.11	Fiscal Periods	28
3.12	Press Release; Public Offering Materials	28
3.13	Subsidiaries	29
3.14	Bank Accounts; Lockboxes	29
3.15	Hazardous Materials	29
3.16	ERISA	29
3.17	Sale Leasebacks	29
3.18	Changes to Material Contracts	29
3.19	Prepayments of Subordinated Debt	30
3.20	Use of Loan Proceeds	30
3.21	Reserved	30
3.22	Cancellation of Indebtedness	30
3.23	Location of Aircraft, Etc.	30
3.24	Acquisition of Debt	30
3.25	Change of Corporate Name or Location	30
3.26	Lease of Aircraft	31
3.27	Essential Air Service Program	31

SECTION 4. FINANCIAL COVENANTS/REPORTING		31

4.1	Maximum Leverage Ratio	31
4.2	Capital Expenditure Limits	32
4.3	Financial Statements and Other Reports	32
4.4	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement	35

SECTION 5. REPRESENTATIONS AND WARRANTIES		36

5.1	Disclosure	36
5.2	No Material Adverse Effect	36
5.3	No Conflict	36
5.4	Organization, Powers, Capitalization and Enforceable Obligations	36
5.5	Financial Statements and Projections	38
5.6	Intellectual Property	38
5.7	Investigations, Audits, Etc.	38
5.8	Employee Matters	38
5.9	Solvency	39
5.10	Litigation; Adverse Facts	39
5.11	Use of Proceeds; Margin Regulations	39
5.12	Ownership of Property; Liens	39
5.13	Environmental Matters	40
5.14	ERISA	41
5.15	Brokers	41
5.16	Deposit and Disbursement Accounts	41
5.17	Reserved	42
5.18	Insurance	42

5.19	Anti-Terrorism Law	42
5.20	Compliance with Laws	42
5.21	Taxes and Tax Returns	43
5.22	Agreements and Other Documents	43
5.23	Eligible Accounts	44
5.24	Eligible Inventory	44
5.25	Government Contracts	44
5.26	Customer and Trade Relations	44
5.27	Bonding; Licenses	44
5.28	Reserved	44
5.29	Full Disclosure	44
5.30	Executive Offices, Collateral Locations, FEIN	44
5.31	Qualified Airports	45
5.32	Eligible Spare Engines	45
5.33	Eligible Aircraft	45

SECTION 6. CONDITIONS TO LOANS		45

6.1	Conditions to Initial Loans	45
6.2	Conditions to All Loans	48

SECTION 7. DEFAULT, RIGHTS AND REMEDIES		49

7.1	Event of Default	49
7.2	Suspension or Termination of Revolving Loan Commitments	51
7.3	Acceleration and other Remedies	51
7.4	Performance by Agents	52

SECTION 8. ASSIGNMENT AND AGENTS		52

8.1	Assignment and Participations	52
8.2	Agent	55
8.3	Set Off and Sharing of Payments	63

SECTION 9. MISCELLANEOUS		64

9.1	Indemnities	64
9.2	Amendments and Waivers	64
9.3	Notices; Effectiveness	65
9.4	Failure or Indulgence Not Waiver; Remedies Cumulative	67
9.5	Marshaling; Payments Set Aside	67
9.6	Severability	67
9.7	Lenders’ Obligations Several; Independent Nature of Lenders’ Rights	67
9.8	Headings	67
9.9	Applicable Law	67
9.10	Successors and Assigns	67
9.11	No Fiduciary Relationship; Limited Liability	68
9.12	Construction	68

9.13	Confidentiality	68
9.14	CONSENT TO JURISDICTION	69
9.15	WAIVER OF JURY TRIAL	69
9.16	Survival of Warranties and Certain Agreements	69
9.17	Entire Agreement	69
9.18	Counterparts; Effectiveness	69
9.19	Replacement of Lenders	70
9.20	Delivery of Termination Statements and Mortgage Releases	71
9.21	Subordination Agreements	71

INDEX OF APPENDICES

Annexes

Annex A	-	Definitions
Annex B	-	Commitments
Annex C	-	Compliance Certificate
Annex D	-	Borrowing Base Certificate
Annex E	-	Collateral Reporting

Exhibits

Exhibit A	-	Revolving Note
Exhibit B	-	Notice of Revolving Loan
Exhibit C	-	Term Note
Exhibit D	-	Assignment Agreement

Schedules

Schedule A-1	-	Authorized Persons
Schedule R-1	-	Real Property Collateral
Schedule 2.4	-	Corporate and Trade Names
Schedule 3.1	-	Indebtedness
Schedule 3.2	-	Liens
Schedule 3.3	-	Investments
Schedule 3.4	-	Contingent Obligations
Schedule 3.8	-	Affiliate Transactions
Schedule 5.4(a)	-	Jurisdictions of Organization and Qualifications
Schedule 5.4(b)	-	Capitalization
Schedule 5.6	-	Intellectual Property
Schedule 5.7	-	Investigations and Audits
Schedule 5.8	-	Employee Matters
Schedule 5.10	-	Litigation
Schedule 5.12	-	Real Estate
Schedule 5.13	-	Environmental Matters
Schedule 5.14	-	ERISA
Schedule 5.15	-	Brokerage Fees

Schedule 5.16	-	Deposit and Disbursement Accounts
Schedule 5.18	-	Insurance
Schedule 5.22	-	Agreements and Other Documents
Schedule 5.25	-	Government Contracts
Schedule 5.27	-	Bonding; Licenses
Schedule 5.30	-	Collateral Locations
Schedule 5.31	-	Essential Air Service Program

v

CREDIT AGREEMENT

This CREDIT AGREEMENT is dated as of November 16, 2011 and is entered into by and among Great Lakes Aviation, Ltd., an Iowa corporation (“Great Lakes”), the financial institutions and other entities that are or hereafter become parties to this Agreement as Lenders and Crystal Financial LLC (in its individual capacity, “Crystal” or “Administrative Agent”) and GB Merchant Partners, LLC (in its individual capacity “GB Merchant” or “Collateral Agent”, and together with the Administrative Agent, the “Agents” and each individually an “Agent”).

R E C I T A L S:

WHEREAS, Great Lakes desires that Lenders extend a term credit facility and a revolving credit facility to Great Lakes to fund the repayment of certain indebtedness of Great Lakes owing to Raytheon Aircraft Credit Corp., to provide working capital financing for Great Lakes and to provide funds for other general corporate purposes of Great Lakes;

WHEREAS, Great Lakes desires to secure all of its Obligations (as hereinafter defined) under the Loan Documents (as hereinafter defined) by granting to Collateral Agent, for the benefit of the Lenders, a security interest in and lien upon substantially all of its assets; and

WHEREAS, all capitalized terms herein shall have the meanings ascribed thereto in Annex A hereto which is incorporated herein by reference.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Great Lakes, Lenders and each Agent agree as follows:

SECTION 1.

AMOUNTS AND TERMS OF LOANS

1.1 Loans. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties and other agreements of Great Lakes contained herein:

(a) Revolving Loans.

(i) Each Revolving Lender agrees, severally and not jointly, to make available to Great Lakes from time to time until the Maturity Date its Pro Rata Share of revolving loans (each a “Revolving Loan”) requested by Great Lakes hereunder. All Revolving Loans must be in a minimum amount of $500,000 and an aggregate amount that is an integral multiple of $100,000 and no more than one Borrowing of Revolving Loans shall be made per month. The Revolving Loan of any Revolving Lender shall not at any time exceed the lesser of (i) such Revolving Lender’s Revolving Loan Commitment, or (ii) such Revolving Lender’s Pro Rata Share of an amount equal to the lesser of (A) the Maximum Amount and (B) the Borrowing Base.

Anything to the contrary in this Section 1.1(a) notwithstanding, each Agent shall have the right (but not the obligation) to establish, increase, reduce, eliminate, or otherwise adjust reserves from time to time against the Borrowing Base and the Term Loan Formula in such amounts, and with respect to such matters, as each Agent in its Permitted Discretion shall deem necessary or appropriate, including reserves with respect to (A) sums that Great Lakes is required to pay under this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay when due, and (B) amounts owing by Great Lakes or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Encumbrance which is a permitted purchase money Lien or the interest of a lessor under a Capital Lease), which Lien or trust, in the Permitted Discretion of each Agent likely would have a priority superior to Collateral Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral. If, at any time, either Agent establishes or increases reserves against the Borrowing Base or the Term Loan Formula, such Agent will give Great Lakes fifteen (15) days advance written notice of such change, unless a Default or Event of Default then exists, in which case such Agent will give Great Lakes contemporaneous oral or written notice of such change.

(ii) Revolving Loans may be repaid and; provided, that each of the conditions precedent in Section 6.2 hereof is satisfied, reborrowed. All Revolving Loans shall be repaid in full on the Maturity Date (or sooner upon the acceleration of the Loans as provided for in this Agreement). If so requested by a Revolving Lender, Great Lakes shall execute and deliver to such Revolving Lender a note to evidence the Revolving Loan Commitment of such Revolving Lender.

(iii) Each note shall be in the principal amount of the Revolving Loan Commitment of the applicable Revolving Lender, dated the Closing Date and substantially in the form of Exhibit A (each a “Revolving Note” and, collectively, the “Revolving Notes”). Each Revolving Note shall represent the obligation of Great Lakes to pay the amount of the applicable Revolving Lender’s Revolving Loan, together with interest thereon.

(iv) Revolving Loans may be requested with three (3) Business Days prior written notice to each Agent prior to 10:00 a.m. (Mountain time) and no more than one Borrowing of Revolving Loans shall be requested per month. Written notices for funding requests shall be in the form attached as Exhibit B (“Notice of Revolving Loan”) and each Revolving Loan shall be made in accordance with this Agreement.

(b) Term Loan.

(i) Each Term Loan Lender agrees, severally and not jointly, to lend to Great Lakes a term loan on the Closing Date equal to such Term Loan Lender’s Pro Rata Share of the Term Loan Commitment (such loan, the “Term Loan”). Each Term Loan Lender’s Term Loan Commitment shall terminate in full upon the making of the Term Loan on the Closing Date.

(ii) In addition to any other required repayment of the Term Loan, Great Lakes shall repay the Term Loan through periodic payments of principal (“Scheduled Installments”) on the last day of each Fiscal Quarter as follows:

Payment Date	Scheduled Installment
March 31, 2012	$750,000
June 30, 2012	$750,000
September 30, 2012	$750,000
December 31, 2012	$750,000
March 31, 2013	$875,000
June 30, 2013	$875,000
September 30, 2013	$875,000
December 31, 2013	$875,000
March 31, 2014	$1,000,000
June 30, 2014	$1,000,000
September 30, 2014	$1,000,000
December 31, 2014	$1,000,000
March 31, 2015	$1,125,000
June 30, 2015	$1,125,000
September 30, 2015	$1,125,000

Notwithstanding the foregoing, the outstanding principal balance of the Term Loan, shall be due and payable in full on the Maturity Date (or sooner upon the acceleration of the Loans as provided for in this Agreement). Any amount of the Term Loan that is repaid or prepaid may not be reborrowed. If so requested by a Term Loan Lender, Great Lakes shall execute and deliver to such Term Loan Lender a note to evidence the Term Loan held by such Term Loan Lender. Each note shall be in the principal amount of the Term Loan of the applicable Term

Loan Lender, dated the Closing Date and substantially in the form of Exhibit C (each a “Term Note” and, collectively, the “Term Notes”). Each Term Note shall represent the obligation of Great Lakes to pay the amount of the applicable Term Loan Lender’s Term Loan, together with interest thereon.

(c) Borrowing Procedures.

(i) Notice to Lenders of Borrowing Request. Promptly following receipt by each Agent of a Notice of Revolving Loan, Administrative Agent shall advise each applicable Revolving Lender of such Notice of Revolving Loans and the amount of such Revolving Lender’s Revolving Loan to be made as part of the applicable Borrowing.

(ii) Making of Loans. Each Revolving Lender shall make the amount of such Revolving Lender’s Pro Rata Share of the requested Borrowing available to the Administrative Agent in immediately available funds, to Administrative Agent’s Account, not later than 10:00 a.m. (Mountain time) on the Funding Date applicable thereto. After Administrative Agent’s receipt of the proceeds of such Revolving Loans, Administrative Agent shall make the proceeds thereof available to Great Lakes on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Administrative Agent to the Disbursement Account; provided, however, that, Administrative Agent shall not request any Revolving Lender to make any Revolving Loan, and no Revolving Lender shall have the obligation to make any Revolving Loan, if (A) one or more of the applicable conditions precedent set forth in Section 6 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (B) the requested Borrowing would exceed the Availability on such Funding Date.

(iii) Unless the Administrative Agent receives notice from an applicable Revolving Lender prior to 9:00 a.m. (Mountain time) on the date of a Borrowing, that such Revolving Lender will not make available as and when required hereunder to Administrative Agent for the account of Great Lakes the amount of that Revolving Lender’s Pro Rata Share of the Borrowing, Administrative Agent may assume that each Revolving Lender has made or will make such amount available to Administrative Agent in immediately available funds on the Funding Date and Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to Great Lakes on such date a corresponding amount. If any Revolving Lender shall not have made its full amount available to Administrative Agent in immediately available funds and if Administrative Agent in such circumstances has made available to Great Lakes such amount, that Revolving Lender shall on the Business Day following such Funding Date make such amount available to Administrative Agent. A notice submitted by Administrative Agent to any Revolving Lender with respect to amounts owing under this Section shall be conclusive, absent manifest error. If such amount is so made available, such payment to Administrative Agent shall constitute such Revolving Lender’s Revolving Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Administrative Agent on the Business Day following the Funding Date, Administrative Agent will notify Great Lakes of such failure to fund and, upon demand by Administrative Agent, Great Lakes shall, within five (5) Business Days, promptly pay such amount to the Administrative Agent for Administrative Agent’s sole account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans.

(iv) Funding Authorization. The proceeds of all Loans made pursuant to this Agreement on and subsequent to the Closing Date are to be funded by Administrative Agent by wire transfer to the account designated by Great Lakes below (the “Disbursement Account”):

Beneficiary Bank: Wells Fargo Bank, N.A.

420 Montgomery St

San Francisco, CA 94104

ABA #: 121000248 (Wires) Federal

Beneficiary Name: Great Lakes Aviation, LTD

Account # XXX

Reference:

Bank Contacts:

Rolfe Burgess 307-771-3785

Sylvania Rodriquez 307-771-3786

Great Lakes shall provide Administrative Agent with written notice of any change in the foregoing instructions at least three (3) Business Days before the desired effective date of such change.

(d) Protective Advances.

(i) Protective Advances. Any contrary provision of this Agreement or any other Loan Document notwithstanding, Administrative Agent hereby is authorized by Great Lakes and the Lenders, from time to time, with the consent of the Collateral Agent, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 6 are not satisfied, to make Revolving Loans to, or for the benefit of, Great Lakes on behalf of the Revolving Lenders (in an aggregate amount for all such Revolving Loans taken together not exceeding the lesser of (i) $3,000,000 outstanding at any one time and (ii) twenty percent (20.0%) of the Borrowing Base) that Administrative Agent, in its Permitted Discretion deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of all or any portion of the Obligations (any of the Revolving Loans described in this Section 1.1(d)(i) shall be referred to as “Protective Advances”).

(ii) Each Protective Advance shall be deemed to be a Revolving Loan hereunder, except that prior to Settlement therefor, all payments on the Protective Advances shall be payable to Administrative Agent, as applicable, solely for its own account. The Protective Advances shall be repayable on demand, secured by Collateral Agent’s Liens and constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans. The provisions of this Section 1.1(d) are for the exclusive benefit of Agents and the Lenders and are not intended to benefit Great Lakes in any way.

(e) Settlement. It is agreed that each Revolving Lender’s funded portion of the Revolving Loans is intended by the Revolving Lenders to equal, at all times, such Revolving Lender’s Pro Rata Share of the outstanding Revolving Loans. Such agreement notwithstanding, Administrative Agent and the other Lenders agree (which agreement shall not be for the benefit of Great Lakes) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Revolving Lenders as to the Revolving Loans and the Protective Advances shall take place on a periodic basis. Administrative Agent shall request settlement (“Settlement”) with the Revolving Lenders on a weekly basis, or on a more frequent basis if so determined by Administrative Agent (1) for itself, with respect to the outstanding Protective Advances, and (2) with respect to Great Lakes or its Subsidiaries’ Collections or payments received, as to each by notifying the Revolving Lenders by, telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (Boston time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Subject to the terms and conditions contained herein, if the amount of the Revolving Loans (including Protective Advances) made by a Revolving Lender is less than such Revolving Lender’s Pro Rata Share of the Revolving Loans (including Protective Advances) as of a Settlement Date, such Revolving Lender shall no later than 12:00 p.m. (Boston time) on the Settlement Date transfer in immediately available funds to the Administrative Agent’s Account, an amount such that each such Revolving Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Protective Advances). Such amounts made available to Administrative Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Protective Advance and, together with the portion of such Protective Advance representing such Revolving Lender’s Pro Rata Share thereof, shall constitute Revolving Loans of such Revolving Lender. If any such amount is not made available to the Administrative Agent by any Revolving Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Administrative Agent shall be entitled to recover for its account such amount on demand from such Revolving Lender together with interest thereon.

(f) Independent Obligations. All Loans shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

1.2 Interest and Applicable Margins.

(a) Great Lakes shall pay interest to Administrative Agent, for the ratable benefit of Lenders, in accordance with the various Loans being made by each Lender, in arrears on each applicable Interest Payment Date, at the following rates: (i) with respect to Revolving Loans the LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum, and (ii) with respect to the Term Loan, the LIBOR Rate plus the Applicable Term Loan LIBOR Margin per annum.

(b) If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c) All computations of Fees calculated on a per annum basis and interest shall be made by Administrative Agent on the basis of a 360 day year, in each case for the actual number of days occurring in the period for which such Fees and interest are payable. Each determination by Administrative Agent of an interest rate and Fees hereunder shall be final, binding and conclusive on Great Lakes, absent manifest error.

(d) So long as an Event of Default has occurred and is continuing, the interest rates applicable to the Loans shall be increased by two percentage points (2%) per annum above the rates of interest otherwise applicable hereunder (“Default Rate”) at the election of either Agent, (or upon the written request of Requisite Lenders), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand, but in any event, shall be payable on the next regularly scheduled payment date set forth herein for such Obligation.

(e) Notwithstanding anything to the contrary set forth in this Section 1.2, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Great Lakes shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Administrative Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this clause) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.2(a) through (d), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this clause shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this clause, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 1.2(e), a court of competent jurisdiction shall determine by a final, non-appealable order that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Administrative Agent shall, to the extent permitted by applicable law, promptly apply such excess as specified in Section 1.5(g) and thereafter shall refund any excess to Great Lakes or as such court of competent jurisdiction may otherwise order.

1.3 Yield Enhancement; Fees.

(a) Yield Enhancement. On or prior to the Closing Date, Great Lakes shall pay to Administrative Agent, for the ratable benefit of each Lender, a yield enhancement in an amount equal to 3.0% of the entire Commitment on the Closing Date.

(b) Unused Line Fee. As additional compensation for the Revolving Lenders, Great Lakes shall pay to Administrative Agent, for the ratable benefit of such Revolving Lenders, in arrears, on the last Business Day of each month prior to the Maturity Date and on the Maturity Date, a fee for Great Lakes’ non use of available funds (the “Unused Line Fee”) in an amount equal to 1.00% per annum multiplied by the difference between (x) the Maximum Amount (as it may be reduced from time to time) and (y) the average daily balance of Revolving Loans outstanding during the preceding calendar month (or portion thereof during which this Agreement is in effect).

(c) Prepayment Fee. If Great Lakes pays or prepays all or any portion of the Term Loan, whether voluntarily or involuntarily and whether before or after acceleration of the Obligations, Great Lakes shall pay to Administrative Agent, for the benefit of Lenders as liquidated damages and compensation for the costs of being prepared to make funds available hereunder a fee (the “Prepayment Fee”) in an amount equal to the Applicable Percentage (as defined below) multiplied by the sum of the principal amount of the Term Loan paid. As used herein, the term “Applicable Percentage” shall mean (i) 4.00% per annum, in the case of a prepayment on or prior to the first anniversary of the Closing Date, (ii) 3.00% per annum, in the case of a prepayment after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, (iii) 2.00% per annum, in the case of a prepayment after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date and (iv) 0.00% per annum, in the case of a prepayment at anytime thereafter. Great Lakes agrees that the Applicable Percentages are a reasonable calculation of Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from prepayments of the Term Loan. Notwithstanding the foregoing, no Prepayment Fee shall be payable by Great Lakes upon a mandatory prepayment of Term Loan made pursuant to Section 1.5(b).

(d) Expenses and Attorneys’ Fees. Great Lakes agrees to promptly pay all reasonable fees, charges, costs and expenses (including reasonable attorneys’ fees and expenses for one counsel (absent a conflict of interest) for the Agents collectively) incurred by each Agent in connection with any matters contemplated by or arising out of the Loan Documents, in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated herein and in connection with the continued administration of the Loan Documents including any amendments, modifications, consents and waivers (whether or not consummated). Great Lakes agrees to promptly pay reasonable documentation charges assessed by Agents for amendments, waivers, consents and any of the documentation prepared Agents’ internal legal staff (whether or not consummated). Great Lakes agrees to promptly pay all reasonable fees, charges, costs and expenses (including fees, charges, costs and expenses of attorneys, auditors (whether internal or external), appraisers, investment bankers, consultants and advisors and the allocated cost of internal legal staff) incurred by Agents in connection with any amendment, waiver, consent with respect to the Loan Documents (whether or not consummated), Event of Default, work-out or action to enforce any Loan Document or to collect any payments due from Great Lakes. In addition, in connection with any work-out or action to enforce any Loan Document or to collect any payments due from Great Lakes, Great Lakes agrees to promptly pay all reasonable fees, charges, costs and expenses incurred by Lenders for one legal counsel acting for all Lenders other than Agents and appropriate local counsel and regulatory counsel. All fees, charges, costs and expenses for which Great Lakes is responsible under this Section 1.3(d) shall be deemed part of the Obligations when incurred, payable in accordance with Section 1.4 and secured by the Collateral.

1.4 Payments.

(a) Payments by Great Lakes. All payments by Great Lakes of the Obligations shall be without deduction, defense, setoff or counterclaim and shall be made in same day funds and delivered to Administrative Agent for the benefit of Administrative Agent and Lenders, as applicable, by wire transfer to the applicable account set forth below for Administrative Agent or such other place as Administrative Agent may from time to time designate in writing.

Administrative Agent’s Account:

Citibank, N.A.

ABA #021000089

Account name: Crystal Financial LLC

Account number: XXX

Ref: Great Lakes

Great Lakes shall receive credit on the first Business Day following the day of receipt for funds received by Administrative Agent by 10:00 a.m. (Mountain time). In the absence of timely receipt, such funds shall be deemed to have been paid on the next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and Fees due hereunder.

(b) Apportionment and Application.

(i) So long as no Event of Default has occurred and is continuing, all principal and interest payments received by Administrative Agent or Collateral Agent (together with the proceeds of Collateral received by the Administrative Agent or Collateral Agent) shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Administrative Agent or Collateral Agent (other than fees or expenses that are for Administrative Agent’s or Collateral Agent’s separate account) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates.

(ii) At any time that an Event of Default has occurred and is continuing, all payments remitted to Administrative Agent and all proceeds of Collateral received by Administrative Agent or Collateral Agent shall be applied as follows:

(A)	first, to pay any expenses (including cost or expense reimbursements) or indemnities then due to each Agent under the Loan Documents until paid in full,

(B)	second, to pay any fees or premiums then due to each Agent under the Loan Documents until paid in full,

(C)	third, ratably, to pay any expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents until paid in full,

(D)	fourth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,

(E)	fifth, ratably, to pay interest accrued in respect of the Revolving Loans and the Term Loan until paid in full,

(F)	sixth, ratably to pay the principal of all Revolving Loans and Term Loan until paid in full, and

(G)	seventh, to Great Lakes (to be wired to the Designated Account) or such other Person entitled thereto under applicable law;

(c) Administrative Agent and Collateral Agent promptly shall each distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 1.1(e).

(d) In each instance, so long as no Event of Default has occurred and is continuing, Section 1.4(b)(i) shall not apply to any payment made by Great Lakes to Administrative Agent and specified by Great Lakes to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(e) For purposes of this Agreement, “paid in full” of a type of Obligation (or all Obligations) means (i) the indefeasible payment in cash or immediately available funds of all amounts owing on account of such type of Obligation (or all Obligations) (other than contingent indemnification obligations to the extent no unsatisfied claim has been asserted), including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding and (ii) the termination of the Revolving Loan Commitment.

(f) In the event of a direct conflict between the priority provisions of this Section 1.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, then the terms and provisions of this Section 1.4 shall control and govern.

1.5 Prepayments.

(a) Voluntary Prepayments.

(i) Voluntary Prepayments of Revolving Loans. Great Lakes may prepay the principal amount of any Revolving Loan at any time in whole or in part, without premium or penalty.

(ii) Prepayments of Term Loan. Great Lakes may, upon at least five (5) Business Days prior written notice to each Agent, prepay the principal amount of the Term Loan, in whole or in part, in minimum increments of $500,000 and integrals of $100,000 in excess thereof, or, if less, the entire principal balance of the Term Loan. Each prepayment made pursuant to this Section 1.5(a)(ii) shall be accompanied by the payment of accrued interest to the date of such payment (together with the Prepayment Fee, if applicable) on the amount prepaid. Any prepayments of the Term Loan may not be reborrowed.

(b) Prepayments from Excess Cash Flow. Within 45 days after September 30 of each year, commencing with September 30, 2012, Great Lakes shall prepay the Loans in an amount equal to fifty percent (50.0%) of the Excess Cash Flow for the applicable Excess Cash Flow Period. The calculation shall be based on the Financial Statements (and any related reports from management of Great Lakes) for Great Lakes and its Subsidiaries for such Excess Cash Flow Period. Prepayments of the Loans under this Section 1.5(b) shall be applied in accordance with Section 1.5(g).

(c) Prepayments from Extraordinary Receipts. Within one (1) Business Day of the date of receipt by Great Lakes or any of its Subsidiaries of any Extraordinary Receipts in excess of $250,000, Great Lakes shall prepay the Loans in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts which are paid to Persons who are not Affiliates of Great Lakes. All prepayments made pursuant to this Section 1.5(c) shall be applied in accordance with Section 1.5(g).

(d) Prepayments from Asset Dispositions; Casualty Events. Within one (1) Business Day of the date of receipt of any Net Proceeds from an Asset Disposition (except the Asset Dispositions permitted in Section 3.7) or from a Casualty Event, in each case, in excess of an aggregate amount of $250,000 (the “Threshold Amount”) for any Fiscal Year, Great Lakes shall prepay the Loans in an amount equal to such Net Proceeds, except, so long as no Event of Default has occurred and is continuing, that Great Lakes may reinvest all such Net Proceeds of any such

Asset Disposition or such Casualty Event within one hundred eighty (180) days, in the replacement of the assets which were the subject to any such Asset Disposition or Casualty Event with like-kind assets. Pending such reinvestment, the Net Proceeds shall either (i) be delivered to the Administrative Agent, for distribution to the Lenders, as a prepayment of the Loans or (ii) be retained by Great Lakes and deposited in a deposit account of Great Lakes in which Collateral Agent has a perfected first-priority security interest, and such Net Proceeds shall remain on deposit therein until such reinvestment occurs in accordance with the terms set forth above or such Net Proceeds are otherwise applied to the Obligations as a prepayment thereof. If Great Lakes does not intend to so reinvest such Net Proceeds or if the period set forth in the immediately preceding sentence expires without Great Lakes having reinvested the full amount of the Net Proceeds of any such Asset Disposition or such Casualty Event, then Great Lakes shall apply all such remaining Net Proceeds of such Asset Disposition or Casualty Event in excess of the Threshold Amount to payment of the Loans in accordance with Section 1.5(g). Notwithstanding the foregoing, fifty percent (50%) of any Net Proceeds with respect to an Asset Disposition or Casualty Event involving an Aircraft that are in excess of the Aircraft NOLV of such Aircraft shall be excluded from the requirements of this Section 1.5(d) and may be retained by Great Lakes for use in the ordinary course of its business, and the remaining fifty percent (50%) shall be applied to the payment of the Loans in accordance with Section 1.5(g).

(e) Incurrence of Indebtedness. Immediately upon the receipt by Great Lakes or any of its Subsidiaries of the proceeds of any incurrence of any Indebtedness (other than Indebtedness permitted pursuant to Section 3.1), Great Lakes shall prepay the Loans in an amount equal to 100% of the cash proceeds of such incurrence, net of underwriting discounts and commissions and other reasonable costs associated therewith that are paid to Persons who are not Affiliates of Great Lakes. The payments made under this Section 1.5(e) shall be applied in accordance with Section 1.5(g).

(f) Borrowing Base. If, at any time, (A) the amount of all outstanding Revolving Loans on such date exceeds (B) the Borrowing Base (such excess being referred to as the “Borrowing Base Excess Amount”), then Great Lakes shall promptly (and in any event, within two (2) Business Days) prepay the Revolving Loans (for the Pro Rata Share of each Revolving Lender) in an aggregate amount equal to the Borrowing Base Excess Amount.

(g) Application of Proceeds. With respect to any prepayments made by Great Lakes pursuant to Section 1.5(b), 1.5(c), 1.5(d), and 1.5(e) and so long as no Event of Default shall have occurred and be continuing, such prepayments shall be applied as follows: (A) first, in payment of the outstanding principal amount of the Term Loan, but not to the reduction of any amortization payments, unless all outstanding amounts of the Term Loan, other than with respect to amortization payments, have been paid in full, then in such event, such prepayments shall be applied to reduce the outstanding principal amount of the Term Loan in inverse order of maturity, and second to the Revolving Loans outstanding until the same has been repaid in full but not as a permanent reduction of the Revolving Loan Commitment, and (B) if an Event of Default shall have occurred and be continuing, be applied in the manner set forth in Section 1.4(b)(ii).

1.6 Maturity. All of the Obligations shall become due and payable as otherwise set forth herein, but in any event all of the remaining Obligations shall become due and payable upon the Maturity Date (or sooner upon the acceleration of the Loans as provided for in this Agreement).

Until all Obligations have been fully paid and satisfied (other than contingent indemnification obligations to the extent no unsatisfied claim has been asserted) and the Revolving Loan Commitment has been terminated, Collateral Agent shall be entitled to retain the security interests in the Collateral granted under the Collateral Documents on behalf of the Lenders, and each Agent and Lenders shall be entitled to retain the ability to exercise all rights and remedies available to them respectively under the Loan Documents and applicable laws. Notwithstanding anything contained in this Agreement to the contrary, upon any termination of the Revolving Loan Commitment, all of the Obligations shall be due and payable.

1.7 Register. Administrative Agent shall maintain a register (the “Register”) on its books to record the Loans, all payments made by Great Lakes with respect to the Loans, and all other debits and credits as provided in this Agreement with respect to the Loans and any other Obligations. Without limiting the foregoing, Administrative Agent may, from time to time, at Administrative Agent’s Permitted Discretion, charge the Register for any amounts due and owing by Great Lakes under the Loan Documents whereupon the same shall be deemed added to the balance of Obligations owing by Great Lakes. All entries in the Register shall be made in accordance with the customary accounting practices of Administrative Agent as in effect from time to time. The balance in the Register, as recorded on the most recent printout or other written statement of Administrative Agent shall, absent manifest error, be presumptive evidence of the amounts due and owing to Administrative Agent, Collateral Agent and Lenders by Great Lakes; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Great Lakes’ duty to pay the Obligations. Any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Register as evidence of the amount of Obligations from time to time owing to it. Subject to Section 8.1, the Obligations and the Notes evidencing such Obligations may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer in the Register. Any assignment or transfer of the Obligations or the Notes evidencing such Obligations shall be registered in the Register only upon delivery to each Agent of a duly executed Assignment Agreement in accordance with Section 8.1. This Section 1.7 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the IRC.

1.8 Reserved.

1.9 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Great Lakes under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the Permitted Discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Great Lakes shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Great Lakes. Great Lakes and its Subsidiaries shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of either Agent timely reimburse such Agent for the payment of, any Other Taxes.

(c) Indemnification by Great Lakes. Great Lakes shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Great Lakes by a Lender (with a copy to each Agent), or by either Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify each Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Great Lakes has not already indemnified the Agents for such Indemnified Taxes and without limiting the obligation of Great Lakes to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.1(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the Collateral Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or Collateral Agent shall be conclusive absent manifest error. Each Lender hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the either Agent to the Lender from any other source against any amount due to either Agent under this clause (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by Great Lakes or any of its Subsidiaries to a Governmental Authority pursuant to this Section 1.9, Great Lakes shall deliver to each Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to each Agent.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Great Lakes and each Agent, at the time or times reasonably requested by Great Lakes or either Agent, such properly completed and executed documentation reasonably requested by Great Lakes or either Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Great Lakes or either Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Great Lakes or either Agent as will enable Great Lakes or the Agents to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 1.9(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s Permitted Discretion such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to Great Lakes and each Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Great Lakes or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Great Lakes and each Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Great Lakes or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of Great Lakes within the meaning of Section 881(c)(3)(B) of the IRC, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRC (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; and

(C) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Great Lakes and each Agent at the time or times prescribed by law and at such time or times reasonably requested by Great Lakes or either Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Great Lakes or either Agent as may be necessary for Great Lakes and such Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Great Lakes and each Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its Permitted Discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 1.9 (including by the payment of additional amounts pursuant to this Section 1.9), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This clause shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 1.9 shall survive the resignation or replacement of either Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Loan Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.

AFFIRMATIVE COVENANTS

Great Lakes agrees as to itself and on behalf of its Subsidiaries that from and after the date hereof and until the Obligations are paid in full (other than indemnification Obligations as to which no claim has been asserted):

2.1 Compliance With Laws and Contractual Obligations. Great Lakes will (a) comply with and shall cause each of its Subsidiaries to comply with (i) the requirements of all applicable material laws, rules, regulations and orders of any Governmental Authority (including, without limitation, laws, rules, regulations and orders relating to taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters and employee health and safety) as now in effect and which may be imposed in the future in all jurisdictions in which Great Lakes or any of its Subsidiaries is now doing business or may hereafter be doing business and (ii) the obligations, covenants and conditions contained in all Contractual Obligations of Great Lakes or any of its Subsidiaries other than those laws, rules, regulations and orders and those provisions of such Contractual Obligations the noncompliance with which could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (b) maintain or obtain and shall cause each of its Subsidiaries to maintain or obtain all licenses, qualifications and permits now held or hereafter required to be held by Great Lakes or any of its Subsidiaries, for which the loss, suspension, revocation or failure to obtain or renew, could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. This Section 2.1 shall not preclude Great Lakes or its Subsidiaries from contesting any taxes or other payments, if they are being diligently contested in good faith in a manner which stays enforcement thereof and if appropriate expense provisions have been recorded in conformity with GAAP, subject to Section 3.2 and no Lien (other than a Permitted Encumbrance) in respect thereof has been created.

2.2 Insurance. Great Lakes and each of its Subsidiaries will maintain or cause to be maintained, with financially sound and reputable insurers, public liability and property damage insurance with respect to its business and properties and the business and properties of its Subsidiaries against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses and in amounts acceptable to each Agent and will deliver evidence thereof to Collateral Agent. Great Lakes shall, pursuant to endorsements and/or assignments in form and substance reasonably satisfactory to each Agent, (i) cause Collateral Agent on behalf of each Lender to be named as lender’s loss payee in the case of casualty insurance and (ii) cause Collateral Agent on behalf of each Lender to be named as additional insureds in the case of all liability insurance. Great Lakes represents and warrants that it and each of its Subsidiaries currently maintains all material properties as set forth above and maintains all insurance described above. In the event Great Lakes fails to provide each Agent with evidence of the insurance coverage required by this Agreement, Collateral Agent may purchase insurance at Great Lakes’ expense to protect Collateral Agent’s interests in the Collateral. This insurance may, but need not, protect Great Lakes’ interests. The coverage purchased by Collateral Agent may not pay any claim made by Great Lakes or any claim that is made against Great Lakes in connection with the Collateral. Great Lakes may later cancel any insurance purchased by Collateral Agent, but only after providing Collateral Agent with evidence that Great Lakes has obtained insurance as required by this Agreement. If Collateral Agent purchases insurance for the Collateral, Great Lakes will be responsible for the costs of that insurance, including interest and other Charges imposed by Collateral Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added by the Collateral Agent to the Obligations. The costs of the insurance may be more than the cost of insurance Great Lakes is able to obtain on its own.

2.3 Inspection; Appraisal; Lender Meeting. Great Lakes shall and shall cause its Subsidiaries to permit any authorized representatives of each Agent to visit, audit, inspect and appraise any of the properties and assets of Great Lakes and its Subsidiaries, including its and their financial and accounting records, Aircraft and Spare Engines, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their officers and certified public accountants, at such reasonable times during normal business hours and as often as may be reasonably requested. Great Lakes shall pay all normal audit, appraisal and field examination fees and reasonable out-of-pocket expenses of each Agent related to any such visit, audit and/or field examination (“Examination Costs”) and to any such appraisal (“Appraisal Costs”); provided that so long as no Event of Default shall have occurred and remain continuing, Great Lakes shall not be obligated to pay Examination Costs for more than two (2) field examinations by Agents (and their designees) each calendar year and Appraisal Costs for more than two (2) desk-top appraisals on Inventory and one (1) full appraisal on all assets, in each case by Agents (and their designees) each calendar year. Without in any way limiting the foregoing, Great Lakes will participate and will cause key management personnel of Great Lakes and its Subsidiaries to participate in an in-person meeting with each Agent and Lenders at least once during each year, which in-person meeting shall be held at such time and such place as may be reasonably requested by each Agent. Without limiting the foregoing, Great Lakes and its Subsidiaries, as applicable, will store original Aircraft log books in a fire rated container and will maintain electronic maintenance records in accordance with applicable FAA requirements.

2.4	Maintenance of Existence and Conduct of Business. Great Lakes shall:

(a) do or cause to be done all things necessary to preserve and keep in full force and effect its existence and its rights, permits, licenses, privileges and franchises material to its business;

(b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder;

(c) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and

(d) transact business only in such corporate and trade names as are set forth in Schedule 2.4.

2.5 Environmental Matters. Great Lakes shall and shall cause each Person within its control to promptly forward to each Agent a copy of any order, notice, request for information or any communication or report received by Great Lakes or any Person within its control in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $250,000, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter.

2.6 Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases. With respect to the corporate headquarters and in each Agent’s Permitted Discretion, any other material locations of Great Lakes and its Subsidiaries where Collateral in the aggregate in excess of $100,000 is or may be located, Great Lakes shall and shall cause its Subsidiaries and, with respect to all other locations, Great Lakes shall and shall cause its Subsidiaries to use best efforts to, obtain a Collateral Access Agreement or Mortgagee Agreements, as applicable, from the lessor of any Real Estate leased by Great Lakes, the mortgagee of any Real Estate owned by Great Lakes or the bailee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located, as applicable, which Collateral Access Agreement or Mortgagee Agreement, as applicable, shall contain a waiver or subordination of all Liens or claims that the landlord, bailee or mortgagee may assert against the Collateral at that location, shall permit each Agent access to the related premises and shall otherwise be reasonably satisfactory in form and substance to each Agent. Great Lakes shall and shall cause its Subsidiaries to timely and fully pay and perform their obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.

2.7	Further Assurances.

(a) Great Lakes shall, from time to time, execute such financing statements, documents, security agreements and reports as Administrative Agent, Collateral Agent or Requisite Lenders at any time may reasonably request to evidence, perfect or otherwise implement the guaranties and security for repayment of the Obligations contemplated by the Loan Documents.

(b) In the event Great Lakes or any of its Subsidiaries acquires a fee ownership interest in real property with a fair market value in excess of $250,000 after the Closing Date, Great Lakes or such Subsidiary shall deliver to each Agent a fully executed mortgage or deed of trust over such real property in form and substance satisfactory to each Agent, together with such title insurance policies, surveys, appraisals, evidence of insurance, legal opinions, environmental assessments and other documents and certificates as shall be required by either Agent.

(c) Great Lakes shall (i) cause each Person, upon its becoming a Subsidiary of Great Lakes (provided that this shall not be construed to constitute consent by any of the Lenders to any transaction not expressly permitted by the terms of this Agreement), promptly to guaranty the Obligations and to grant to Collateral Agent, for the benefit the Lenders, a security interest in the real, personal and mixed property of such Person to secure the Obligations and (ii) pledge, or cause to be pledged, to Collateral Agent, for the benefit of the Lenders, all of the Stock of such

Subsidiary to secure the Obligations; provided that only 65% of the total outstanding voting Stock of any first tier Subsidiary of Great Lakes that is a CFC (and none of the Stock of any Subsidiary of such CFC) shall be required to be pledged if pledging a greater amount would result in adverse tax consequences or the costs to Great Lakes of providing such pledge or perfecting the security interests created thereby are unreasonably excessive (as determined by Administrative Agent and Collateral Agent in consultation with Great Lakes) in relation to the benefits of Collateral Agent and the Lenders of the security or guarantee afforded thereby (which pledge, if reasonably requested by either Agent, shall be governed by the laws of the jurisdiction of such Subsidiary). The documentation for such guaranty, security and pledge shall be substantially similar to the Loan Documents executed concurrently herewith with such modifications as are reasonably requested by the Agents.

(d) Without limiting the generality of the foregoing, if ownership of any Aircraft or Spare Engine is acquired by Great Lakes or any of its Subsidiaries after the Closing Date, Great Lakes or such Subsidiary will, as soon as reasonably practical after such acquisition, deliver to the Collateral Agent each of the following, in form and substance satisfactory to each of the Agents in their Permitted Discretion, all at the expense of Great Lakes:

(i) an Aircraft Security Agreement, satisfactory to each Agent;

(ii) evidence that a counterpart of such Aircraft Security Agreement has been recorded in all places necessary, in the Agents’ judgment, to create a valid and enforceable Lien in favor of the Collateral Agent for the benefit of the Lenders, prior and superior in right to any other Person; and

(iii) such other information, documentation and certifications as may be required by the Agents.

For the avoidance of doubt, and in addition to the foregoing, Great Lakes and its Subsidiaries will cooperate with the Agents and execute such further instruments and documents as the Agents may request prior to any Aircraft owned by Great Lakes or any of its Subsidiaries being located in any foreign jurisdiction that has not adopted and ratified the Cape Town Convention to create, maintain and/or evidence a valid and enforceable Lien in favor of the Collateral Agent, for the benefit of the Lenders, prior and superior in right to any other Person in such jurisdiction; provided that the foregoing shall not be deemed to be the Agents’ consent to such Aircraft being located outside of the United States.

2.8	Cash Management Systems.

(a) Great Lakes shall enter into a Control Agreement with respect to Great Lakes’ primary deposit accounts maintained by Great Lakes with Wells Fargo Bank, N.A. and JPMorgan Chase Bank, N.A. (other than any payroll account and any payroll tax and/or similar trust fund accounts) as of or after the Closing Date. Such Control Agreement shall be in form and substance satisfactory to each Agent and permit Collateral Agent to assume exclusive dominion and control of such deposit account; provided that Collateral Agent shall not exercise its exclusive dominion and control with respect to such deposit account so long as no Event of Default has occurred and remains continuing; provided further, that once an Event of Default has occurred and remains continuing (a “Funds Control Event”), unless Collateral Agent shall otherwise elect, such Funds Control Event shall remain in effect until each Agent has determined that no Event of Default has occurred and is continuing for a period of two (2) consecutive calendar months. As used herein “Funds Control Event Period” shall mean any period while a Funds Control Event has occurred and is continuing. During any period which is not a Funds Control Event Period, Great Lakes and its Subsidiaries shall have the right to make transfers and withdrawals from and write checks against amounts in such deposit accounts.

(b) With respect to deposit accounts of Great Lakes that are not subject to a Control Agreement (such accounts “Outstation Accounts”), the amount in all such Outstation Accounts shall not exceed $250,000 in the aggregate and Great Lakes shall sweep substantially all of the balance in such Outstation Accounts to a deposit account which is subject to a Control Agreement (i) at anytime when the aggregate balance in all Outstation Accounts exceeds $250,000 and (ii) no less than once per Fiscal Quarter.

2.9 Collateral Reporting. Provide each Agent (and if so requested by an Agent, with copies for each Lender) with each of the reports set forth on Annex E at the times specified therein.

2.10 Disclosure Updates. Promptly and in no event later than five (5) Business Days after obtaining knowledge thereof, notify each Agent if any written information, exhibit, or report furnished to Administrative Agent, Collateral Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

2.11 Payment of Charges and Taxes.

(a) Subject to Section 2.11(b), Great Lakes shall and shall cause each of its Subsidiaries to pay and discharge or cause to be paid and discharged promptly all Charges and Taxes payable by it, including (i) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Taxes with respect to income, sales and use, and, social security and unemployment withholding with respect to its employees, (ii) lawful claims for labor, materials, supplies and services or otherwise, and (iii) all storage or rental charges payable to warehousemen and bailees in possession of Collateral (including, for the avoidance of doubt, any books and records of Great Lakes and its Subsidiaries), in each case, before any thereof shall become past due, except in the case of clauses (ii) and (iii) where the failure to pay or discharge such Charges would not result in aggregate liabilities in excess of $250,000. Great Lakes shall and shall cause each of its Subsidiaries to timely and correctly, file Tax returns to be filed by it, except where the failure to file could not be reasonably be expected to result in a Material Adverse Effect

(b) Great Lakes or any of its Subsidiaries may in good faith contest, by appropriate proceedings, the validity or amount of any Charges or claims described in Section 2.11(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of

Great Lakes or such Subsidiary, in accordance with GAAP; (ii) no Lien shall be imposed to secure payment of such Charges (other than payments to warehousemen and/or bailees or property tax that have priority as a matter of applicable law) that is superior to any of the Liens securing payment of the Obligations and such contest is maintained and prosecuted continuously and with diligence, (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest, and (iv) Great Lakes shall promptly pay or discharge such contested Charges or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to each Agent promptly upon request evidence reasonably acceptable to each Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to Great Lakes or such Subsidiary or the conditions set forth in this Section 2.11(b) are no longer met.

2.12 Books and Records. Great Lakes shall and shall cause each of its Subsidiaries to keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements.

2.13 Intellectual Property. Great Lakes will conduct and will cause each of its Subsidiaries to conduct its business and affairs without infringement of or interference with any intellectual property of any other Person in any material respect and shall comply in all material respects with the terms of its Licenses.

2.14 Anti-Money Laundering and Terrorism Regulations. Great Lakes agrees, and shall cause its respective Subsidiaries, to comply with all applicable anti-money laundering and terrorism laws, regulations and executive orders in effect from time to time (including the USA Patriot Act (Pub. L. No. 107-56)). Great Lakes also agrees, and shall cause its respective Subsidiaries, to ensure that no person who owns a controlling interest in or otherwise controls Great Lakes (or any of them) is a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (issued September 23, 2001) or any other similar Executive Order. Great Lakes acknowledges that Agents’ and each Lender’s performance hereunder is subject to compliance with all such laws, regulations and executive orders, and in furtherance of the foregoing, Great Lakes agrees to provide to each Agent and the Lenders all information about Great Lakes’ ownership, officers, directors, customers and business structure as Administrative Agent, Collateral Agent and the Lenders reasonably may require to comply with, such laws, regulations and executive orders.

2.15 Essential Air Service Program. Great Lakes and its Subsidiaries shall conduct its business and affairs, and shall take all actions necessary, to maintain its eligibility to receive Essential Air Service Subsidies for providing Qualified Services to Qualified Airports, including, without limitation, (i) at all times be fit, willing and able to perform Qualified Services and (ii) maintain Aircraft to provide Qualified Services, and operations related to such Qualified Services, which conform to the safety standards prescribed by the FAA.

2.16 Post Closing. Within thirty (30) days of the Closing Date, each Agent shall have received a certificate of good standing from the Kansas Secretary of State with respect to Great Lakes.

SECTION 3.

NEGATIVE COVENANTS

Great Lakes agrees as to itself and on behalf of each of its Subsidiaries that from and after the date hereof until the Obligations are paid in full (other than indemnification Obligations as to which no claim has been asserted):

3.1 Indebtedness. Great Lakes shall not and shall not cause or permit its Subsidiaries directly or indirectly to create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness (other than pursuant to a Contingent Obligation permitted under Section 3.4) except the following Indebtedness (collectively, “Permitted Indebtedness”):

(a) Indebtedness described on Schedule 3.1;

(b) the Obligations;

(c) Reserved;

(d) unsecured Indebtedness of Great Lakes owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by Great Lakes of the Stock of Great Lakes that has been issued to such Persons;

(e) Indebtedness not to exceed $500,000 in the aggregate at any time outstanding secured by purchase money Liens or incurred with respect to Capital Leases;

(f) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Great Lakes or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(g) Indebtedness composing Investments to the extent permitted under Section 3.3;

(h) Indebtedness in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made in accordance with the provisions of this Agreement;

(i) Indebtedness in respect of judgments or awards which have been vacated, discharged or stayed within thirty (30) days of the entry thereof or have been in force for less than the applicable appeal period so long as execution is not levied thereunder, or in respect of which (A) Great Lakes shall at the time in a commercially reasonable manner be prosecuting an appeal or proceedings for review and (B) a stay of execution shall have been obtained pending such appeal or review;

(j) Indebtedness in respect of Liens permitted by Section 3.2;

(k) Indebtedness not to exceed $250,000 in the aggregate with respect to the purchase by Great Lakes of an interest rate cap or other similar agreement designed to alter Great Lakes’ risk arising from fluctuations in interest rates, in each case with respect to the Obligations; and

(l) any other unsecured Indebtedness not to exceed $500,000 in the aggregate at any time outstanding.

3.2 Liens and Related Matters.

(a) No Liens. Great Lakes shall not and shall not cause or permit its Subsidiaries to directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any property or asset of Great Lakes or any such Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, except the following encumbrances: (collectively, “Permitted Encumbrances”) (including, without limitation, those Liens constituting Permitted Encumbrances existing on the date hereof and renewals and extensions thereof, as set forth on Schedule 3.2):

(i) Liens for Taxes, assessments or governmental charges or levies not yet due and payable or Liens for Taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP so long as such Lien has not been executed or enforced against Great Lakes, provided that Permitted Encumbrances shall not include federal income tax Liens and Liens in favor of the PBGC under ERISA;

(ii) Liens in respect of property or assets of Great Lakes or any of its Subsidiaries imposed by law which were incurred in the ordinary course of business and which have not arisen to secure Indebtedness for borrowed money, such as carriers’, materialmen’s, warehousemen’s and mechanics’ Liens, statutory and common law landlord’s Liens, and other similar Liens arising in the ordinary course of business, and which either (1) do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of Great Lakes or any of its Subsidiaries or (2) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;

(iii) Liens created by or pursuant to this Agreement, the Collateral Documents or the other Loan Documents;

(iv) Liens in existence on the Closing Date which are listed, and the property subject thereto described, on Schedule 3.2;

(v) Liens arising from judgments, decrees, awards or attachments in circumstances not constituting an Event of Default, provided that the amount of cash and property (determined on a fair market value basis) deposited or delivered to secure the respective judgment or decree or subject to attachment shall not exceed $500,000 in the aggregate at any time;

(vi) Liens (other than any Lien in favor of the PBGC imposed by ERISA) (1) incurred or deposits made in the ordinary course of business in connection with general insurance maintained by Great Lakes and its Subsidiaries, (2) incurred or deposits made in the ordinary course of business of Great Lakes and its Subsidiaries in connection with workers’ compensation, unemployment insurance and other types of social security, (3) to secure the performance by Great Lakes and its Subsidiaries of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) to the extent incurred in the ordinary course of business, and (4) on cash deposits or cash collateral to secure letters of credit issued on behalf of Great Lakes and its Subsidiaries (including leases with airport authorities) to secure the performance by Great Lakes and its Subsidiaries of leases of Real Property, to the extent incurred or made in the ordinary course of business consistent with past practices;

(vii) Liens created pursuant to or in connection with leases or Capital Leases permitted pursuant to this Agreement, provided that (1) such Liens only serve to secure the payment of rent or Indebtedness arising under such leases or Capital Leases and (2) the Liens encumbering the assets leased or purported to be leased under such leases or Capital Leases do not encumber any other assets of Great Lakes or any of its Subsidiaries (other than letters of credit, payment undertaking agreements, guaranteed investment contracts, deposits of cash or Cash Equivalents and other credit support arrangements, in each case having an aggregate value not exceeding the fair market value of the assets leased or purported to be leased under such leases or Capital Leases (each of such values determined at the time when the lease agreement relating to the relevant lease or Capital Lease is signed and delivered), and the proceeds of or attributable to the assets so leased or purported be leased);

(viii) (1) those liens, encumbrances, hypothecs and other matters affecting title to any Real Property and found reasonably acceptable by each Agent or insured against by title insurance, (2) as to any particular Real Property at any time, such easements, encroachments, covenants, rights of way, minor defects, irregularities or encumbrances on title which could not reasonably be expected to materially impair such Real Property for the purpose for which it is held by the mortgagor or grantor thereof, or the lien or hypothec held by the Collateral Agent, (3) zoning and other municipal ordinances which are not violated in any material respect by the existing improvements and the present use made by the mortgagor or grantor thereof of the premises, (4) general real estate taxes and assessments not yet delinquent, (5) any Lien that would be disclosed on a true, correct and complete survey of the Real Property that does not materially affect the use or enjoyment of the Real Property as it is currently being used, and (6) such other similar items as the Agents may consent to;

(ix) Liens arising pursuant to purchase money security interests securing Indebtedness representing the purchase price of assets acquired after the Closing Date, provided that (1) any such Liens attach only to the assets so purchased, upgrades thereon and, if the asset so purchased is an upgrade, the original asset itself (and such other assets financed by the same financing source) and to the proceeds of or attributable to the assets so purchased, (2) the Indebtedness (other than Indebtedness incurred from the same financing source to purchase other assets and excluding Indebtedness representing obligations to pay installation and delivery charges for the property so purchased) secured by any such Lien does not exceed 100% of the lesser of the fair market value or the purchase price of the property being purchased at the time of the incurrence of such Indebtedness and (3) the Indebtedness secured thereby is permitted to be incurred pursuant to this Agreement; and

(x) Liens specifically permitted by the Agents from time to time.

(b) No Negative Pledges. Great Lakes shall not and shall not cause or permit its Subsidiaries to directly or indirectly enter into or assume or permit to exist any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired.

(c) No Restrictions on Subsidiary Distributions to Great Lakes. Except as provided herein or in any of the other Loan Documents, Great Lakes shall not and shall not cause or permit its Subsidiaries to directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to: (1) pay dividends or make any other distribution on any of such Subsidiary’s Stock owned by Great Lakes or any other Subsidiary; (2) pay any Indebtedness owed to Great Lakes or any other Subsidiary; (3) make loans or advances to Great Lakes or any other Subsidiary; or (4) transfer any of its property or assets to Great Lakes or any other Subsidiary.

3.3 Investments. Great Lakes shall not and shall not cause or permit its Subsidiaries to directly or indirectly make or own any Investment in any Person except:

(a) Great Lakes and its Subsidiaries may make and own Investments in Cash Equivalents subject to Control Agreements in favor of Collateral Agent; provided that such Cash Equivalents are not subject to setoff rights, except as provided in such Control Agreements; and

(b) Investments existing on the Closing Date as set forth on Schedule 3.3.

3.4 Contingent Obligations. Great Lakes shall not and shall not cause or permit its Subsidiaries to directly or indirectly create or become or be liable with respect to any Contingent Obligation except:

(a) those resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

(b) those existing on the Closing Date and described in Schedule 3.4;

(c) those arising under indemnity agreements to title insurers to cause such title insurers to issue to Collateral Agent mortgagee title insurance policies;

(d) those arising with respect to customary indemnification obligations incurred in connection with Asset Dispositions permitted hereunder; and

(e) those incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations not exceeding at any time outstanding $500,000 in aggregate liability.

3.5 Restricted Payments. Great Lakes shall not and shall not cause or permit its Subsidiaries to directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Payment, other then amounts to be paid to Raytheon Aircraft Credit Corp. and its Affiliates on the Closing Date pursuant to Section 3.20(a)(i)–(ii).

3.6 Restriction on Fundamental Changes. Great Lakes shall not and shall not cause or permit its Subsidiaries to directly or indirectly: (a) amend, modify or waive any term or provision of its organizational documents, including its articles of incorporation, certificates of designations pertaining to preferred stock, by laws, partnership agreement or operating agreement in any manner adverse to the Agents or Lenders; (b) enter into any transaction of merger or consolidation except, upon not less than five (5) Business Days’ prior written notice to each Agent, any wholly-owned Subsidiary of Great Lakes may be merged with or into Great Lakes (provided that Great Lakes is the surviving entity) or any other wholly-owned Subsidiary of Great Lakes; (c) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); and (d) acquire by purchase or otherwise all or any substantial part of the business, Stock or assets of any other Person.

3.7 Disposal of Assets or Subsidiary Stock. Great Lakes shall not and shall not cause or permit its Subsidiaries to directly or indirectly convey, sell, lease, sublease, transfer or otherwise dispose of, or grant any Person an option to acquire, in one transaction or a series of related transactions, any of its property, business or assets, whether now owned or hereafter acquired, except for (a) sales of inventory to customers in the ordinary course of business and dispositions of obsolete equipment not used or useful in the business; (b) Asset Dispositions by Great Lakes and its Subsidiaries of assets other than Aircraft if all of the following conditions are met: (i) the aggregate fair market value of assets sold or otherwise disposed of in any Fiscal Year does not exceed $250,000; (ii) the consideration received is at least equal to the fair market value of such assets (as determined by the Board of Directors of Great Lakes in good faith); (iii) 100% of the consideration received is cash; (iv) the Net Proceeds of such Asset Disposition are applied as required by Section 1.5(d); and (v) no Event of Default has occurred and is continuing or would result from such Asset Disposition; and (c) Asset Dispositions by Great Lakes and its Subsidiaries of Aircraft if all of the following conditions are met: (i) the consideration received is at least equal to the Aircraft Fair Market Value of such Aircraft; (ii) 100% of the consideration received is cash; (iii) the Net Proceeds are applied as required by Section 1.5(d); (iv) no Event of Default has occurred and is continuing or would result from such Asset Disposition; and (v) no more than two (2) Asset Dispositions of Aircraft shall occur within any Fiscal Year or more than five (5) Asset Dispositions of Aircraft shall occur over the term of this Agreement.

3.8 Transactions with Affiliates. Great Lakes shall not and shall not cause or permit its Subsidiaries to directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any management, consulting, investment banking, advisory or other similar services) with any Affiliate or with any director, officer or employee of Great Lakes or any Subsidiary of Great Lakes, except (a) as set forth on Schedule 3.8 and that are in the ordinary course of and pursuant to the reasonable requirements of the business of Great Lakes and upon fair and reasonable terms which are no less favorable to Great Lakes than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, (b) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of Great Lakes or any of its Subsidiaries and upon fair and reasonable terms which are fully disclosed to each Agent and are no less favorable to Great Lakes or any of its Subsidiaries than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, (c) payment of reasonable compensation to officers, employees, directors and consultants, in each case, for services actually rendered to Great Lakes or any of its Subsidiaries; provided that consulting fees paid to directors shall not exceed $120,000 in the aggregate during ay Fiscal Year and (d) Restricted Payments permitted in Section 3.5 and the agreements pursuant to which such Restricted Payments are required to be made.

3.9 Reserved.

3.10 Changes Relating to Indebtedness. Great Lakes shall not and shall not cause or permit its Subsidiaries to directly or indirectly change or amend the terms of any of its Indebtedness (excluding the Obligations) if the effect of such amendment is to: (a) increase the interest rate by more than three percent (3.00%) on such Indebtedness; (b) accelerate the dates upon which payments of principal or interest are due; (c) increase the principal amount of such Indebtedness; (d) change any event of default or add or make more restrictive any covenant with respect to such Indebtedness; (e) change the redemption or prepayment provisions of such Indebtedness; (f) change the subordination provisions thereof (or the subordination terms of any guaranty thereof); (g) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to Great Lakes or Lenders; or (h) increase the portion of interest payable in cash with respect to any Indebtedness for which interest is payable by the issuance of payment-in-kind notes or is permitted to accrue.

3.11 Fiscal Periods. Great Lakes shall not change its Fiscal Year or Fiscal Quarters.

3.12 Press Release; Public Offering Materials. Great Lakes agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure, including any prospectus, proxy statement or other materials filed with any Governmental Authority relating to a public offering of the Stock of Great Lakes, using the name of the Administrative Agent, Collateral Agent or their affiliates or referring to this Agreement or the other Loan Documents unless it is appropriate or is required under law (including any law or requirement of the Securities and Exchange Commission), provided, that Great Lakes or such Affiliate will use reasonable efforts to consult with each Agent issuing such press release or other public disclosure. Great Lakes consents to the publication by each Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. Administrative Agent, Collateral Agent or such Lender shall provide a draft of any such tombstone or similar advertising material to Great Lakes for review and comment prior to the publication thereof. Each Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

3.13 Subsidiaries. Unless in accordance with Section 2.7(c), Great Lakes shall not and shall not cause or permit its Subsidiaries to directly or indirectly establish, create or acquire any new Subsidiary.

3.14 Bank Accounts; Lockboxes. Other than with respect to Outstation Accounts, Great Lakes shall not and shall not cause or permit its Subsidiaries to establish any new bank accounts or lockboxes without prior written notice to each Agent and, if such bank account is a deposit account, unless Collateral Agent and the bank at which such deposit account is to be opened or lockbox is to be administered to enter into a Control Agreement regarding such deposit account and/or lockbox, as applicable, pursuant to which such bank acknowledges the security interest of Collateral Agent in such deposit account and/or lockbox, as applicable, agrees to comply with instructions originated by Collateral Agent directing disposition of the funds in the deposit account and/or lockbox, as applicable, without further consent from Great Lakes or Subsidiary, and agrees to subordinate and limit any security interest the bank may have in the deposit account and/or lockbox, as applicable, and waive all rights of set-off with respect thereto on terms satisfactory to each Agent in its Permitted Discretion and permitting Collateral Agent to assume exclusive dominion and control over such deposit account and/or lockbox, as applicable; provided that Collateral Agent may only exercise its exclusive dominion and control with respect to such lockboxes and/or deposit accounts after the occurrence of a Funds Control Event and while a Funds Control Event Period remains in effect. During any period which is not a Funds Control Event Period, Great Lakes shall have the right to make transfers and withdrawals from and write checks against amounts in such deposit accounts.

3.15 Hazardous Materials. Great Lakes shall not and shall not cause or permit its Subsidiaries to cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities by Great Lakes or any of its Subsidiaries under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or Environmental Liabilities that could not reasonably be expected to have a Material Adverse Effect.

3.16 ERISA. Great Lakes shall not and shall not cause or permit any ERISA Affiliate to, cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.

3.17 Sale Leasebacks. Great Lakes shall not and shall not cause or permit any of its Subsidiaries to engage in any sale leaseback, synthetic lease or similar transaction involving any of its assets.

3.18 Changes to Material Contracts. Great Lakes shall not and shall not cause or permit any of its Subsidiaries to change or amend the terms of any Material Contract in a manner adverse to the rights or interests of Great Lakes which is a party thereto or adverse to the rights or interests of the Agents and the Lenders, except amendments that could not reasonably be expected to result in a Material Adverse Effect.

3.19 Prepayments of Subordinated Debt. Great Lakes shall not, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Subordinated Debt.

3.20 Use of Loan Proceeds. Great Lakes shall not use proceeds of any Loans provided by Lenders for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses under or in connection with the Indebtedness that Great Lakes owes to Raytheon Aircraft Credit Corp. or any of its Affiliates, (ii) repurchase one hundred percent (100%) of the Stock of Great Lakes held by Raytheon Aircraft Credit Corp. or any of its Affiliates, and (iii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes (including that no part of the proceeds of the loans made to Great Lakes will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve).

3.21 Reserved.

3.22 Cancellation of Indebtedness. Great Lakes shall not cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm’s length basis.

3.23 Location of Aircraft, Etc. Great Lakes shall not permit any Aircraft owned by it to (i) land outside of the continental United States of America or Canada without the prior written consent of each Agent, other than as may be temporarily required by applicable safety or emergency circumstances or (ii) be hangered or otherwise stored at any location other than a Qualified Airport or such other Designated Location. Great Lakes shall not permit any Spare Engine, Engine, Spare Propeller, Propeller or Spare Part to be shipped to, stored or otherwise located at any location other than a Designated Location which is subject to a Collateral Access Agreement or similar agreement in accordance with Section 2.6.

3.24 Acquisition of Debt. Great Lakes will not (i) create or incur any Indebtedness (other than the Obligations) which is subordinated or junior in right of payment to any other Indebtedness of Great Lakes, unless such Indebtedness is also subordinated or junior in right of payment, in the same manner and to the same extent, to the Obligations, and (ii) Great Lakes shall not have outstanding, create or incur any Indebtedness (other than Permitted Indebtedness) owing to any Affiliate or employee of Great Lakes unless such Indebtedness is expressly subordinated to the Loans and other Obligations in a manner and on terms satisfactory to each Agent.

3.25 Change of Corporate Name or Location. Great Lakes shall not (a) change its name as it appears in official filings in the state of its incorporation or other organization, (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c)

change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case without at least thirty (30) days prior written notice to each Agent and after each Agent’s written acknowledgment that any reasonable action requested by Administrative Agent or Collateral Agent in connection therewith, including to continue the perfection of any Liens in favor of Collateral Agent, on behalf of Lenders, in any Collateral, has been completed or taken, and provided that any such new location shall be in the continental United States.

3.26 Lease of Aircraft. Great Lakes shall not lease any of its owned Aircraft to any Person.

3.27 Essential Air Service Program. Neither Great Lakes nor any of its Subsidiaries will take any action to terminate, suspend, reduce or not renew any contract with the DOT for the provision of Qualified Services to any Qualified Airport serviced by Great Lakes or any of its Subsidiaries pursuant to the Essential Air Service Program, except as may be in the ordinary course of business consistent with past practices of Great Lakes and its Subsidiaries.

SECTION 4.

FINANCIAL COVENANTS/REPORTING

Great Lakes agrees for itself and on behalf of its Subsidiaries that from and after the date hereof until the Obligations are paid in full (other than indemnification Obligations as to which no claim has been asserted), Great Lakes shall perform and comply with, and shall cause each of its respective Subsidiaries to perform and comply with, all covenants in this Section 4 applicable to such Person.

4.1 Maximum Leverage Ratio. Great Lakes and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter set forth below, a Leverage Ratio of not more than the following:

Period	Leverage Ratio
March 31, 2012	3.10:1.00
June 30, 2012	3.10:1.00
September 30, 2012	3.50:1.00
December 31, 2012	3.00:1.00
March 31, 2013	2.75:1.00
June 30, 2013	2.50:1.00
September 30, 2013	2.50:1.00
December 31, 2013 and the last day of each Fiscal Quarter thereafter	2.25:1.00

4.2 Capital Expenditure Limits. Great Lakes and its Subsidiaries on a consolidated basis shall not make Capital Expenditures during the following periods that exceed in the aggregate the amounts set forth opposite each of such periods (the “Capex Limit”):

Period	Maximum Capital Expenditures per Period
Fiscal Year 2011	$360,000
Fiscal Year 2012	$360,000
Fiscal Year 2013	$360,000
Fiscal Year 2014	$360,000
Fiscal Year 2015	$360,000

4.3 Financial Statements and Other Reports. Great Lakes will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of Financial Statements in conformity with GAAP (it being understood that monthly Financial Statements are not required to have footnote disclosures and may be subject to normal year-end adjustments). Great Lakes will deliver each of the Financial Statements and other reports described below to each Agent (with copies for each Lender).

(a) Monthly Financials. As soon as available and in any event within thirty (30) days after the end of each month (including the last month of Great Lakes’ Fiscal Year), Great Lakes will deliver (1) the consolidated and consolidating balance sheets of Great Lakes and its Subsidiaries, as at the end of such month, and the related consolidated and consolidating statements of income, stockholders’ equity and cash flow for such month and for the period from the beginning of the then current Fiscal Year of Great Lakes to the end of such month, (2) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent Projections for the current Fiscal Year delivered pursuant to Section 4.3(f) and (3) year to date (together with comparisons to the applicable month and year to date period for the previous year and applicable month and year to date period set forth in the Projections).

(b) Quarterly Financials. As soon as available and in any event within forty-five (45) days after the end of each quarter (including the last quarter of Great Lakes’ Fiscal Year), Great Lakes will deliver (1) the consolidated and consolidating balance sheets of Great Lakes and its Subsidiaries, as at the end of such quarter, and the related consolidated and consolidating statements of income, stockholders’ equity and cash flow for such month and for the period from the beginning of the then current Fiscal Year of Great Lakes to the end of such quarter, (2) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent Projections for the current Fiscal Year delivered pursuant to Section 4.3(f), and (3) year to date (together with comparisons to the applicable quarter and year to date period for the previous year and applicable quarter and year to date period set forth in the Projections).

(c) Year-End Financials. As soon as available and in any event within ninety (90) days after the end of each Fiscal Year of Great Lakes will deliver (1) the consolidated and consolidating balance sheets of Great Lakes and its Subsidiaries, as at the end of such year, and the related consolidated and consolidating statements of income, stockholders’ equity and cash flow for such Fiscal Year and (2) a report with respect to the consolidated Financial Statements from a firm of Certified Public Accountants selected by Great Lakes and reasonably acceptable to each Agent, which report shall be prepared in accordance with Statement of Auditing Standards No. 58 (the “Statement”) “Reports on Audited Financial Statements” which report may include a “going concern” or like qualification; provided, however, in the event Great Lakes receives a report in any Fiscal Year which is “Unqualified” (as such term is defined in such Statement), then each subsequent year’s report shall be “Unqualified” unless any such “going concern” or similar qualification could not reasonably be expected to result in a Material Adverse Effect.

(d) Accountants’ Reports. Promptly upon receipt thereof, Great Lakes will deliver copies of all significant reports submitted by Great Lakes’ firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the Financial Statements or related internal control systems of Great Lakes or its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their services.

(e) Management Report. Together with each delivery of Financial Statements of Great Lakes and its Subsidiaries pursuant to Sections 4.3(a), (b) and (c), Great Lakes will deliver a management report (1) describing the operations and financial condition of Great Lakes and its Subsidiaries for the month then ended and the portion of the current Fiscal Year then elapsed (or for the Fiscal Year then ended in the case of year-end financials) and (2) discussing the reasons for any significant variations. The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of Great Lakes to the effect that such information fairly presents the results of operations and financial condition of Great Lakes and its Subsidiaries as at the dates and for the periods indicated.

(f) Projections and Operating Plan. As soon as available and in any event no later than forty-five (45) days prior to the end of each of Great Lakes’ Fiscal Years, Great Lakes will deliver Projections of Great Lakes and its Subsidiaries for the following Fiscal Year on a month by month basis.

(g) Reserved.

(h) Events of Default, Etc. Promptly upon any officer of Great Lakes obtaining knowledge of any of the following events or conditions, Great Lakes shall deliver copies of all notices given or received by Great Lakes or any of its Subsidiaries with respect to any such event or condition and a certificate of Great Lakes’ chief executive officer specifying the nature and period of existence of such event or condition and what action Great Lakes or any of its Subsidiaries has taken, is taking and proposes to take with respect thereto: (1) any condition or event that constitutes, or which could reasonably be expected to result in the occurrence of an Event of Default or Default that any Person has given to Great Lakes or any of its Subsidiaries or any other action taken with respect to a claimed default or event or condition of the type referred to in Section 7.1(b); (2) any event or condition that could reasonably be expected to result in any Material Adverse Effect; or (3) any default or event of default with respect to any Indebtedness of Great Lakes or any of its Subsidiaries.

(i) Litigation. Promptly upon any officer of Great Lakes obtaining knowledge of (1) the institution of any action, charge, claim, demand, suit, proceeding, petition, governmental investigation, tax audit or arbitration now pending or, to the best knowledge of Great Lakes after due inquiry, threatened against or affecting Great Lakes or any of its Subsidiaries or any property of Great Lakes or any of its Subsidiaries (“Litigation”) not previously disclosed by Great Lakes to each Agent, other than actions, charges, claims, demands, suits, proceedings, petitions, governmental investigations, tax audits or arbitrations that could not reasonably be expected to exceed $250,000 in liability or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting Great Lakes or any of its Subsidiaries or any property of Great Lakes or any of its Subsidiaries, in each case, in excess of $250,000, Great Lakes will promptly give notice thereof to each Agent and provide such other information as may be reasonably available to them to enable each Agent and its counsel to evaluate such matter.

(j) Notice of Corporate and other Changes. Great Lakes shall provide prompt written notice of (1) all jurisdictions in which Great Lakes becomes qualified after the Closing Date to transact business, (2) any Subsidiary created or acquired by Great Lakes or any of its Subsidiaries after the Closing Date to the extent permitted hereunder, such notice, in each case, to identify the applicable jurisdictions, capital structures or Subsidiaries, as applicable, and (3) any other event that occurs after the Closing Date which would cause any of the representations and warranties in Section 5 of this Agreement or in any other Loan Document to be untrue or misleading in any material respect. The foregoing notice requirement shall not be construed to constitute consent by any of the Lenders to any transaction referred to above which is not expressly permitted by the terms of this Agreement.

(k) Other Information. With reasonable promptness, Great Lakes will deliver such other information and data with respect to Great Lakes or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or Collateral Agent.

(l) Compliance Certificate. Together with each delivery of Financial Statements of Great Lakes and its Subsidiaries pursuant to Sections 4.3(b) and (c), Great Lakes will deliver a fully and properly completed Compliance Certificate (in substantially the same form as Annex C (the “Compliance Certificate”) signed by Great Lakes’ chief executive officer or chief financial officer.

(m) Taxes. Great Lakes shall provide prompt written notice of (i) the execution or filing with the IRS or any other Governmental Authority of any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any

Charges or Taxes by Great Lakes or any of its Subsidiaries and (ii) any agreement by Great Lakes or any of its Subsidiaries or request directed to Great Lakes or any of its Subsidiaries to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise.

(n) Aircraft Notices and Reports. Promptly (but in no event more than three (3) Business Days after receipt by Great Lakes), Great Lakes will deliver to each Agent copies of (i) any notices of the commencement of any investigation by a Governmental Authority of Great Lakes or any of it Subsidiaries including, without limitation, any non-routine FAA or DOT audit of Great Lakes or any of its Subsidiaries which could reasonably be expected to result in a Material Adverse Effect, (ii) any notice from the FAA or DOT ordering the grounding of any Aircraft of Great Lakes or any of its Subsidiaries for any reason, (iii) any notices by the DOT of the termination, suspension, offset, withholding, recoupment or reduction of (or the intention to terminate, suspend, offset, withhold, recoup or reduce) Essential Air Service Subsidies paid or payable to Great Lakes or any of its Subsidiaries, (iv) any notice terminating or suspending an airport serviced by Great Lakes or any of its Subsidiaries under the provisions of the Essential Air Service Program as a Qualified Airport, and (v) any notice from the DOT with respect to any other material modifications or changes to the Essential Air Service Program. Promptly (but in no event more than three (3) Business Days after delivery to the DOT), Great Lakes shall delivery a copy of any notice to the DOT of Great Lakes’ or any of its Subsidiary’s intention to terminate, suspend or reduce Qualified Services to any Qualified Airport or not to renew Great Lakes’ or any of its Subsidiary’s contract with the DOT for the provision of Qualified Services to any Qualified Airport serviced by Great Lakes or any Subsidiary.

4.4 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to the Agents pursuant to Sections 4.3 or any other section (unless specifically indicated otherwise) shall be prepared in accordance with GAAP as in effect at the time of such preparation; provided that no Accounting Change shall affect financial covenants, standards or terms in this Agreement; provided further that Great Lakes shall prepare footnotes to the Financial Statements required to be delivered hereunder that show the differences between the Financial Statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). All such adjustments described in clause (c) of the definition of the term Accounting Changes resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made. Anything in this Agreement to the contrary notwithstanding, any obligation of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) required to be classified and accounted for as a Capital Lease on the balance sheet of such Person under GAAP as in effect at the time such lease is entered into shall not be treated as a Capital Lease solely as a result of (x) the adoption of any changes in or (y) changes in the application of, GAAP after such lease is entered into. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Great Lakes or any Subsidiary of Great Lakes at “fair value”. A breach of a financial covenant contained in this Section 4 shall be deemed to have occurred as of any date of determination by the Agents or as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to the Agents.

SECTION 5.

REPRESENTATIONS AND WARRANTIES

To induce Agents and Lenders to enter into the Loan Documents, to make Loans and other extensions of credit, Great Lakes represents, warrants and covenants for itself and on behalf of its Subsidiaries to each Agent and each Lender that the following statements are true, correct and complete with respect to Great Lakes and its Subsidiaries:

5.1 Disclosure. No representation or warranty of Great Lakes contained in this Agreement, the Financial Statements referred to in Section 5.5, the Loan Documents or any other document, certificate or written statement furnished to either Agent or any Lender by or on behalf of any such Person for use in connection with the Loan Documents contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in any material respect in light of the circumstances in which the same were made.

5.2 No Material Adverse Effect. Since September 30, 2011 there have been no events or changes in facts or circumstances affecting Great Lakes or any of its Subsidiaries which individually or in the aggregate have had or could reasonably be expected to have a Material Adverse Effect and that have not been disclosed herein or in the attached Disclosure Schedules.

5.3 No Conflict. The consummation of the Loan Documents does not and will not violate or conflict with any laws, rules, regulations or orders of any Governmental Authority or violate, conflict with, result in a breach of, or constitute a default (with due notice or lapse of time or both) under any Contractual Obligation (including, for avoidance of doubt, the Essential Air Service Program) or organizational documents of Great Lakes or any of its Subsidiaries except if such violations, conflicts, breaches or defaults could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.4 Organization, Powers, Capitalization and Enforceable Obligations.

(a) Organization and Powers. Great Lakes and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or formation and qualified to do business in all states where such qualification is required. The jurisdiction of organization or formation and all jurisdictions in which Great Lakes and each of its Subsidiaries is qualified to do business are set forth on Schedule 5.4(a). Great Lakes and each of its Subsidiaries has all requisite organizational power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into each Loan Document to which it is a party and to incur the Obligations, grant liens and security interests in the Collateral and carry out the Loan Documents. Great Lakes is in compliance with its charter and bylaws or partnership or operating agreement, as applicable.

(b) Capitalization. (i) The authorized Stock of Great Lakes is as set forth on Schedule 5.4(b); (ii) all issued and outstanding Stock of Great Lakes is duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens, and such Stock was issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities; (iii) the identity of the holders of more than five percent (5%) of the Stock of Great Lakes (prior to the redemption of the Stock of Great Lakes owned by Raytheon Aircraft Credit Corp.) and the percentage of their fully diluted ownership of the Stock of Great Lakes is set forth on Schedule 5.4(b); and (iv) no Stock of Great Lakes, other than those described above, are issued and outstanding. Except as provided in Schedule 5.4(b), there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from Great Lakes of any of its Stock.

(c) Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by Great Lakes of the Loan Documents and the creation of all Liens provided for therein:

(i) are within Great Lakes’ power;

(ii) have been duly authorized by all necessary corporate, limited liability company or limited partnership action;

(iii) do not contravene any provision of Great Lakes’ charter, bylaws or partnership or operating agreement as applicable;

(iv) do not violate any law or regulation, or any order or decree of any court or Governmental Authority;

(v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Great Lakes is a party or by which Great Lakes or any of its property is bound;

(vi) do not result in the creation or imposition of any Lien upon any of the property of Great Lakes other than those in favor of Collateral Agent, on behalf of the Lenders, pursuant to the Loan Documents; and

(vii) do not require the consent or approval of any Governmental Authority or any other Person, except those that have been duly obtained, made or complied with and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to each Agent for failing or recordation.

Each of the Loan Documents shall be duly executed and delivered by Great Lakes and each such Loan Document shall constitute a legal, valid and binding obligation of Great Lakes enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

5.5 Financial Statements and Projections. All Financial Statements concerning Great Lakes and its Subsidiaries which have been or will hereafter be furnished to each Agent pursuant to this Agreement have been or will be prepared in accordance with GAAP consistently applied (except as disclosed therein) and do or will present fairly in all material respects the financial condition of the entities covered thereby as at the dates thereof and the results of their operations for the periods then ended, subject to, in the case of unaudited Financial Statements, the absence of footnotes and normal year end adjustments. The Projections delivered on or prior to the Closing Date and the updated Projections delivered pursuant to Section 4.3(f) represent and will represent as of the date thereof the good faith estimate of Great Lakes and its senior management concerning the most probable course of their business.

5.6 Intellectual Property. Great Lakes and its Subsidiaries each owns, is licensed to use or otherwise has the right to use, all material Intellectual Property used in or necessary for the conduct of its business as currently conducted that is material to the condition (financial or other), business or operations of Great Lakes and its Subsidiaries and all such Intellectual Property is identified on Schedule 5.6 and fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances. Except as disclosed in Schedule 5.6, the use of such Intellectual Property by Great Lakes and its Subsidiaries and the conduct of their businesses does not and has not been alleged by any Person to infringe on the rights of any Person.

5.7 Investigations, Audits, Etc. Except as set forth on Schedule 5.7, neither Great Lakes nor any of its Subsidiaries has received notice that it is the subject of any review, audit, or investigation by any Governmental Authority (other than the FAA or DOT consistent with past practices) concerning the violation or possible violation of any Requirements of Law. Except as set forth on Schedule 5.7, neither Great Lakes nor any of its Subsidiaries is subject to (i) any non-routine FAA investigations or audits with respect to pilots or maintenance or (ii) any non-routine DOT investigations or audits with respect to its compliance with any rules or regulations governing its participation in the Essential Air Service Program or Essential Air Service Subsidies received by or owing to Great Lakes that, in all cases, could reasonably expected to result in a Material Adverse Effect.

5.8 Employee Matters. Except as set forth on Schedule 5.8, (a) neither Great Lakes nor any Subsidiary of Great Lakes nor any of their respective employees is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of Great Lakes or any of its Subsidiaries and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of Great Lakes or any of its Subsidiaries, (c) there are no picketing of any nature, strikes, slowdowns, work stoppages, controversies or other concentrated interference with normal operations pending or, to the best knowledge of Great Lakes after due inquiry, threatened between Great Lakes or any of its Subsidiaries and its respective employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (d) hours worked by and payment made to employees of Great Lakes and each of its Subsidiaries comply with the Fair Labor Standards Act, as applicable, and each other federal, state, provincial, local or foreign law applicable to such matters. Except as set forth on Schedule 5.8, neither Great Lakes nor any of its Subsidiaries is party to an employment contract.

5.9 Solvency. Both before and after giving effect to (a) the Loans outstanding or to be made or incurred on the Closing Date or such other date as Loans requested hereunder are made or incurred, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of Great Lakes, and (c) the payment and accrual of all transaction costs in connection with the foregoing, Great Lakes and each of its Subsidiaries is and will be Solvent.

5.10 Litigation; Adverse Facts.

(a) Except as set forth on Schedule 5.10, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of Great Lakes, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against Great Lakes, any Subsidiary of Great Lakes or any of their respective Properties which:

(i) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby;

(ii) that would reasonably be expected to result in equitable relief or monetary judgment(s), individually or in the aggregate, in excess of $500,000; or

(iii) would reasonably be expected to have a Material Adverse Effect.

(b) No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

5.11 Use of Proceeds; Margin Regulations.

(a) No part of the proceeds of any Loan will be used for “buying” or “carrying” “margin stock” within the respective meanings of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any other purpose that violates the provisions of the regulations of the Board of Governors of the Federal Reserve System. If requested by Administrative Agent or Collateral Agent, Great Lakes will furnish to each Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G 3 or FR Form 0 1, as applicable, referred to in Regulation U.

(b) Neither Great Lakes nor any of its Subsidiaries is (i) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (ii) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935. The making of the Loans by Lenders to Great Lakes, the application of the proceeds thereof and repayment thereof and the consummation of the Loan Documents will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

5.12 Ownership of Property; Liens. The real estate (“Real Estate”) listed in Schedule 5.12 constitutes all of the real property owned, leased, subleased, or used by Great Lakes or any of its Subsidiaries. Great Lakes and each of its Subsidiaries owns good and marketable fee simple title to all of its owned Real Estate, and valid leasehold interests in all of its leased Real Estate, all as described on Schedule 5.12, and copies of all such leases or a summary of terms thereof reasonably satisfactory to each Agent have been delivered to each Agent. Schedule 5.12 further describes any Real Estate with respect to which Great Lakes or any of its Subsidiaries is a lessor, sublessor or assignor. Great Lakes and each of its Subsidiaries also has good and marketable title to, or valid leasehold interests in, all of its personal property and assets. None of the properties and assets of Great Lakes or any of its Subsidiaries are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to Great Lakes that are reasonably likely to result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances against the properties or assets of Great Lakes or any of its Subsidiaries. Great Lakes and each of its Subsidiaries has received all deeds, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect Great Lakes’ or Subsidiary’s right, title and interest in and to all such Real Estate and other properties and assets. Schedule 5.12 also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate. No portion of Great Lakes’ or any of its Subsidiaries’ Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied. All material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

5.13 Environmental Matters. Except as set forth in Schedule 5.13: (i) Great Lakes and its Subsidiaries are and have been in compliance with all Environmental Laws, except for such noncompliance that could not reasonably be expected to result in Environmental Liabilities of Great Lakes or its Subsidiaries in excess of $250,000 in the aggregate; (ii) Great Lakes and its Subsidiaries have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits could not reasonably be expected to result in Environmental Liabilities of Great Lakes or its Subsidiaries in excess of $250,000 in the aggregate, and all such Environmental Permits are valid, uncontested and in good standing; (iii) neither Great Lakes nor any Subsidiary of Great Lakes is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of Great Lakes or Subsidiary which could reasonably be expected to be in excess of $250,000 in the aggregate, and neither Great Lakes nor Subsidiary of Great Lakes has permitted any current or former tenant or occupant of the Real Estate to engage in any such operations; and (iv) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $250,000 in the aggregate or injunctive relief against, or that alleges criminal misconduct by Great Lakes or any Subsidiary of Great Lakes.

5.14 ERISA.

(a) Schedule 5.14 lists all Plans and separately identifies all Pension Plans, including Title IV Plans, Multiemployer Plans, ESOPs and Welfare Plans, including all Retiree Welfare Plans. Copies of all such listed Plans, together with a copy of the latest form IRS/DOL 5500-series for each such Plan have been delivered to each Agent. Except with respect to Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and nothing has occurred that would cause the loss of such qualification or tax exempt status. Each Plan is in compliance with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA, including the statement required by 29 CFR Section 2520.104 23. Neither Great Lakes nor ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan. Neither Great Lakes nor ERISA Affiliate has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that would subject Great Lakes to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.

(b) Except as set forth in Schedule 5.14: (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of Great Lakes, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iv) neither Great Lakes nor ERISA Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five years no Title IV Plan of Great Lakes or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 404(b)(1) of ERISA, nor has any Title IV Plan of Great Lakes or ERISA Affiliate (determined at any time within the past five years) with Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of Great Lakes or ERISA Affiliate; (vi) except in the case of any ESOP, Stock of Great Lakes and its ERISA Affiliates makes up, in the aggregate, no more than 10% of fair market value of the assets of any Plan measured on the basis of fair market value as of the latest valuation date of any Plan; and (vii) no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by the S&P or an equivalent rating by another nationally recognized rating agency.

5.15 Brokers. Except as disclosed in Schedule 5.15, no broker or finder acting on behalf of Great Lakes or Affiliate thereof brought about the obtaining, making or closing of the Loans, and neither Great Lakes nor Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

5.16 Deposit and Disbursement Accounts. Schedule 5.16 lists all banks and other financial institutions at which Great Lakes maintains deposit or other accounts, including the Disbursement Account, and Schedule 5.16 correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, the complete account number therefore and listing of any lockboxes maintained through any financial institutions for processing payments by account debtors and other proceeds of Collateral.

5.17 Reserved.

5.18 Insurance. Schedule 5.18 lists all insurance policies of any nature maintained for current occurrences by Great Lakes.

5.19 Anti-Terrorism Law.

(a) Compliance with Law. Neither Great Lakes and, to the knowledge of Great Lakes, none of its Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) Prohibited Lists. Neither Great Lakes and to the knowledge of Great Lakes, nor any Affiliate or other agent of Great Lakes acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a person that commits, threatens or conspires to commit or support “terrorism” as defined in the Executive Order; or

(v) a person that is named as a “specialty designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c) Relationships. Neither Great Lakes nor, to the best knowledge of Great Lakes, any other agent of Great Lakes acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

5.20 Compliance with Laws. Great Lakes represents and warrants that it (i) is in compliance and each of its Subsidiaries is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority and the obligations, covenants and conditions contained in all Contractual Obligations other than those laws, rules, regulations, orders and provisions of such Contractual Obligations the noncompliance with which could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (ii) maintains and each of its Subsidiaries maintains all licenses, qualifications and permits referred to above, other than those licenses, qualifications and permits where the failure to maintain the same could not be reasonable expected to have a Material Adverse Effect.

5.21 Taxes and Tax Returns.

(a)(i) All Tax returns required to be filed by Great Lakes have been timely and properly filed and (ii) all Taxes (whether or not reflected on a Tax return) have been paid. No Governmental Authority has asserted any claim for Taxes, or to Great Lakes’ knowledge, has threatened to assert any claim for Taxes that would, if paid by Great Lakes, have a Material Adverse Effect. All Taxes required by law to be withheld or collected and remitted (including, without limitation, income, tax, unemployment insurance and workman’s compensation premiums) with respect to Great Lakes have been withheld or collected and paid to the appropriate Governmental Authorities (or are properly being held for such payment). Great Lakes has not (i) participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(3), (b)(4) or (b)(5) except to the extent such participation would not be reasonably expected to result in a Material Adverse Effect, (ii) participated in a “listed transaction” or a “transaction of interest” as described in Treasury Regulation Section 1.6011-4(b)(2) or (b)(6), respectively, or (iii) been a member of an affiliated, combined or unitary group.

(b) Great Lakes has not been notified that either the IRS or any other Governmental Authority has raised any adjustments or intends to raise such adjustments, in connection with any Taxes of Great Lakes.

(c) Great Lakes is not a party to, is bound by, or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, whether oral or written, excluding leases entered into in the ordinary course of business and sales contracts.

5.22 Agreements and Other Documents. Great Lakes has provided to each Agent or its counsel, on behalf of Lenders, accurate and complete copies (or summaries) of all of the following agreements or documents to which it is subject and each of which is listed in Schedule 5.22: supply agreements and purchase agreements not terminable by Great Lakes within sixty (60) days following written notice issued by Great Lakes and involving transactions in excess of $1,000,000 per annum; leases of Equipment having a remaining term of one year or longer and requiring aggregate rental and other payments in excess of $500,000 per annum; licenses and permits held by Great Lakes, the absence of which could reasonably be expected to have a Material Adverse Effect; instruments and documents evidencing any Indebtedness or Guaranteed Indebtedness of Great Lakes and any Lien granted by Great Lakes with respect thereto; and instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of Great Lakes.

5.23 Eligible Accounts. As to each Account that is identified by Great Lakes as an Eligible Account in a Borrowing Base Certificate submitted to each Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of Great Lakes’ business, (b) owed to Great Lakes, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Accounts.

5.24 Eligible Inventory. As to each item of Inventory that is identified by Great Lakes as Eligible Inventory in a Borrowing Base Certificate submitted to each Agent, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Inventory.

5.25 Government Contracts. Except as set forth in Schedule 5.25, Great Lakes is not a party to any contract or agreement with any Governmental Authority and none of Great Lakes’ Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.

5.26 Customer and Trade Relations. There exists no actual or, to the knowledge of Great Lakes, threatened termination or cancellation of, or any material adverse modification or change in (a) the business relationship of Great Lakes with any non-governmental customer or group of customers whose purchases during the preceding 12 calendar months caused them to be ranked among the ten largest customers of Great Lakes or (b) the business relationship of Great Lakes with any non-governmental supplier essential to its operations.

5.27 Bonding; Licenses. Except as set forth in Schedule 5.27, Great Lakes is not a party to or bound by any surety bond agreement, indemnification agreement therefor or bonding requirement with respect to products or services sold by it.

5.28 Reserved.

5.29 Full Disclosure. None of the representations or warranties made by Great Lakes or any of its Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of Great Lakes or any of its Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by or on behalf of Great Lakes to either the Administrative Agent, Collateral Agent or the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

5.30 Executive Offices, Collateral Locations, FEIN. Great Lakes’ name as it appears in official filings in its state of incorporation or organization, state of incorporation or organization, organization type, organization number, if any, issued by its state incorporation or organization, and the current location of Great Lakes’ chief executive office and the warehouses and premises at which any Collateral is located are set forth in Schedule 5.30, and none of such locations has changed within four (4) months preceding the Closing Date. In addition, Schedule 5.30 lists the federal employer identification number and organizational identification number of Great Lakes.

5.31 Qualified Airports. Schedule 5.31 lists each Qualified Airport for which Great Lakes provides Qualified Services, and, with respect to each such Qualified Airport, (a) the level of services (as characterized by the provisions of the Essential Air Service Program) provided by Great Lakes, (b) the weekly number of departures, (c) the Essential Air Service Program departure subsidy rate and (d) the date of expiry of Great Lakes’ contract with the DOT in respect to the provision of such Qualified Services.

5.32 Eligible Spare Engines. With respect to each Spare Engine that is identified by Great Lakes as an Eligible Spare Engine in a Borrowing Base Certificate submitted to each Agent, such Spare Engine meets the criteria for eligibility (other than Agent-discretionary criteria of which Great Lakes is not aware) set forth in the definition of Eligible Spare Engine.

5.33 Eligible Aircraft. With respect to each Aircraft that is identified by Great Lakes as an Eligible Aircraft in the calculation of the Term Loan Suppression Amount in a Borrowing Base Certificate submitted to each Agent, such Aircraft meets the criteria eligibility (other than Agent-discretionary criteria of which Great Lakes is not aware) set forth in the definition of Eligible Aircraft.

SECTION 6.

CONDITIONS TO LOANS

The obligations of Lenders to make Loans are subject to satisfaction of all of the applicable conditions set forth below.

6.1 Conditions to Initial Loans. The obligations of Lenders to make the initial Loans on the Closing Date are subject to the following conditions precedent:

(a) Each Agent shall have received a letter duly executed by Great Lakes authorizing each Agent to file appropriate financing statements in such office or offices as may be necessary or, in the opinion of Agents, desirable to perfect the security interests to be created by the Loan Documents;

(b) Each Agent shall have received each of the following documents, in form and substance satisfactory to each Agent, duly executed, and each such document shall be in full force and effect:

(i) this Agreement,

(ii) the Notes for each Lender requesting a Note,

(iii) the Control Agreements,

(iv) the Security Agreements, and

(v) a letter, in form and substance satisfactory to each Agent, from Raytheon Aircraft Credit Corp. (“Existing Lender”) to each Agent with respect to the amount necessary to repay in full all of the obligations of Great Lakes and its Subsidiaries owing to Existing Lender, obtain a release of all of the Liens existing in favor of Existing Lender in and to the assets of Great Lakes and its Subsidiaries, including discharging any existing International Interests on the International Registry, together with termination statements and other documentation evidencing the termination by Existing Lender of its Liens in and to the properties and assets of Great Lakes and its Subsidiaries, and additional documentation satisfactory to each Agent (in its sole discretion) evidencing that one hundred percent (100%) of the Stock of Great Lakes and its Subsidiaries held by Raytheon Aircraft Credit Corp. and its Affiliates is redeemed by Great Lakes as of the Closing Date.

(c) Each Agent shall have received a certificate from the Secretary of Great Lakes (i) attesting to the resolutions of Great Lakes’ Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents, (ii) authorizing specific officers of Great Lakes to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of Great Lakes;

(d) Each Agent shall have received copies of Great Lakes’ Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Great Lakes;

(e) Each Agent shall have received a certificate of status with respect to Great Lakes, dated within a recent date (to each Agent’s satisfaction) of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Great Lakes, which certificate shall indicate that Great Lakes is in good standing in such jurisdiction;

(f) Each Agent shall have received certificates of status with respect to Great Lakes, each dated within a recent date (to each Agent’s satisfaction) of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than Kansas and the jurisdiction of organization of Great Lakes) in which its failure to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall indicate that Great Lakes is in good standing in such jurisdictions;

(g) Each Agent shall have received a certificate signed by an Authorized Person certifying (a) all representations and warranties by Great Lakes contained in the Agreement and the Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the date hereof, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date), (b) no Default or Event of Default has occurred and is continuing as of the date hereof or would reasonably be expected to result after giving effect to this Agreement.

(h) Each Agent shall have received certificates of insurance, together with the endorsements thereto, as are required by Section 2.2, the form and substance satisfactory to each Agent;

(i) Each Agent shall have received Collateral Access Agreements with respect to Great Lakes’ Collateral located at Cheyenne, Wyoming; Denver, Colorado; Farmington, New Mexico; and Williston, North Dakota;

(j) Each Agent shall have received (i) an opinion of Great Lakes’ counsel in form and substance satisfactory to each Agent and (ii) an opinion of McAfee & Taft with respect to perfection of the Collateral Agent’s lien on the Collateral consisting of Aircraft, in form and substance satisfactory to each Agent;

(k) On a pro forma basis, taking into consideration the Loans and fees and expenses related thereto, Great Lakes shall have undrawn Availability plus unrestricted cash on the Closing Date in an aggregate amount not less than $10,000,000;

(l) Each Agent shall have completed its business, legal, and collateral due diligence, including (i) a collateral audit and review of Great Lakes’ Aircraft, books and records and verification of Great Lakes’ representations and warranties, the results of which shall be satisfactory to each Agent; and (ii) the opportunity to meet with Great Lakes’ management and advisors to discuss Great Lakes’ business, collateral audit or appraisal issues or other matters that may arise in connection with the Lender’s due diligence efforts;

(m) Each Agent shall have received completed reference checks with respect to Great Lakes’ senior management, the results of which are satisfactory to each Agent in its Permitted Discretion;

(n) Each Agent shall have received (i) a business plan which shall include a set of Projections of Great Lakes for the two (2) year period following the Closing Date (on a year by year basis, and for the 1 year period following the Closing Date, on a month by month basis), in form and substance (including as to scope and underlying assumptions) satisfactory to each Agent and (ii) any additional financial and operational information as Administrative Agent or Collateral Agent may reasonably request with respect to Great Lakes;

(o) Great Lakes shall have paid all expenses of the Agents incurred in connection with the transactions evidenced by this Agreement (including, but not limited do audit fees, attorneys’ fees, UCC search fees, appraisal fees, documentation costs and expenses and filing fees and costs);

(p) Great Lakes shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Great Lakes of the Loan Documents or with the consummation of the transactions contemplated thereby;

(q) Each Agent shall have received the results of searches with respect to the FAA, the International Registry, tax and other Liens, and judgments and of the UCC filings and filings with respect to Aircraft, Spare Engines and/or other mobile equipment or aircraft equipment made with respect to Great Lakes in the jurisdictions in which Great Lakes is doing business and/or in which any Collateral is located;

(r) Each Agent shall have received an appraisal of Great Lakes’ Aircraft by a nationally-recognized appraisal firm with experience in such matters and such appraisal shall be satisfactory to each Agent;

(s) All of Great Lakes’ accounts payable are within stated invoice terms as of the Closing Date and or as permitted in the ordinary course of Great Lakes’ business consistent with past practice;

(t) each of the conditions precedent specified in Section 6.2 shall be satisfied;

(u) Great Lakes shall have delivered evidence to the satisfaction of each Agent demonstrating that the pro forma EBITDA (determined in a manner satisfactory to each Agent) of Great Lakes for the trailing twelve month period ending September 30, 2011 was greater than $10,000,000;

(v) each Agent shall have received a completed Borrowing Base Certificate as of the Closing Date; and

(w) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to each Agent.

6.2 Conditions to All Loans.

(a) Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Loan, if, as of the date thereof (the “Funding Date”):

(i) any representation or warranty by Great Lakes contained herein or in any other Loan Document is untrue or incorrect as of such date, except to the extent that such representation or warranty expressly relates to an earlier date;

(ii) any Default or Event of Default has occurred and is continuing or would result after giving effect to any Loan;

(iii) with respect to the funding of Revolving Loans, after giving effect to any Revolving Loan, the outstanding amount of the Revolving Loan would exceed the Maximum Amount; or

(iv) with respect to the funding of Revolving Loans, the Administrative Agent has not received a Notice of Revolving Loan in accordance with the terms of this Agreement.

(b) The request and acceptance by Great Lakes of the proceeds of any Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Great Lakes that the conditions in this Section 6.2, have been satisfied and (ii) a reaffirmation by Great Lakes of the granting and continuance of Collateral Agent’s Liens, on behalf of the Lenders, pursuant to the Collateral Documents.

SECTION 7.

DEFAULT, RIGHTS AND REMEDIES

7.1 Event of Default. “Event of Default” shall mean the occurrence or existence of any one or more of the following:

(a) Payment. Failure to pay (i) when due any principal of any Loan, (ii) within two Business Days after the due date thereof, any interest on any Loan or fees payable pursuant to this Agreement or any other Loan Document or (iii) within two (2) Business Days after demand, any other amount under this Agreement or any of the other Loan Documents; or

(b) Default in Other Agreements. (1) Great Lakes or any of its Subsidiaries fails to pay when due or within any applicable grace period any principal or interest on Indebtedness (other than the Loans) or any Contingent Obligations or (2) breach or default of Great Lakes or any of its Subsidiaries, or the occurrence of any condition or event, with respect to any Indebtedness (other than the Loans) or any Contingent Obligations, if the effect of such failure, breach, default or occurrence is to cause or to permit the holder or holders to cause, Indebtedness and/or Contingent Obligations having an aggregate principal amount in excess of $250,000 to become or be declared due prior to their stated maturity; or

(c) Breach of Certain Provisions. Failure of Great Lakes to perform or comply with any term or condition contained in that portion of Section 2.2 relating to Great Lakes’ obligation to maintain insurance, Section 2.3, Section 2.8, Section 2.9, Section 2.15, Section 3 or Section 4; or

(d) Breach of Warranty. Any representation, warranty, certification or other statement made by Great Lakes in any Loan Document or in any statement or certificate at any time given by such Person in writing pursuant to or in connection with any Loan Document is false in any material respect (without duplication of materiality qualifiers contained therein) on the date made or deemed made; or

(e) Other Defaults Under Loan Documents. Great Lakes defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents (other than occurrences described in other provisions of this Section 7.1 for which a different grace or cure period is specified, or for which no cure or grace period is specified and which constitute immediate Events of Default) and such default is not remedied or waived within twenty (20) days after the earlier of (1) receipt by Great Lakes of notice from Administrative Agent, Collateral Agent or Requisite Lenders of such default or (2) actual knowledge of any officer of Great Lakes of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (1) A court enters a decree or order for relief with respect to Great Lakes or any of its Subsidiaries in an involuntary case under the Bankruptcy Code, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for sixty (60) days unless dismissed, bonded or discharged: (a) an involuntary case is commenced against Great Lakes or any of its Subsidiaries, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Great Lakes or any of its Subsidiaries, or over all or a substantial part of its property, is entered; or (c) a receiver, trustee or other custodian is appointed without the consent of Great Lakes or any of its Subsidiaries, for all or a substantial part of the property of Great Lakes or any of its Subsidiaries or; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (1) Great Lakes or any of its Subsidiaries commences a voluntary case under the Bankruptcy Code, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) Great Lakes or any of its Subsidiaries makes any assignment for the benefit of creditors; or (3) the Board of Directors of Great Lakes or any of its Subsidiaries adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 7.1(g); or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment, or similar process (other than those described elsewhere in this Section 7.1) in respect of any Litigation involving (1) an amount in any individual case in excess of $250,000 or (2) an amount in the aggregate at any time in excess of $500,000 (in either case to the extent not adequately covered by insurance in Agents’ Permitted Discretion) is entered or filed against Great Lakes or any of its Subsidiaries or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) Business Days prior to the date of any proposed sale thereunder; or

(i) Dissolution. Any order, judgment or decree is entered against Great Lakes or any of its Subsidiaries decreeing the dissolution or split up of Great Lakes or any of its Subsidiaries and such order remains undischarged or unstayed for a period in excess of ten (10) days; or

(j) Solvency. Great Lakes or any of its Subsidiaries ceases to be Solvent, fails to pay its debts as they become due or admits in writing its present or prospective inability to pay its debts as they become due; or

(k) Invalidity of Loan Documents. Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or Great Lakes or any of its Subsidiaries denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or

(l) Damage; Casualty; Revenue Reduction. Any event occurs, whether or not insured or insurable, as a result of which revenue producing activities cease or are substantially curtailed at any facility of Great Lakes or any of its Subsidiaries generating more than 15% of the consolidated revenues of Great Lakes and its Subsidiaries for the Fiscal Year preceding such event and such cessation or curtailment continues for more than sixty (60) days; or

(m) Change of Control. A Change of Control occurs; or

(n) Subordinated Indebtedness. The failure of Great Lakes or any creditor of Great Lakes or any of its Subsidiaries to comply with the terms of any Subordination Agreement, any other subordination or intercreditor agreement or any subordination provisions of any note or other document running to the benefit of Administrative Agent, Collateral Agent or Lenders, or if any such document becomes null and void or any party denies further liability under any such document or provides notice to that effect; or

(o) Raytheon Payoff. Great Lakes has tax liabilities in excess of $1,000,000 and such liabilities arise in connection with or are attributable to the repayment of debt and transfer of equity of Great Lakes held by Raytheon Aircraft Credit Corp.; provided that it shall not be an Event of Default under this clause (o) if Great Lakes is diligently contesting such liabilities in good faith and in a manner which stays enforcement thereof and if appropriate expense provisions have been recorded in conformity with GAAP; or

(p) Material Contracts. The termination, suspension or loss of any Material Contract, except to the extent such termination, suspension or loss of such Material Contract could not reasonably be expected to cause a Material Adverse Effect; or

(q) Essential Air Service Program. (i) Any reduction in the annual funding for the Essential Air Service Program which might reasonably be expected to have a Material Adverse Effect, (ii) any amendment, modification, suspension or termination of the Essential Air Service Program which might reasonably be expected to result in a Material Adverse Effect, or (iii) any suspension, reduction, non-renewal or termination by the DOT of any contract or contracts with Great Lakes or any of its Subsidiaries in respect of the provision of Qualified Services to any Qualified Airport which might reasonably be expected to result in a Material Adverse Effect,

(r) FAA. Entry of any order by the FAA directed to Great Lakes or any of its Subsidiaries, the pilots employed by Great Lakes or its Subsidiaries or maintenance of Aircraft owned by Great Lakes or any of its Subsidiaries, which, in any case, might reasonably be expected to result in a Material Adverse Effect.

7.2 Suspension or Termination of Revolving Loan Commitments. Upon the occurrence of any Default or Event of Default, Administrative Agent may, and at the request of Requisite Revolving Lenders or the Collateral Agent shall, upon notice to Great Lakes, immediately suspend or terminate all or any portion of Revolving Lenders’ obligations to make additional Revolving Loans under the Revolving Loan Commitment.

7.3 Acceleration and other Remedies. Upon the occurrence of any Event of Default described in Sections 6.1(f) or 6.1(g), the Revolving Loan Commitments shall be immediately terminated and all of the Obligations, including the Loans, shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by Great Lakes. Upon the occurrence and during the continuance of any other Event of Default, Administrative Agent may, and at the request of the Requisite Lenders or the Collateral Agent shall, by written notice to Great Lakes (a) declare all or any portion of the Loans and all or any portion of the other Obligations to be, and the same shall forthwith become, immediately due and payable together with accrued interest thereon (and any Prepayment Fee), (b) terminate all or any portion of the obligations of Revolving Lenders to make Revolving Loans, or (c) exercise any other remedies which may be available under the Loan Documents or applicable law.

7.4 Performance by Agents. If Great Lakes shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, Administrative Agent or Collateral Agent may perform or attempt to perform such covenant, duty or agreement on behalf of Great Lakes after the expiration of any cure or grace periods (if any) set forth herein. In such event, Great Lakes shall, at the request of either the Administrative Agent or the Collateral Agent, promptly pay any amount expended by Administrative Agent or Collateral Agent in such performance or attempted performance to Administrative Agent or Collateral Agent, together with interest thereon at the highest rate of interest in effect upon the occurrence of an Event of Default as specified in Section 1.2(d) from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly agreed that no Agent shall have any liability or responsibility for the performance of any obligation of Great Lakes under this Agreement or any other Loan Document.

SECTION 8.

ASSIGNMENT AND AGENTS

8.1 Assignment and Participations.

(a) This Agreement shall be binding upon and inure to the benefit of Great Lakes, each Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that Great Lakes may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Agent and each Lender.

(b) Any Lender may at any time sell to one or more banks or financial institutions (a “Participant”) participating interests in all or any portion of its Loan, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Loan, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Great Lakes, Agents, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Loan hereunder in which such Participant is participating, (B) reduce the interest rate (other than a waiver of default interest) applicable to the Loan in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Loan hereunder in which such Participant is participating, (D) postpone the date of payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) change the amount or due dates of scheduled and mandatory principal repayments, and (v) all amounts payable by Great Lakes hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or any other Loan Document or any direct rights as to the other Lenders, Agents, Great Lakes, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves. Each Lender that sells a participation shall, acting solely for this purpose as an agent for Great Lakes, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(c) Any Lender, with the consent of each Agent (not to be unreasonably withheld, conditioned or delayed) and, so long as no Default or Event of Default has occurred and continuing, with the consent of Great Lakes (not to be unreasonably withheld, conditioned or delayed), may sell, assign or transfer all or any part of its rights and obligations under or relating to Loans and/or Commitments under this Agreement and the other Loan Documents to one or more Permitted Assignees (each a “Purchasing Lender”), in minimum amounts of not less than $1,000,000, pursuant to a Assignment Agreement, executed by a Purchasing Lender, the assigning Lender, and each Agent and delivered to the Administrative Agent for recording; provided, however, that such minimum amount shall not apply, and the consent of the Agents and Great Lakes shall not be required (but the Purchasing Lender shall nevertheless provide each Agent with a fully executed copy of the Assignment Agreement), if the Purchasing Lender is a Permitted Assignee pursuant to clauses (a), (c), or (d) of the definition of Permitted Assignee. Upon such execution, delivery, acceptance and recording, from and after the assignment effective date determined pursuant to such Assignment Agreement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment Agreement, have the rights and obligations of a Lender hereunder and (ii) the assigning Lender thereunder shall, to the extent provided in such Assignment Agreement, be released from its obligations under this Agreement, the Assignment Agreement creating a novation for that purpose. Such Assignment Agreement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Revolving Loan Commitments arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such assigning Revolving Lender under this Agreement and the other Loan Documents. Great Lakes hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Revolving Loan Commitments arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such assigning Lender under this Agreement and the other Loan Documents. Great Lakes shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(d) [Reserved].

(e) Great Lakes authorizes, subject to Section 9.13, each Lender to disclose to any Purchasing Lender and Participant and any prospective Purchasing Lender and prospective Participant any and all financial information in such Lender’s possession concerning Great Lakes which has been delivered to such Lender by or on behalf of Great Lakes pursuant to this Agreement or in connection with such Lender’s credit evaluation of Great Lakes.

(f) Notwithstanding anything in this Agreement or the other Loan Documents, (x) neither Crystal, GB Merchant, nor any of their respective Affiliates shall be required to comply with Section 8.1 in connection with any transaction involving any other Affiliate of Crystal or GB Merchant or any of its or their lenders or funding or financing sources, none of the foregoing shall be considered a Purchasing Lender, and neither Crystal, GB Merchant nor any of their respective Affiliates shall have an obligation to disclose any such transaction to any Person, and (y) there shall be no limitation or restriction on (I) the ability of Crystal, GB Merchant or any of their respective Affiliates to assign or otherwise transfer its rights and/or obligations under this Agreement or any other Loan Document, any commitment, or any Obligation to any other Affiliate of Crystal or GB Merchant or any lender or financing or funding source of Crystal, GB Merchant or any of their respective Affiliates or (II) any such lender’s or funding or financing source’s ability to assign or otherwise transfer its rights and/or obligations under this Agreement or any other Loan Document, any commitment, or any Obligation; provided, however, that Crystal or GB Merchant, as applicable, shall continue to be liable as a “Lender” under this Agreement and the other Loan Documents unless such other Person complies with the provisions of this Agreement to become a “Lender.”

(g) Great Lakes shall not, and shall not permit any Subsidiary or Affiliate to purchase, redeem, prepay, tender for or otherwise acquire, directly or indirectly, any of the outstanding Loans except upon the full repurchase or prepayment of the Loans in accordance with the other terms of this Agreement. Great Lakes will promptly cancel all Loans acquired by it or any of its Subsidiaries or Affiliates pursuant to any purchase, redemption, prepayment or tender for the Loans pursuant to any provision of this Agreement or otherwise and no Loans may be issued in substitution or exchange for any such Loans. For the avoidance of doubt, this Section is not intended and shall not prevent Great Lakes from making (a) regularly scheduled payments of principal and interest with respect to the Loans, or (b) any prepayments of the Loans not otherwise prohibited by this Agreement.

(h) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, (i) a Lender may pledge, or grant a security interest in, all or any portion of its rights and other obligations under or relating to Loans under this Agreement and the other Loan Documents to a bank or other funding source or any trustee or agent therefor in support of obligations owing by such Lender to such Persons and (ii) any Lender which is a fund may pledge, or grant a security interest in, all or any portion of its rights and other obligations under or relating to Loans under this Agreement and the other Loan Documents to its trustee in support of its obligation to its trustee. No pledge or grant of a security interest pursuant to this clause (h) shall release the transferor Lender from any of its obligations hereunder.

(i) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, GB Merchant and Crystal shall have a right of first offer with respect to a proposed sale or assignment by another Lender of its portion of the Loans regardless of whether before or after the occurrence of an Event of Default (other than a sale or assignment to a Permitted Assignee pursuant to clauses (a), (c) or (d) of such definition or an assignment pursuant to Section 8.1(f)(I) or 8.1(f)(II)). Within five (5) Business Days of receipt by the non-assigning Lenders of notice of a proposed sale or assignment of the assigning Lender’s portion of the Loans, the non-assigning Lenders shall have the right to purchase all, but not less than all, of the Loans on the same terms and conditions set forth in Section 8.1; provided that if more than one non-assigning Lender exercises its right to purchase such Loans, then such Lenders shall purchase the Loans on a pro rata basis.

8.2 Agent.

(a) Appointment.

(i) Administrative Agent. Each Lender hereby designates and appoints Crystal as its Administrative Agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes Crystal, as Administrative Agent, to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. In performing its functions and duties under this Agreement, Administrative Agent shall act solely as agent of the applicable Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Great Lakes or its Subsidiaries. Administrative Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

(ii) Collateral Agent. Each Lender hereby designates and appoints GB Merchant as its Collateral Agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes GB Merchant, as Collateral Agent, to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. In performing its functions and duties under this Agreement, Collateral Agent shall act solely as agent of the applicable Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Great Lakes or its Subsidiaries. Collateral Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

(iii) Agents are authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders subject to the requirement that certain of Lenders’ consent be obtained in certain instances as provided in this Section 8.2 and Section 9.2. The provisions of this Section 8.2 are solely for the benefit of Agents and Lenders and neither Great Lakes nor any of its Subsidiaries shall have any rights as a third-party beneficiary of any of the provisions hereof.

(b) Nature of Duties. The duties of each Agent shall be mechanical and administrative in nature. Agents shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon Administrative Agent or Collateral Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of Great Lakes in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of Great Lakes and neither Administrative Agent nor Collateral Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than as expressly required herein). If either Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then such Agent shall send notice thereof to each applicable Lender. Agents shall notify each applicable Lender any time that the Requisite Lenders and/or the Requisite Revolving Lenders have instructed Agents to act or refrain from acting pursuant hereto. Notwithstanding anything contained herein to the contrary, the Collateral Agent agrees to consult with the Administrative Agent in the exercise of any rights and remedies in respect of realizing upon the Collateral.

(c) Rights, Exculpation, Etc. Neither Agent nor any of their respective officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that Agents shall be liable to the extent of their own gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction. Agents shall not be liable for any apportionment or distribution of payments made in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). In no event shall Agents be liable for punitive, special, consequential, incidental, exemplary or other similar damages. In performing their respective functions and duties hereunder, each Agent shall exercise substantially the same care which it would in dealing with loans for its own account, but neither Agent nor any of their respective agents or representatives shall be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectability, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of Great Lakes. Agents shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of Great Lakes, or the existence or possible existence of any Default or Event of Default. Agents may at any time request instructions from Requisite Lenders, Requisite Revolving Lenders or all affected Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents, Agents are permitted or required to take or to grant. If such instructions are requested, Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Requisite Lenders, Requisite Revolving Lenders, or all affected Lenders, as applicable. Without limiting the foregoing, no Lender shall have any right of action whatsoever against either Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders, Requisite Revolving Lenders or all affected Lenders, as applicable; and, notwithstanding the instructions of Requisite Lenders, Requisite Revolving Lenders or all affected Lenders, as applicable, no Agent shall have any obligation to take any action if it believes, in good faith, that such action is deemed to be illegal by such Agent or exposes such Agent to any liability for which it has not received satisfactory indemnification in accordance with Section 8.2(e).

(d) Reliance. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any written or oral notices, statements, certificates, orders or other documents or any telephone message or other communication (including any electronic communication, writing, or fax) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder. Each Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by such Agent in its Permitted Discretion.

(e) Indemnification. Lenders will reimburse and indemnify each Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys’ fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Administrative Agent or Collateral Agent in its capacity as such in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by the Administrative Agent or the Collateral Agent in its capacity as such in under this Agreement or any of the Loan Documents, in proportion to each Lender’s Pro Rata Share; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from an Agent’s gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction. If any indemnity furnished to an Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by the Requisite Lenders, the Requisite Revolving Lenders or such other portion of the Lenders as shall be prescribed by this Agreement until such additional indemnity is furnished. The obligations of Lenders under this Section 8.2(e) shall survive the payment in full of the Obligations and the termination of this Agreement.

(f) Crystal (or any successor Administrative Agent); GB Merchant (or any successor Collateral Agent).

(i) With respect to its Commitments and Loans hereunder, Crystal (or any successor Administrative Agent) shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Requisite Lenders”, “Requisite Revolving Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include Crystal (or any successor Administrative Agent) in its individual capacity as a Lender, one of the Requisite Lenders or one of the Requisite Revolving Lenders. Crystal (or any successor Administrative Agent), either directly or through strategic affiliations, may lend money to, acquire equity or other ownership interests in, provide advisory services to and generally engage in any kind of banking, trust or other business with Great Lakes or any of its Subsidiaries as if it were not acting as Administrative Agent pursuant hereto and without any duty to account therefor to Lenders. Crystal (or any successor Administrative Agent), either directly or through strategic affiliations, may accept fees and other consideration from Great Lakes or any of its Subsidiaries for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

(ii) With respect to its Commitments and Loans hereunder, GB Merchant (or any successor Collateral Agent) shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Requisite Lenders”, “Requisite Revolving Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include GB Merchant (or any successor Collateral Agent) in its individual capacity as a Lender, one of the Requisite Lenders or one of the Requisite Revolving Lenders. GB Merchant (or any successor Collateral Agent), either directly or through strategic affiliations, may lend money to, acquire equity or other ownership interests in, provide advisory services to and generally engage in any kind of banking, trust or other business with Great Lakes or any of its Subsidiaries as if it were not acting as Collateral Agent pursuant hereto and without any duty to account therefor to Lenders. GB Merchant (or any successor Collateral Agent), either directly or through strategic affiliations, may accept fees and other consideration from Great Lakes or any of its Subsidiaries for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

(g) Resignation; Successor Agents.

(i) Administrative Agent Resignation; Successor.

(A)	Resignation. Administrative Agent may resign from the performance of all its agency functions and duties hereunder at any time by giving at least thirty (30) days’ prior written notice to Collateral Agent, Great Lakes and Lenders. Such resignation shall take effect upon the acceptance by a successor Administrative Agent of appointment pursuant to clause (ii) below or as otherwise provided in clause (ii) below.

(B)	Appointment of Successor. Upon any such applicable notice of resignation pursuant to clause (i) above, the Collateral Agent shall have the right, in Collateral Agent’s Permitted Discretion to assume the role of Administrative Agent and if the Collateral Agent declines to assume such role as Administrative Agent, the Requisite Lenders shall appoint a successor Administrative Agent, which shall be reasonably acceptable to the Collateral Agent, and, unless an Event of Default has occurred and is continuing, shall be reasonably acceptable to Great Lakes. If a successor Administrative Agent shall not have been so appointed within the thirty (30) day period referred to in clause (i) above, the retiring Administrative Agent upon notice to Collateral Agent, and Great Lakes, shall then appoint a successor Administrative Agent who shall serve as Administrative Agent until such time, if any, as Requisite Lenders appoint a successor Administrative Agent in the manner as provided above; provided that if the Administrative Agent has not appointed (or chooses not to appoint) a successor Administrative Agent then the Requisite Lenders shall serve as the successor Administrative Agent until such time when the Requisite Lenders appoint a successor Administrative Agent.

(C)	Successor Agents. Upon the acceptance of any appointment as Administrative Agent under the Loan Documents by a successor Administrative Agent (or the assumption by the Requisite Lenders as successor Administrative Agent) such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Administrative Agent’s resignation as Administrative Agent the provisions of this Section 8.2 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it in its capacity as Administrative Agent.

(ii) Collateral Agent Resignation; Successor.

(A)	Resignation. Collateral Agent may resign from the performance of all its agency functions and duties hereunder at any time by giving at least thirty (30) days’ prior written notice to Administrative Agent, Great Lakes and Lenders. Such resignation shall take effect upon the acceptance by a successor Collateral Agent of appointment pursuant to clause (ii) below or as otherwise provided in clause (ii) below.

(B)	Appointment of Successor. Upon any such applicable notice of resignation pursuant to clause (i) above, the Administrative Agent shall have the right, in Administrative Agent’s Permitted Discretion, to assume the role of Collateral Agent, and if the Administrative Agent declines to assume such role as Collateral Agent, the Requisite Lenders shall appoint a successor Collateral Agent, which shall be reasonably acceptable to the Administrative Agent, and, unless an Event of Default has occurred and is continuing, shall be reasonably acceptable to Great Lakes. If a successor Collateral Agent shall not have been so appointed within the thirty (30) day period referred to in clause (i) above, the retiring Collateral Agent upon notice to the Administrative Agent and Great Lakes, shall then appoint a successor Collateral Agent who shall serve as Collateral Agent until such time, if any, as Requisite Lenders appoint a successor Collateral Agent in the manner as provided above; provided that if the Collateral Agent has not appointed (or chooses not to appoint) a successor Collateral Agent then the Requisite Lenders shall serve as the successor Collateral Agent until such time when the Requisite Lenders appoint a successor Collateral Agent.

(C)	Successor Agents. Upon the acceptance of any appointment as Collateral Agent under the Loan Documents by a successor Collateral Agent (or the assumption by the Requisite Lenders as successor Collateral Agent) such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent and the retiring Collateral Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Collateral Agent’s resignation as Collateral Agent the provisions of this Section 8.2 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it in its capacity as Collateral Agent.

(h) Collateral Matters.

(i) Release of Collateral. Lenders hereby irrevocably authorize Collateral Agent, at its option and in its Permitted Discretion, to release any Lien granted to or held by Collateral Agent upon any Collateral (x) upon termination of the Revolving Loan Commitments and payment and satisfaction of all Obligations (other than contingent indemnification obligations to the extent no claims giving rise thereto have been asserted), (y) constituting property being sold or disposed of if Great Lakes (or any of them) certify to each Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and each Agent may rely in good faith conclusively on any such certificate, without further inquiry) or (z) in accordance with the provisions of the next sentence. In addition, with the consent of Requisite Lenders and the Administrative Agent, Collateral Agent may release any Lien granted to or held by Collateral Agent upon any

Collateral having a book value not greater than ten percent (10%) of the total book value of all Collateral, either in a single transaction or in a series of related transactions.

(ii) Confirmation of Authority; Execution of Releases. Without in any manner limiting Collateral Agent’s authority to act without any specific or further authorization or consent by Lenders (as set forth in Section 8.2(h)(i)), each Lender agrees to confirm in writing, upon request by each Agent or Great Lakes, the authority to release any Collateral conferred upon Collateral Agent under clauses (x) and (y) of Section 8.2(h)(i). Upon receipt by Collateral Agent of any required confirmation from the Administrative Agent and Requisite Lenders of its authority to release any particular item or types of Collateral, and upon at least ten (10) Business Days’ prior written request by Great Lakes, Collateral Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Collateral Agent upon such Collateral; provided, however, that (x) Collateral Agent shall not be required to execute any such document on terms which, in Collateral Agent’s opinion, would expose Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (y) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Great Lakes or any of its Subsidiaries, in respect of), all interests retained by Great Lakes or any of its Subsidiaries, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(iii) Absence of Duty. Collateral Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by the Collateral Documents exists or is owned by Great Lakes or any of its Subsidiaries or is cared for, protected or insured or has been encumbered or that the Liens granted to Collateral Agent have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Collateral Agent in this Section 8.2(h) or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by the Collateral Documents or any act, omission or event related thereto, Collateral Agent may act in any manner it may deem appropriate, in its Permitted Discretion, given Collateral Agent’s own interest in property covered by the Collateral Documents as one of the Lenders and that Collateral Agent shall have no duty or liability whatsoever to any of the other Lenders, provided that Collateral Agent shall exercise the same care which it would in dealing with loans for its own account.

(i) Agency for Perfection. Collateral Agent, Administrative Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Collateral Agent’s security interest in assets which, in accordance with the Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Collateral Agent) obtain possession or control of any such assets, such Lender shall notify Collateral Agent thereof, and, promptly upon Collateral Agent’s request therefor, shall deliver such assets to Collateral Agent or in accordance with Collateral Agent’s instructions or transfer control to Collateral Agent in accordance with Collateral Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Collateral Document or to realize upon any collateral security for the Loans unless instructed to do so by Collateral Agent in writing, it being understood and agreed that such rights and remedies may be exercised only by Collateral Agent.

(j) Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and Fees required to be paid to Administrative Agent for the account of Lenders, unless Agents shall have received written notice from a Lender or Great Lakes referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Each Agent will use reasonable efforts to notify each Lender of its receipt of any such notice. Agents shall take such action with respect to such Default or Event of Default as may be requested by Requisite Lenders in accordance with Section 7. Unless and until Agents have received any such request, Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

(k) Lender Actions Against Collateral. Each Lender agrees that it will not take any enforcement action, nor institute any actions or proceedings, with respect to the Loans, against Great Lakes or any of its Subsidiaries or under the other Loan Documents or against any Collateral (including the exercise of any right of set-off without the consent of each Agent and Requisite Lenders.) All such enforcement actions and proceedings shall be taken in concert and at the direction with the consent of each Agent or Requisite Lenders. Administrative Agent is authorized to issue all notices to be issued by or on behalf of Lenders with respect to any Subordinated Debt. With respect to any action by Administrative Agent or Collateral Agent to enforce the rights and remedies of Administrative Agent, Collateral Agent and the Lenders under this Agreement and the other Loan Documents, each Lender hereby consents to the jurisdiction of the court in which such action is maintained, and agrees to deliver its Notes to each Agent to the extent necessary to enforce the rights and remedies of each Agent for the benefit of the Agents and Lenders under the Mortgages in accordance with the provisions hereof.

(l) Agent Reports. Each Lender may from time to time receive one or more reports or other information (each, a “Report”) prepared by or on behalf of an Agent (or one or more of such Agent’s Affiliates). With respect to each Report, each Lender hereby agrees that:

(i) No Agent (nor such Agent’s Affiliates) shall have any duties or obligations in connection with or as a result of a Lender receiving a copy of a Report, which will be provided solely as a courtesy, without consideration. Each Lender will perform its own diligence and will make its own independent investigation of the operations, financial conditions and affairs of Great Lakes and its Subsidiaries and will not rely on any Report or make any claim that it has done so. In addition, each Lender releases, and agrees that it will not assert, any claim against an Agent (or one or more of such Agent’s Affiliates) that in any way relates to any Report or arises out of a Lender having access to any Report or any discussion of its contents, and each Lender agrees to defend, indemnify and hold harmless such Agent (and such Agent’s Affiliates) and their respective officers, directors, employees, agents, representatives and attorneys from all claims, liabilities and expenses relating to a breach by a Lender or any of its personnel of this Section or otherwise arising out of a Lender’s access to any Report or any discussion of its contents;

(ii) Each Report may not be complete and certain information and findings obtained by an Agent (or one or more of such Agent’s Affiliates) regarding the operations and condition of Great Lakes and its Subsidiaries may not be reflected in each Report. Agents (and Agents’ Affiliates) make no representations or warranties of any kind with respect to (i) any existing or proposed financing; (ii) the accuracy or completeness of the information contained in any Report or in any other related documentation; (iii) the scope or adequacy of Agents’ (and Agents’ Affiliates’) due diligence, or the presence or absence of any errors or omissions contained in any Report or in any other related documentation; and (iv) any work performed by or on behalf of Agents (or one or more of Agents’ Affiliates) in connection with or using any Report or any related documentation; and

(iii) Each Lender agrees to safeguard each Report and any related documentation with the same care which it uses with respect to information of its own which it does not desire to disseminate or publish, and agrees not to reproduce or distribute or provide copies of or disclose any Report or any other related documentation or any related discussions to anyone.

8.3 Set Off and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by Great Lakes at any time or from time to time, with reasonably prompt subsequent notice to Great Lakes (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (A) balances held by such Lender at any of its offices for the account of Great Lakes (regardless of whether such balances are then due to Great Lakes), and (B) other property at any time held or owing by such Lender to or for the credit or for the account of Great Lakes, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of each Agent and the Requisite Lenders. Notwithstanding anything herein to the contrary, the failure to give notice of any set off and application made by such Lender to Great Lakes shall not affect the validity of such set off and application. Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender entitled to share in the amount so set off in accordance with their respective Pro Rata Shares. Great Lakes agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and upon doing so shall deliver such amount so set off to the Administrative Agent for the benefit of all Lenders entitled to share in the amount so set off in accordance with their Pro Rata Shares.

SECTION 9.

MISCELLANEOUS

9.1 Indemnities. Great Lakes agrees, to indemnify, pay, and hold each Agent, each Lender and their respective Affiliates, officers, directors, employees, agents, and attorneys (the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses (including all reasonable fees and expenses of counsel to such Indemnitees) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Indemnitee as a result of such Indemnitees being a party to this Agreement or the transactions consummated pursuant to this Agreement or otherwise relating to any of the Loan Documents; provided, that Great Lakes shall not have any obligation to an Indemnitee hereunder with respect to liabilities to the extent resulting from the gross negligence or willful misconduct of that Indemnitee as finally determined by a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Great Lakes agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

9.2 Amendments and Waivers.

(a) Except for actions expressly permitted to be taken by Agents, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by Great Lakes therefrom, shall in any event be effective unless the same shall be in writing and signed by Great Lakes, and by Requisite Lenders, Requisite Revolving Lenders or all affected Lenders, as applicable. Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

(b) No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 6.2 to the making of any Loan shall be effective unless the same shall be in writing and signed by each Agent, Requisite Lenders and Great Lakes. Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Loans set forth in Section 6.2 unless the same shall be in writing and signed by each Agent, Requisite Lenders and Great Lakes.

(c) No amendment, modification, termination or waiver shall, unless in writing and signed by each Agent and each Lender directly affected thereby: (i) increase the principal amount, or postpone or extend the scheduled date of expiration, of any Lender’s Commitment (which action shall be deemed to directly affect all Lenders); (ii) reduce the principal of, rate of interest on (other than any determination or waiver to charge or not charge interest at the Default Rate) or Fees payable with respect to any Loan of any affected Lender; (iii) extend any scheduled payment date or final maturity date of the principal amount of any Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender (which action shall be deemed only to affect those Lenders to whom such payments are made); (v) release all or substantially all of the Collateral, except as otherwise provided in this

Agreement or the other Loan Documents; (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder (which action shall be deemed to directly affect all Lenders); and (vii) amend or waive this Section 9.2 or the definition of the terms “Requisite Lenders” or “Requisite Revolving Lenders” insofar as such definition affects the substance of this Section 9.2 or the term “Pro Rata Share” (which action shall be deemed to directly affect all Lenders). Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of each Agent under this Agreement or any other Loan Document shall be effective unless in writing and signed by each Agent in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for either Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on Great Lakes in any case shall entitle Great Lakes to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

9.3 Notices; Effectiveness. Any Communication required shall be in writing addressed to the respective party as set forth below and may be personally served by telecopier transmission, by United States certified or registered mail or by a nationally-recognized overnight courier. A Communication shall be deemed to have been given: (i) upon receipt, if delivered in person; (ii) upon receipt (confirmed by automatic answer back or like evidence of receipt), if sent by telecopier during normal business hours at the office of the recipient on the date of transmission if transmitted on a Business Day before 3:00 p.m. Boston time; (iii) one (1) Business Day after delivery to the courier properly addressed, if delivered by overnight courier; or (iv) four (4) Business Days after deposit with postage prepaid and properly addressed, if delivered by United States certified or registered mail.

In any such case, such Communication to any party shall, if made in writing, be made to the address of such party indicated below for receiving Communications in writing and, if made by telecopier, shall be made to such fax number as indicated below. Any party may from time to time change its address for receiving Communications in writing, or its fax number, by sending a notice to the other parties hereto in writing.

While the parties may communicate by electronic means to the electronic addresses set forth below, no Communication shall be deemed given unless and until the same is deemed given in accordance with the first paragraph in this Section 9.3.

If to Great Lakes:	Great Lakes Aviation, Ltd. 1022 Airport Parkway Cheyenne, WY 82001 Attn: Lisa Reeb (307-432-7053) or Mike Tuinstra (307-432-7150)

With a copy to:	Briggs and Morgan, P.A. 2200 IDS Center 80 South 8th Street Minneapolis, MN Attention: Michael Gordon Phone: (612) 977-8562 Fax: (612) 977-8650 Electronic address: mgordon@briggs.com

If to Administrative Agent:	Crystal Financial LLC Two International Place Boston, MA 02110 Attn: Josh Franklin, Managing Director Phone: (617) 428-8708 Fax: (617) 428-8701 Electronic address: jfranklin@crystalfinco.com

With a copy to:	Proskauer Rose, LLP One International Place Boston, MA 02110 Attn: Peter J. Antoszyk Fax: (617) 526-9899 Electronic address: pantoszyk@proskauer.com

If to Collateral Agent:	GB Merchant Partners, LLC 101 Huntington Avenue, 10th Floor Boston, MA 02199 Attn: Lisa Galeota Fax: (617) 210-7141 Electronic address: lgaleota@gordonbrothers.com

With a copy to:	Proskauer Rose, LLP One International Place Boston, MA 02110 Attn: Peter J. Antoszyk Fax: (617) 526-9899 Electronic address: pantoszyk@proskauer.com

If to a Lender:	To the address or fax number set forth on the signature page hereto or in the applicable Assignment Agreement

9.4 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of Agents or any Lender to exercise, nor any partial exercise of, any power, right or privilege hereunder or under any other Loan Documents shall impair such power, right, or privilege or be construed to be a waiver of any Default or Event of Default. All rights and remedies existing hereunder or under any other Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available.

9.5 Marshaling; Payments Set Aside. Neither Agents nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that Great Lakes makes payment(s) or Agents enforce the Liens or Agents or any Lender exercises its right of set-off, and such payment(s) or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone (whether as a result of any demand, litigation, settlement or otherwise), then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

9.6 Severability. The invalidity, illegality, or unenforceability in any jurisdiction of any provision under the Loan Documents shall not affect or impair the remaining provisions in the Loan Documents.

9.7 Lenders’ Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several and not joint and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. In the event that any Lender at any time should fail to make a Loan as herein provided, the Lenders, or any of them, at their sole option, may make the Loan that was to have been made by the Lender so failing to make such Loan. Nothing contained in any Loan Document and no action taken by Administrative Agent or Collateral Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt.

9.8 Headings. Section and subsection headings are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes or be given substantive effect.

9.9 Applicable Law. THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS WHICH DOES NOT EXPRESSLY SET FORTH APPLICABLE LAW SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

9.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that Great Lakes may not assign its rights or obligations hereunder without the written consent of all Lenders. GB Merchant and any of its Affiliates, in its capacity as a Lender, may, without the written consent of Great Lakes, grant a security interest in all or any of GB Merchant’s and any of its Affiliates’ rights as a Lender under this Agreement and the other Loan Documents to Regions Bank, an Alabama bank (“Regions”), in connection with the financing arrangements entered into between GB Merchant and any of its Affiliates and Regions. Upon request by Regions and subject to compliance by Regions with the terms of Section 8.1 hereof, Great Lakes and the Administrative Agent hereby agree to recognize Regions as a “Lender” under this Agreement and, upon Regions’ written request therefor, execute and deliver an Assignment Agreement in order to cause Regions to become a “Lender” for all purposes under this Agreement and the other Loan Documents.

9.11 No Fiduciary Relationship; Limited Liability. No provision in the Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to Great Lakes by any Agent or any Lender. Great Lakes agrees that no Agent nor any Lender shall have liability to Great Lakes (whether sounding in tort, contract or otherwise) for losses suffered by Great Lakes in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless and to the extent that it is determined that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought as determined by a final non-appealable order by a court of competent jurisdiction. No Agent nor any Lender shall have any liability with respect to, and Great Lakes hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by Great Lakes in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.12 Construction. Each Agent, each Lender and Great Lakes acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by each Agent, each Lender and Great Lakes.

9.13 Confidentiality. Until the Maturity Date, each Agent and each Lender agrees to exercise their best efforts to keep confidential any non-public information delivered pursuant to the Loan Documents and identified as such by Great Lakes and not to disclose such information to Persons other than to potential assignees or participants or to any Affiliate of, or Persons employed by or engaged, by an Agent, a Lender or any of their respective Affiliates or a Lender’s assignees or participants including attorneys, auditors, funding and funding sources, professional consultants, rating agencies, insurance industry associations and portfolio management services, provided, that each Agent and each Lender shall cause any potential assignees or participants to execute a confidentiality agreement pursuant to which such potential assignee or participant agrees to the confidentiality provisions contained in this Section 9.13. The confidentiality provisions contained in this Section 9.13 shall not apply to disclosures (i) required to be made by either Agent or any Lender to any regulatory or governmental agency or pursuant to law, rule, regulations or legal process or (ii) consisting of general portfolio information that does not specifically identify Great Lakes. Great Lakes consents to the publication by each Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. Such Agent or such Lender shall provide a draft of any such tombstone or similar advertising material to Great Lakes for review and comment prior to the publication thereof. Such Agent may provide to industry trade organizations information with respect to the Credit Facility that is necessary and customary for inclusion in league table measurements. The obligations of Agents and Lenders under this Section 9.13 shall supersede and replace the obligations of Agents and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agents or any Lender prior to the date hereof.

9.14 CONSENT TO JURISDICTION. GREAT LAKES CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN NEW YORK COUNTY, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENTS’ ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. GREAT LAKES EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. GREAT LAKES HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON GREAT LAKES BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO GREAT LAKES, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

9.15 WAIVER OF JURY TRIAL. GREAT LAKES, EACH AGENT AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. GREAT LAKES, EACH AGENT AND EACH LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. GREAT LAKES, EACH AGENT AND EACH LENDER WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

9.16 Survival of Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans and the execution and delivery of the Notes. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Great Lakes and any Subsidiary set forth in Sections 1.3(d), 1.9 and 9.1 shall survive the repayment of the Obligations and the termination of this Agreement.

9.17 Entire Agreement. This Agreement, the Notes and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior commitments, agreements, representations, and understandings, whether oral or written, relating to the subject matter hereof, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. All Exhibits, Schedules and Annexes referred to herein are incorporated in this Agreement by reference and constitute a part of this Agreement.

9.18 Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one in the same instrument. Signature pages to this Agreement and the other Loan Documents may be detached from multiple separate counterparts and attached to the same document and a telecopy or a PDF of any such executed signature page shall be valid as an original. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

9.19 Replacement of Lenders.

(a) Within fifteen (15) days after receipt by Great Lakes of written notice and demand from any Lender for payment pursuant to Section 1.9 or, as provided in this Section 9.19(c), in the case of certain refusals by any Lender to consent to certain proposed amendments, modifications, terminations or waivers with respect to this Agreement that have been approved by Requisite Lenders, Requisite Revolving Lenders or all affected Lenders, as applicable (any such Lender demanding such payment or refusing to so consent being referred to herein as an “Affected Lender”), Great Lakes may, at its option, notify each Agent and such Affected Lender of its intention to do one of the following:

(i) Great Lakes may obtain, at Great Lakes’ expense, a replacement Lender (“Replacement Lender”) for such Affected Lender, which Replacement Lender shall be reasonably satisfactory to each Agent. In the event Great Lakes obtains a Replacement Lender that will purchase all outstanding Obligations owed to such Affected Lender and assume its Commitments hereunder within ninety (90) days following notice of Great Lakes’ intention to do so, the Affected Lender shall sell and assign all of its rights and delegate all of its obligations under this Agreement to such Replacement Lender in accordance with the provisions of Section 8.1, provided that Great Lakes has reimbursed such Affected Lender for any fee payable pursuant to Section 8.1 and, in any case where such replacement occurs as the result of a demand for payment pursuant to Section 1.9, paid all amounts required to be paid to such Affected Lender pursuant to Section 1.9 through the date of such sale and assignment; or

(ii) Great Lakes may, subject to Section 1.4, with each Agent’s consent, prepay in full all outstanding Obligations owed to such Affected Lender and with respect to any Revolving Lender who is an Affected Lender terminate such Affected Lender’s Pro Rata Share of the Revolving Loan Commitment in which case the Revolving Loan Commitment will be reduced by the amount of such Pro Rata Share. Great Lakes shall, subject to Section 1.4, within ninety (90) days following notice of its intention to do so, prepay in full all outstanding Obligations owed to such Affected Lender (including, any Prepayment Fee) and, in any case where such prepayment occurs as the result of a demand for payment for increased costs, such Affected Lender’s increased costs for which it is entitled to reimbursement under this Agreement through the date of such prepayment), and with respect to any Revolving Lender who is an Affected Lender terminate such Affected Lender’s obligations under the Revolving Loan Commitment.

(b) In the case of a Defaulting Lender, at Great Lakes’ request, each Agent or a Person acceptable to each Agent shall have the right with each Agent’s consent and in each Agent’s Permitted Discretion (but shall have no obligation) to purchase from any Defaulting Lender, and each Defaulting Lender agrees that it shall, at Administrative Agent’s or Collateral Agent’s request, sell and assign to such Agent or such Person, all of the Loans and Commitments of that Defaulting Lender for an amount equal to the principal balance of all Loans held by such Defaulting Lender and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(c) If, in connection with any proposed amendment, modification, waiver or termination pursuant to Section 9.2 (a “Proposed Change”) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”); then, so long as no Agent is a Non-Consenting Lender, a Person reasonably acceptable to each Agent shall have the right with each Agent’s consent and in each Agent’s Permitted Discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon such Agent’s request, sell and assign to such Agent or such Person, all of the Loans and Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and Fees and other Obligations owing (including, any Prepayment Fee) with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement; it being understood that an assignment pursuant to this Section 9.19(c) shall not require the consent of Great Lakes.

9.20 Delivery of Termination Statements and Mortgage Releases. Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations as to which no claim has been asserted), termination of the Revolving Loan Commitments and a release of all claims against the Agents and Lenders, and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnitee asserting any damages, losses or liabilities that are indemnified liabilities hereunder, each Agent shall deliver to Great Lakes termination statements, mortgage releases, any releases, instruments or documents necessary to release its Liens on any Aircraft, Engines or other flight related assets and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

9.21 Subordination Agreements. Each Lender hereby authorizes each Agent to enter into the Subordination Agreements, to make the representations, warranties and covenants on behalf of the Lenders therein contained, and to take such actions as it is required or authorized to take thereunder (and such actions as are reasonable incidental thereto). Each Lender agrees to be bound by the terms of the Subordination Agreements.

[Signature Pages Follow]

Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

Great Lakes:

GREAT LAKE AVIATION, LTD., as Great Lakes

By:	/s/ Michael Matthews
Name:	Michael Matthews
Title:	Chief Financial Officer

[SIGNATURE PAGE TO CREDIT AGREEMENT]

Administrative Agent:

CRYSTAL FINANCIAL LLC, as Administrative Agent

By:	/s/ Joshua B. Franklin
Name:	Joshua B. Franklin
Title:	Managing Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

Collateral Agent

GB MERCHANT PARTNERS, LLC., as Collateral Agent

By:	/s/ Lawrence E. Klaff
Name:	Lawrence E. Klaff
Title:	Managing Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

Lenders: CRYSTAL FINANCIAL SPV LLC

By:	/s/ Joshua B. Franklin
Name: Joshua B. Franklin
Title: Managing Director

CRYSTAL FINANCIAL LLC

By:	/s/ Joshua B. Franklin
Name: Joshua B. Franklin
Title: Managing Director

1903 ONSHORE FUNDING, LLC

By:	/s/ Lawrence E. Klaff
Name: Lawrence E. Klaff
Title: Managing Director

2

ANNEX A

to

CREDIT AGREEMENT

DEFINITIONS

Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

“Account Debtor” means any Person who may become obligated to Great Lakes or any of its Subsidiaries under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

“Accounting Changes” means: (a) changes in accounting principles required by GAAP and implemented by Great Lakes; (b) changes in accounting principles recommended by Great Lakes’ certified public accountants and implemented by Great Lakes; and (c) changes in carrying value of Great Lakes’ or any of its Subsidiaries’ assets, liabilities or equity accounts resulting from or as the result of any other adjustments that, in each case, were applicable to, but not included in, the Pro Forma.

“Accounts” means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by Great Lakes or any of its Subsidiaries, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of Great Lakes’ and its Subsidiaries’ rights in, to and under all purchase orders or receipts for goods or services, (c) all of Great Lakes’ and its Subsidiaries’ rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to Great Lakes or its Subsidiaries for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by Great Lakes or its Subsidiaries or in connection with any other transaction (whether or not yet earned by performance on the part of Great Lakes or its Subsidiaries), (e) all healthcare insurance receivables, and (f) all collateral security of any kind, now or hereafter in existence, given by any Account Debtor or other Person with respect to any of the foregoing.

“ACH” means Airline Clearing House, Inc., an airline-owned not for profit corporation that provides a facility for expediting clearance and net settlement of interline accounts receivable with participating air carriers and airline related companies worldwide.

“Administrative Agent” means Crystal and any successor Administrative Agent appointed pursuant to Section 8.2.

Annex 1

“Affected Lender” has the meaning ascribed to it in Section 9.19(a).

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, joint venturers and partners and (d) in the case of Great Lakes, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of Great Lakes. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude each Agent and each Lender.

“Agent” means, individually and collectively, the Administrative Agent and the Collateral Agent.

“Agreement” means this Credit Agreement (including all schedules, subschedules, annexes and exhibits hereto), as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Aircraft” means (i) an engine-driven fixed-wing aircraft heavier than air, that is supported in flight by the dynamic reaction of the air against its wings or (ii) a rotorcraft that, for its horizontal motion, depends principally on its engine-driven rotors. Aircraft shall include any item which is incorporated in, attached to or specifically acquired by Great Lakes or any of its Subsidiaries to be used in connection with a specific Aircraft.

“Aircraft Fair Market Value” means, with respect to each Aircraft of Great Lakes, the fair market value of such Aircraft as set forth on the most recent appraisal received by the Agents in accordance with this Agreement.

“Aircraft Law” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation of Aircraft and related air transportation services.

“Aircraft NOLV” means, with respect to each Aircraft of Great Lakes, the net orderly liquidation value of such Aircraft as set forth on the most recent appraisal received by the Agents in accordance with this Agreement.

“Aircraft Security Agreement” means that Aircraft, Engines, Spare Engines, Propellers, Spare Propellers and Spare Parts Security Agreement dated as of the date hereof between Great Lakes and the Collateral Agent on behalf the Lenders, and any supplements thereto.

“Anti-Terrorism Laws” has the meaning ascribed to it in Section 5.19.

Annex 2

“Applicable Percentage” has the meaning ascribed to it in Section 1.3(c).

“Applicable Revolver LIBOR Margin” means the greater of (i) LIBOR Rate plus 8.00% per annum and (ii) 10.50% per annum.

“Applicable Term Loan LIBOR Margin” means the greater of (i) LIBOR Rate plus 11.00% per annum and (ii) 15.50% per annum.

“Asset Disposition” means the disposition whether by conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any sale and leaseback transaction) of any of the following:

(a) sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business,

(b) sales of Inventory to buyers in the ordinary course of business,

(c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,

(d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(e) the sale or discount, in each case without recourse, of Accounts arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(f) any involuntary loss, damage or destruction of property,

(g) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(h) the leasing or subleasing of assets of Great Lakes or its Subsidiaries in the ordinary course of business,

(i) the lapse of registered patents, trademarks and other intellectual property of Great Lakes and its Subsidiaries to the extent not economically desirable in the conduct of their business and so long as such lapse is not materially adverse to the interests of the Lenders,

(j) the making of a Permitted Investment, and

(k) dispositions of assets (other than Accounts, intellectual property, licenses, Stock of Subsidiaries of Great Lakes, or Material Contracts) not otherwise permitted in clauses (a) through (j) above so long as made at fair market value and the aggregate fair market value of all assets disposed of in all such dispositions since the Closing Date (including the proposed disposition) would not exceed $25,000.

Annex 3

“Assignment Agreement” means an assignment agreement substantially in the form of Exhibit D.

“Authorized Person” means any one of the individuals identified on Schedule A-1, as such schedule is updated from time to time by written notice from Great Lakes to Agents.

“Availability” means, as of any date of determination, the amount that Great Lakes is entitled to borrow as Revolving Loans under Section 1.1(a) of the Agreement (after giving effect to all then outstanding Obligations).

“Average Engine Value” means the average value of the engines as set forth on the most recent appraisal received by the Agents in accordance with this Agreement.

“Average Weekly Borrowing” means the sum of the aggregate weekly outstanding principal amount of the Loans for each week during such Fiscal Quarter divided by the actual numbers of weeks in such Fiscal Quarter (as determined based upon Borrowing Base Certificates provided by Great Lakes during such Fiscal Quarter).

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. or other applicable bankruptcy, insolvency or similar laws.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which Great Lakes or any of its Subsidiaries incurs or otherwise has any obligation or liability, contingent or otherwise.

“Board of Directors” means the board of directors (or comparable managers) of a Person or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Borrowing” means a borrowing consisting of Revolving Loans made on the same day by the Lenders (or Administrative Agent on behalf thereof).

“Borrowing Base” means, as of any date of determination, the result of:

(a) 85% of amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, plus

(b) 40% multiplied by the Net Liquidation Percentage of Eligible Inventory (without duplication of any other asset included in the Borrowing Base), plus

(c) 65% multiplied by the Average Engine Value of Eligible Spare Engines (without duplication of any other asset included in the Borrowing Base), minus

(d) the Term Loan Suppression Amount (for avoidance of doubt the Term Loan Suppression Amount shall only be deducted from the Borrowing Base and can never be applied to increase the Borrowing Base), minus

(e) $500,000, minus

Annex 4

(f) reserves, if any, established by either Agent under Section 1.1(a).

“Borrowing Base Certificate” means a certificate in substantially the same form as Annex D.

“Borrowing Base Excess Amount” has the meaning set forth in Section 1.5(f).

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.

“Cape Town Convention” shall mean the official English language texts of the Convention on International Interest in Mobile Equipment and the Protocol to the Convention on International Interest in Mobile Equipment on Matters Specific to Aircraft Equipment which were signed in Cape Town, South Africa, as in effect in any applicable jurisdiction, as the same may be amended from time to time.

“Capex Limit” has the meaning ascribed to it in Section 4.2.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, provided, however it is understood and agreed that Capital Expenditures do not include (i) any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP, (ii) any capitalizable spares, rotables, aircraft parts, upgrades (software or hardware) or other flight equipment related to any Aircraft, or (iii) an amount not to exceed $250,000 with respect to the Raddix reservation system license upgrade.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that any change in GAAP after the Closing Date that would result in a lease that would have been characterized as an operating lease in accordance with GAAP as in effect on the Closing Date being characterized as a capital lease shall be disregarded for purposes hereof.

“Cash Equivalents” means: (i) marketable securities (A) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (B) issued by any agency of the United States government the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of

Annex 5

America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after acquisition thereof and having, at the time of acquisition, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) amounts on deposit in a deposit account with or certificates of deposit or bankers’ acceptances issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that is at least (A) “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (B) has Tier 1 capital (as defined in such regulations) of not less than $250,000,000, in each case maturing within one year after issuance or acceptance thereof; and (v) shares of any money market mutual or similar funds that (A) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) through (iv) above, (B) has net assets of not less than $500,000,000 and (C) has the highest rating obtainable from either S&P or Moody’s.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“Casualty Event” means, with respect to any property (including Real Estate) of any Person, any loss of title with respect to such property or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, such property for which such Person or any of its Subsidiaries receives insurance proceeds or proceeds of a condemnation award or other compensation. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any Person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Estate of any Person or any part thereof by any Governmental Authority, civil or military.

“Certificate of Exemption” has the meaning ascribed to it in Section 1.9(c).

“CFC” means a controlled foreign corporation (as that term is defined in the Internal Revenue Code of 1986, as in effect from time to time).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

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“Change of Control” means any event, transaction or occurrence as a result of which (a) Great Lakes ceases to own and control all of the economic and voting rights associated with ownership of at least hundred percent (100)% of all classes of the outstanding Stock of each of its Subsidiaries, (b) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty-one percent (51)%, or more, of the Stock of Great Lakes having the right to vote for the election of members of the Board of Directors, (d) the replacement of a majority of the Board of Directors of Great Lakes from the directors who constituted the Board of Directors of Great Lakes on the Closing Date, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of Great Lakes then still in office who either were members of such Board of Directors on the Closing Date or whose election as a member of such Board of Directors was previously so approved, or (e) any “Change of Control” shall occur (as such term is defined in any agreement governing Subordinated Debt).

“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental premiums and other amounts (including premiums and other amounts owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of Great Lakes, (d) Great Lakes’ ownership or use of any properties or other assets, or (e) any other aspect of Great Lakes’ business.

“Chattel Paper” means any “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by Great Lakes or any of its Subsidiaries, wherever located.

“Closing Date” means November 16, 2011.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Collateral Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” means the property covered by the Security Agreements and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Collateral Agent, on behalf of the Lenders, to secure the Obligations or any portion thereof.

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“Collateral Access Agreements” means each landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Great Lakes’ or any of its Subsidiaries’ books and records, Equipment, Inventory, Aircraft, Spare Engine, Engines, Spare Propeller, Propellers or Spare Parts, in each case, in form and substance reasonably satisfactory to each Agent.

“Collateral Agent” means GB Merchant and any successor Collateral Agent appointed pursuant to Section 8.2.

“Collateral Documents” means the Security Agreements, each Collateral Access Agreement, any Trademark Security Agreement, any Copyright Security Agreement, any Patent Security Agreement, any Control Agreement and all other agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations or any portion thereof.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds, and tax refunds).

“Commitments” means (a) as to any Lender, the aggregate of such Lender’s Revolving Loan Commitment and Term Loan Commitment as set forth on Annex B to this Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate of all Lenders’ Revolving Loan Commitments and Term Loan Commitments, which aggregate commitment shall be THIRTY FOUR MILLION DOLLARS ($34,000,000) on the Closing Date, as such Commitments may be reduced, amortized or adjusted from time to time in accordance with this Agreement.

“Compliance Certificate” has the meaning ascribed to it in Section 4.3(l).

“Communication” means any notice or other communication required or permitted to be given or made under this Agreement.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability of that Person: (i) with respect to Guaranteed Indebtedness and with respect to any Indebtedness, lease, dividend or other obligation of another Person if the purpose or intent of the Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, (iv) any agreement, contract or transaction involving commodity options or future contracts, (v) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, or (vi)

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pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

“Contractual Obligations” means, as applied to any Person, any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject including the Loan Documents.

“Control Agreement” means tri-party deposit account, securities account or commodities account control agreements by and among Great Lakes, Collateral Agent and the bank, securities intermediary or commodities intermediary, and each in form and substance satisfactory in all respects to Collateral Agent and in any event proving to Collateral Agent “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the Code.

“Copyright License” means any and all rights now owned or hereafter acquired by Great Lakes under any written agreement granting any right to use any Copyright or Copyright registration.

“Copyright Security Agreements” means any Copyright Security Agreement made in favor of Collateral Agent, on behalf of the Lenders, by Great Lakes.

“Copyrights” means all of the following now owned or hereafter adopted or acquired by Great Lakes: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; and (b) all reissues, extensions or renewals thereof.

“Crystal” means Crystal Financial LLC, a Delaware limited liability company.

“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning ascribed to it in Section 1.2(d).

“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under this Agreement on the date that it is required to do so under this Agreement, (b) notified Great Lakes, each Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under this Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally under which it has committed to extend credit, (d) failed, within one (1) Business Day after written request by each Agent, to confirm

Annex 9

that it will comply with the terms of this Agreement relating to its obligations to fund any amounts required to be funded by it under this Agreement, or (e) otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it under this Agreement on the date that it is required to do so under this Agreement, unless the subject of a good faith dispute.

“Deposit Accounts” means all “deposit accounts” as such term is defined in the Code.

“Designated Locations” means the locations designated from time to time by Great Lakes to each Agent at which the Aircraft, Spare Parts, Spare Propellers and Spare Engines may be maintained by or on behalf of Great Lakes.

“Dilution” means, as of any date of determination, an amount established by the Agents in their Permitted Discretion based upon, among other things, the results of periodic field examinations conducted by the Agents pursuant to Section 2.3.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point for each percentage point by which Dilution is in excess of 5%.

“Disbursement Account” has the meaning ascribed to it in Section 1.1(c).

“Disclosure Schedules” means the Schedules prepared by Great Lakes and denominated as Schedules to this Agreement.

“Documents” means any “document,” as such term is defined in the Code, including electronic documents, now owned or hereafter acquired by Great Lakes, wherever located.

“Dollars” or “$” means lawful currency of the United States of America.

“DOT” means the Department of Transportation of the United States of America (or any successor agency thereto).

“EBITDA” means, with respect to any fiscal period, Great Lakes and each of its Subsidiaries consolidated net earnings (or loss), minus the sum of (i) extraordinary gains and (ii) interest income, plus the sum of (i) non-cash extraordinary losses, (ii) interest expense to the extent accrued or paid in cash, (iii) income taxes to the extent accrued or paid in cash, and (iv) depreciation and amortization for such period, in each case, determined on a consolidated basis in accordance with GAAP.

“Eligible Accounts” means (i) those Accounts created by Great Lakes with the DOT arising out of Great Lakes’ participation in the Essential Air Services Program and (ii) those Accounts created by Great Lakes with the ACH, that in each case arise in the ordinary course of business of Great Lakes and that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by either Agent in such Agent’s Permitted Discretion to address the results of any audit performed by either Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of deposits, unapplied cash, and all reserves established by such Account Debtor. Eligible Accounts shall not include the following:

(a) Accounts that the Account Debtor has failed to pay within 60 days of original invoice date or Accounts with selling terms of more than 45 days,

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(b) Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Great Lakes has complied, to the reasonable satisfaction of each Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States, provided, that for 60 days (or, so long as Great Lakes is diligently pursuing compliance with the Assignment of Claims Act, 31 USC §3727 and such non-compliance is not attributable to Great Lakes, such longer period of time as the Agents may grant in their Permitted Discretion) after the Closing Date (but only for such period) such Accounts will be included as Eligible Accounts, notwithstanding the fact that such Accounts are not in compliance with the Assignment of Claims Act,

(c) Accounts that are not payable in Dollars,

(d) Accounts with respect to which the Account Debtor is a creditor of Great Lakes, has or has asserted a right of chargeback, setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such chargeback, claim, right of setoff, or dispute,

(e) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, suspends or has gone out of business, makes a general assignment for the benefit of creditors, fails to pay its debts generally as they come due, or as to which Great Lakes has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(f) Accounts, the collection of which, either Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition,

(g) Accounts that are not subject to a valid and perfected first priority Collateral Agent’s Lien,

(h) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(i) Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,

(j) Accounts that do not arise from the sale of goods or the performance of services by Great Lakes in the ordinary course of its business,

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(k) Accounts that are not true and correct statements of bona fide indebtedness incurred in the amount of such Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor,

(l) Accounts that are evidenced by a judgment, Instrument or Chattel Paper,

(m) Accounts to which an Account Debtor has objected to the quality or quantity of goods or services of Great Lakes sold, or shall have rejected, returned, or refused to accept such goods or services,

(n) Accounts that (i) are not owned by Great Lakes or (ii) are subject to any Lien of any Person, other than Liens in favor of Collateral Agent, on behalf of he Lenders,

(o) Accounts that exceed any credit limit established by either Agent, in its reasonable credit judgment; provided that no such adjustment shall be effective until 5 (five) Business Days after notice of such adjustment has been given by such Agent to Great Lakes, or

(p) Accounts (i) upon which Great Lakes’ right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which Great Lakes is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process.

“Eligible Aircraft” means those Aircraft owned by Great Lakes or any of its Subsidiaries in the ordinary course of its business, that comply with each of the covenants, representations and warranties with respect to Aircraft made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by either Agent in such Agent’s Permitted Discretion to address the results of any audit performed by either Agent from time to time after the Closing Date. An Aircraft shall not be included as an Eligible Aircraft if:

(a) Great Lakes or such Subsidiary does not have good, valid, and marketable title thereto,

(b) Great Lakes or such Subsidiary does not have actual and exclusive possession thereof,

(c) it is not located in the continental United States or Canada at a Designated Location (or en route between one such location and another such location),

(d) it is not subject to a valid and perfected first priority Collateral Agent’s Lien,

(e) it is grounded for any reason, including, but not limited to by order of any Governmental Authority, or due to a mechanical repair or maintenance (other than routine mechanical repair or maintenance), or

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(f) it is subject to third-party trademark, licensing or other proprietary rights, unless each Agent is satisfied that such Aircraft can be freely sold by Agents on and after the occurrence of an Event of Default despite such third party rights.

“Eligible Inventory” means Inventory consisting of first quality finished goods held for sale in the ordinary course of Great Lakes’ or any of its Subsidiary’s business, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by either Agent in such Agent’s Permitted Discretion to address the results of any audit or appraisal performed by either Agent from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Great Lakes’ or such Subsidiary’s historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

(a) Great Lakes or such Subsidiary does not have good, valid, and marketable title thereto,

(b) Great Lakes or such Subsidiary does not have actual and exclusive possession thereof (either directly or through a bailee or agent of Great Lakes or such Subsidiary),

(c) it is not located at a location in the continental United States or Canada (or in-transit from one such location to another such location),

(d) it is located on real property leased by Great Lakes or in a contract warehouse, in each case, unless it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises,

(e) it is the subject of a bill of lading or other document of title,

(f) it is not subject to a valid and perfected first priority Collateral Agent’s Lien,

(g) it consists of goods returned or rejected by Great Lakes’ or such Subsidiary’s customers,

(h) it consists of goods that are obsolete or slow moving, restrictive or custom items, work-in-process, raw materials, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in Great Lakes’ or such Subsidiary’s business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment, or

(i) it is subject to third-party trademark, licensing or other proprietary rights, unless each Agent is satisfied that such Inventory can be freely sold by Agents on and after the occurrence of an Event of a Default despite such third party rights.

“Eligible Spare Engines” means those Spare Engines owned by Great Lakes or any of its Subsidiaries in the ordinary course of its business, that comply with each of the covenants, representations and warranties with respect to Spare Engines made in the Loan Documents, and

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that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by either Agent in such Agent’s Permitted Discretion to address the results of any audit performed by either Agent from time to time after the Closing Date. A Spare Engine shall not be included as an Eligible Aircraft if:

(a) Great Lakes or such Subsidiary does not have good, valid, or marketable title thereto,

(b) Great Lakes or such Subsidiary does not have actual and exclusive possession thereof,

(c) it is not located as a location in the continental United States or Canada (or in-transit from one such location to another such location),

(d) it is located on real property leased by Great Lakes or in a contract warehouse, in each case, unless it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises,

(e) it is the subject of a bill of lading or other document of title,

(f) it is not subject to a valid and perfected first priority Collateral Agent’s Lien,

(g) it consists of goods returned or rejected by Great Lakes’ or such Subsidiary’s customers,

(h) it consists of goods that are obsolete or slow moving, restrictive or custom items, work-in-process, raw materials, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in Great Lakes’ or such Subsidiary’s business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment,

(i) it is subject to third-party trademark, licensing or other proprietary rights, unless each Agent is satisfied that such Inventory can be freely sold by Agents on and after the occurrence of an Event of a Default despite such third party rights, or

(j) it is not in good working order and not in compliance with all FAA requirements and standards (for reasons other than routine mechanical repair or maintenance).

“Engine” shall mean (i) each of the engines listed by manufacturer, model and manufacturer’s serial numbers identified in the Aircraft Security Agreement, and whether or not either initially or from time to time install on an Airframe or any other airframe; (ii) any Replacement Engine which may from time to time be substituted for any of such Engines pursuant to the terms hereof; and (iii) in either case any and all parts which are from time to time incorporated or installed in or attached to any such Engine (including, without limitation, the portion of any quick engine change kits installed thereon).

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“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by Great Lakes or any of its Subsidiaries, wherever located and, in any event, including all of Great Lakes’ and its Subsidiaries’ machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

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“Equity Issuance” means (a) any issuance or sale by Great Lakes or any of its Subsidiaries after the Closing Date of (i) any Stock of Great Lakes or such Subsidiary, (ii) any warrants, options or other Stock exercisable in respect of its Stock or (iii) any other security or instrument representing Stock (or the right to obtain any Stock) in Great Lakes or any of its Subsidiaries or (b) the receipt by Great Lakes or any of its Subsidiaries after the Closing Date of any capital contribution (whether or not evidenced by any equity security issued by the recipient of such contribution); provided that Equity Issuance shall not include (1) any issuance or sale of any of Great Lakes’ Subsidiaries Stock to Great Lakes or any Subsidiary thereof, (2) any issuance of directors’ qualifying shares, (3) any warrants or options issued to directors, officers or employees of Great Lakes or any of its Affiliates pursuant to employee benefit plans established in the ordinary course of business and approved in writing by each Agent and any Stock of Great Lakes issued upon the exercise of such warrants or options, and (4) any capital contribution by any wholly-owned Subsidiary of Great Lakes to Great Lakes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to Great Lakes and its Subsidiaries, any trade or business (whether or not incorporated) that, together with Great Lakes or any of its Subsidiaries, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” means, with respect to Great Lakes or any of its Subsidiaries or any ERISA Affiliate, any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a lien under Section 412 of the Code or Section 302 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder; and (j) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“ESOP” means a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

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“Essential Air Service Program” means the Essential Air Service as codified in 49 U.S.C. §§ 41731–41748, as amended, together with such rules and regulations issued in connection therewith.

“Essential Air Service Subsidies” means compensation to air carriers providing Qualified Services to Qualified Airports pursuant to the Essential Air Service Program.

“Event of Default” has the meaning ascribed to it in Section 7.1.

“Excess Cash Flow” means, with respect to any fiscal period and with respect to Great Lakes determined on a consolidated basis in accordance with GAAP (a) trailing twelve month EBITDA (or year to date EBITDA with respect to the 2012 Excess Cash Flow payment), minus (b) the sum of (i) the cash portion of Interest Expense paid during such fiscal period, (ii) the cash portion of income taxes paid during such period, (iii) all scheduled principal payments made in respect of the Term Loan during such period, (iv) the cash portion of Capital Expenditures made during such period and (v) solely to the extent included in the calculation of trailing twelve month EBITDA (or year to date EBITDA with respect to the 2012 Excess Cash Flow payment), proceeds from a Casualty Event or Asset Disposition.

“Excess Cash Flow Period” means (i) January 1, 2012 through and including September 30, 2012 with respect to the 2012 Excess Cash Flow payment required pursuant to Section 1.5(b), (ii) October 1, 2012 through and including September 30, 2013 with respect to the 2013 Excess Cash Flow payment required pursuant to Section 1.5(b), (iii) October 1, 2013 through and including September 30, 2014 with respect to the 2014 Excess Cash Flow payment required pursuant to Section 1.5(b) and (iv) October 1, 2014 through and including September 30, 2015 with respect to the 2015 Excess Cash Flow payment required pursuant to Section 1.5(b).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Great Lakes under this Agreement) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 1.9, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 1.9 and (d) any U.S. federal withholding Taxes imposed under FATCA

“Executive Order” has the meaning ascribed to it in Section 5.19.

“Existing Lender” has the meaning ascribed to it in Section 6.1.

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“Extraordinary Receipts” means any cash received by Great Lakes or any Subsidiary of Great Lakes not in the ordinary course of business, excluding proceeds of an Asset Disposition or a Casualty Event, but including, without limitation, (i) foreign, United States, state or local tax refunds, (ii) pension plan reversions, (iii) proceeds of insurance (other than proceeds from a Casualty Event), (iv) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (v) indemnity payments and (vi) any purchase price adjustment received in connection with any purchase agreement.

“FAA” means the Federal Aviation Administration of the United States of America (or any successor agency thereto).

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fees” means any and all fees payable to either Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

“Financial Statements” means the consolidated and consolidating income statements, statements of cash flows and balance sheets of Great Lakes and its Subsidiaries delivered in accordance with Section 4.3.

“Fiscal Quarter” means any of the quarterly accounting periods of Great Lakes and its Subsidiaries, ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of Great Lakes and its Subsidiaries ending on December 31 of each year.

“Fixtures” means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by Great Lakes.

“Foreign Lender” means (a) if Great Lakes is a U.S. Person, a Lender that is not a U.S. Person, and (b) if Great Lakes is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Great Lakes is resident for tax purposes.

“Funded Debt” means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness and that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long term debt, revolving credit and short term debt extendible beyond one year at the option of the debtor, and also including, in the case of Great Lakes, the Obligations and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons. For purposes of calculating Funded Debt with respect to the Obligations, Funded Debt shall mean the Average Weekly Borrowing during such Fiscal Quarter.

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“Funding Date” has the meaning ascribed to it in Section 6.2.

“Funds Control Event” has the meaning ascribed to it in Section 2.8.

“Funds Control Event Period” has the meaning ascribed to it in Section 2.8.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“GB Merchant” means GB Merchant Partners, LLC, a Delaware limited liability company.

“General Intangibles” means “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by Great Lakes or any of its Subsidiaries, including all right, title and interest that Great Lakes or any of its Subsidiaries may now or hereafter have in or under any Contractual Obligation, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, and business interruption insurance, and all unearned premiums), uncertificated securities, chooses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including all tapes, cards, computer runs and other papers and documents in the possession or under the control of Great Lakes or any of its Subsidiaries, or any computer bureau or service company from time to time acting for Great Lakes or any of its Subsidiaries.

“Goods” means any “goods,” as such term is defined in the Code, now owned or hereafter acquired by Great Lakes or any of its Subsidiaries, wherever located, including embedded software to the extent included in “goods” as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

“Governing Documents” means the certificate of formation, articles or certificate of incorporation, by-laws, articles or certificate of organization, partnership agreement, operating agreement, or other organizational or governing documents of any Person.

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“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Great Lakes” has the meaning ascribed to such term in the preamble to the Agreement.

“Guaranteed Indebtedness” means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advances or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Hazardous Material” means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “dangerous goods,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

“Indebtedness” means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six (6) months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than six (6) months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether

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contingent or matured, (g) all net payment obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (i) “earnouts” and similar payment obligations excluding bonus, phantom stock or other similar compensation payments owed to employees, or officers and incurred in the ordinary course of business, and (j) the Obligations.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Great Lakes under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning ascribed to it in Section 9.1.

“Instruments” means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by Great Lakes or any of its Subsidiaries, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

“International Interests” means “International Interests” as defined in the Cape Town Convention.

“International Registry” means “International Registry” as defined in the Cape Town Convention.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Interest Expense” means, for any period, the aggregate of the interest expense of Great Lakes for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Payment Date” means the first Business Day of each month; provided, that, each of (x) the date upon which the Revolving Loan Commitments have been terminated and the Loans have been paid in full and (y) the Maturity Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under the Agreement.

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“Inventory” means any “inventory,” as such term is defined in the Code, now owned or hereafter acquired by Great Lakes or any of its Subsidiaries, wherever located, including inventory, merchandise, goods and other personal property that are held by or on behalf of Great Lakes or its Subsidiaries for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in Great Lakes’ or any of its Subsidiary’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment” means (i) any direct or indirect purchase or other acquisition by Great Lakes or any of its Subsidiaries of any Stock, or other ownership interest in, any other Person, and (ii) any direct or indirect loan, advance or capital contribution by Great Lakes or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business.

“Investment Property” means all “investment property,” as such term is defined in the Code, now owned or hereafter acquired by Great Lakes or any of its Subsidiaries, wherever located, including: (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of Great Lakes or any of its Subsidiaries, including the rights of Great Lakes or any of its Subsidiaries to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of Great Lakes or any of its Subsidiaries; (iv) all commodity contracts of Great Lakes or any of its Subsidiaries; and (v) all commodity accounts held by Great Lakes or any of its Subsidiaries.

“IRC” means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service.

“Lenders” means Crystal, GB Merchant, and if any such Lender shall decide to assign all or any portion of the Obligations, such term shall include any assignee of such Lender.

“Leverage Ratio” means, as of any date of determination the result of (a) the amount of Great Lakes’ and each of its Subsidiaries’ Funded Debt as of such date, to (b) Great Lakes’ and each of its Subsidiaries’ EBITDA for the 12 month period ended as of such date.

“LIBOR Business Day” means a Business Day on which banks in London, England are generally open for interbank or foreign exchange transactions.

“LIBOR Loans” means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

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“LIBOR Rate” shall mean, subject to availability, a rate per annum equal to the offered British Bankers’ Association interest settlement rates for deposits in Dollars for a thirty (30) day period quoted by The Wall Street Journal two (2) Business Days prior to the first day of each month (but if no such offered rate exists, such rate will be the rate of interest per annum, as determined by the Agents at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in each month by major financial institutions reasonably satisfactory to the Agents in the London interbank market for the applicable principal amount on such date of determination).

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by Great Lakes or any of its Subsidiaries.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

“Litigation” has the meaning ascribed to it in Section 4.3(i).

“Loan Documents” means the Agreement, the Notes, the Collateral Documents, the Subordination Agreements, any other subordination provisions applicable to any Subordinated Debt and intercreditor provisions applicable to any Indebtedness that is pari passu in right of payment to the Obligations and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, each or both Agents or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of Great Lakes, or any employee of Great Lakes, and delivered to each Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loans” means the Revolving Loans and the Term Loan.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of Great Lakes considered as a whole, (b) Great Lakes’ ability to pay any of the Loans or any of the other Obligations in accordance with the terms of the Agreement, (c) the Collateral or Collateral Agent’s Liens on behalf of the Lenders, on the Collateral or the priority of such Liens, or (d) Agents’ or any Lender’s rights and remedies under the Agreement and the other Loan Documents.

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“Material Contract” means the (i) CodeShare Agreement, dated September 1, 2011, between Great Lakes and United Air Lines, Inc., (ii) Code Share Agreement, dated May 3, 2001, between Great Lakes and Frontier Airlines, Inc., (iii) agreements between Great Lakes and Dash Group, Inc., and (iv) any other agreement or contract of Great Lakes or any of its Subsidiaries the termination, cancellation or suspension of which could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the earliest of (a) November 16, 2015, (b) the date of termination of Revolving Lenders’ obligations to make Revolving Loans or permit existing Loans to remain outstanding pursuant to Section 7.3, and (c) the date of indefeasible prepayment in full by Great Lakes of the Obligations.

“Maximum Amount” means, as of any date of determination, an amount equal to the Revolving Loan Commitment of all Revolving Lenders as of that date.

“Maximum Lawful Rate” has the meaning ascribed to it in Section 1.2(e).

“Moody’s” means Moody’s Investor’s Services, Inc.

“Mortgage” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Great Lakes in favor of Collateral Agent, in form and substance reasonably satisfactory to each Agent, that encumber the Real Property Collateral.

“Mortgagee Agreements” means each mortgagee agreement or acknowledgement agreement of any mortgagee or other Person in possession of, having a Lien upon, or having rights or interests in Great Lakes’ books and records, Equipment, Inventory, Aircraft, Spare Engine, Engines, Spare Propeller, Propellers or Spare Parts, in each case, in form and substance reasonably satisfactory to each Agent.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which Great Lakes or any of its Subsidiaries or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Net Liquidation Percentage” means the percentage of the book value of Great Lakes’ Inventory, Aircraft and Spare Engines, as applicable, that is estimated to be recoverable in an orderly liquidation of such Inventory, Aircraft and Spare Engines, as applicable, net of all associated costs and expenses of such liquidation, such percentage to be as determined from time to time by an appraisal company selected by Agents.

“Net Proceeds” means (i) cash proceeds received by Great Lakes or any of its Subsidiaries from any Asset Disposition or Casualty Event (including insurance proceeds and awards of condemnation in connection with any Casualty Event and payments under notes or other debt securities received in connection with any Asset Disposition), net of (a) the costs of such Asset Disposition (including taxes attributable to such sale, lease or transfer) and any commissions and other reasonable customary transaction fees, costs and expenses, other than any costs, fees or expenses payable to any Affiliate of Great Lakes (b) amounts applied to repayment

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of Indebtedness (other than the Obligations) secured by a Lien permitted under the Agreement on the asset or property disposed, and (c) any amounts required to be held in escrow until such time as such amounts are released from escrow whereupon such amounts shall be considered Net Proceeds and (ii) cash proceeds received by Great Lakes or any of its Subsidiaries from any issuance or incurrence of any Indebtedness, or the issuance by Great Lakes or any of its Subsidiaries of any shares of their respective Stock net of the costs of such incurrence or issuance (including taxes attributable to such incurrence or issuance) and any commissions and other reasonable customary transaction fees, costs and expenses, other than any costs, fees or expenses payable to any Affiliate of Great Lakes.

“Non-Consenting Lender” has the meaning ascribed to it in Section 9.19(c).

“Notes” means, collectively, the Revolving Notes and the Term Notes.

“Notice of Revolving Loan” has the meaning ascribed to it in Section 1.1(a)(iv).

“Obligations” means all Loans, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable), owing by Great Lakes to Agents or any Lender (including any expenses reimbursable pursuant to the terms of the Loan Documents), and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against Great Lakes in bankruptcy, whether or not allowed in such case or proceeding), Fees, Charges, expenses, attorneys’ fees and any other sum chargeable to Great Lakes under the Agreement or any of the other Loan Documents.

“OFAC” has the meaning ascribed to it in Section 5.19.

“Originating Lender” has the meaning ascribed to it in Section 8.1(b).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 9.19).

“Outstation Accounts” has the meaning ascribed to it in Section 2.8(b).

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“Participant” has the meaning ascribed to it in Section 8.1(b).

“Participant Register” has the meaning ascribed to it in Section 8.1(b).

“Patent License” means rights under any written agreement now owned or hereafter acquired by Great Lakes granting any right with respect to any invention on which a Patent is in existence.

“Patent Security Agreements” means any Patent Security Agreement made in favor of Collateral Agent, on behalf of the Lenders, by Great Lakes.

“Patents” means all of the following in which Great Lakes now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country, and (b) all reissues, continuations, continuations in part or extensions thereof.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a Plan described in Section 3(2) of ERISA.

“Permit” means any permit, approval, authorization, license, registration, certification, certificate of authority, variance, permission, franchise, qualification, order, filing or consent required from a Governmental Authority or other Person under an applicable Requirement of Law.

“Permitted Assignee” shall mean (a) an Agent, any Lender or any of their direct or indirect Affiliates; (b) a federal or state chartered bank, a United States branch of a foreign bank, an insurance company, or any finance company or fund generally engaged in the business of making commercial loans; (c) any fund that is administered or managed by any Agent or any Lender, an Affiliate of any Agent or any Lender or a related entity; (d) any Person to whom any Agent or any Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Agent’s or Lender’s rights in and to a material portion of such Agent’s or Lender’s portfolio of credit facilities; or (e) any Person approved by the Agents.

“Permitted Discretion” means a determination made in the exercise of commercially reasonable business judgment.

“Permitted Encumbrances” has the meaning ascribed to it in Section 3.2.

“Permitted Indebtedness” has the meaning ascribed to it in Section 3.1.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

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“Plan” means, at any time, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that Great Lakes or any of its Subsidiaries or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by Great Lakes.

“Prepayment Fee” has the meaning ascribed to it in Section 1.3(c).

“Pro Forma” means the unaudited consolidated and consolidating balance sheets of Great Lakes and its Subsidiaries prepared in accordance with GAAP as of the Closing Date after giving effect to the Loans.

“Pro Rata Share” means with respect to all matters relating to any Lender (a) with respect to the Revolving Loan, the percentage obtained by dividing (i) the Revolving Loan Commitment of such Revolving Lender by (ii) the aggregate Revolving Loan Commitments of all Revolving Lenders, (b) with respect to the Term Loan, the percentage obtained by dividing (i) the Term Loan Commitment of such Term Loan Lender by (ii) the aggregate Term Loan Commitments of all Term Loan Lenders, (c) with respect to all Loans, the percentage obtained by dividing (i) the aggregate Commitments of that Lender by (ii) the aggregate Commitments of all Lenders, and (d) with respect to all Loans on and after the Maturity Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans held by that Lender, by (ii) the outstanding principal balance of the Loans held by all Lenders, as any such percentages may be adjusted by assignments pursuant to Section 8.1.

“Proceeds” means all “proceeds” as such term is defined in the Code.

“Projections” means Great Lakes’ and its Subsidiaries forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a Subsidiary by Subsidiary or division-by-division basis, if applicable, and otherwise consistent with the historical Financial Statements of Great Lakes, together with appropriate supporting details and a statement of underlying assumptions.

“Propeller” includes a part, appurtenance, and accessory of a propeller.

“Proposed Change” has the meaning ascribed to it in Section 9.19(c).

“Protective Advance” has the meaning ascribed to it in Section 1.1(d)(i).

“Purchasing Lender” has the meaning ascribed to it in Section 8.1(c).

“Qualified Airport” means an “eligible place” as defined pursuant to the Essential Air Service Program, or such other term used to refer to an airport which qualifies air carriers for Essential Air Service Subsidies for the provision of Qualified Services.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Great Lakes and its Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.

Annex 27

“Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Qualified Services” means air transportation or other services to a Qualified Airport at such levels as prescribed by the terms of the Essential Air Service Program.

“Real Estate” has the meaning ascribed to it in Section 5.12.

“Real Property Collateral” means the Real Property identified on Schedule R-1 and any Real Property hereafter acquired by Great Lakes or its Subsidiaries.

“Recipient” means (a) either Agent or (b) any Lender, as applicable.

“Register” has the meaning ascribed to it in Section 1.7.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Replacement Engine” means any engine substituted for an Engine or Spare Engine.

“Replacement Lender” has the meaning ascribed to it in Section 9.19(a).

“Requirements of Law” means, as to any Person, the Governing Documents of such Person, and any law, ordinance, policy, manual provision, guidance, principle of common law, statute, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its assets or to which such Person or any of its assets is subject including, without limitation, any Aircraft Law, the Securities Act, the Securities Exchange Act, Regulations T, U and X of the Federal Reserve Board, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, the Social Security Act, any Environmental Law, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit or environmental, labor, employment, occupational safety or health law, rule or regulation.

“Requisite Lenders” means Lenders having (a) more than 50% of (i) the aggregate principal amount of outstanding Loans plus (ii) the aggregate amount of undrawn Revolving Loan Commitments, or (b) if the Revolving Loan Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Loans; provided that, at anytime when there are solely two (2) Lenders (for avoidance of doubt any Lender together with its Affiliates constituting a single Lender), Requisite Lenders shall mean both such Lenders.

“Requisite Revolving Lenders” means Revolving Lenders having (a) more than 50% of the Revolving Loan Commitments of all Revolving Lenders, or (b) if the Revolving Loan Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Revolving Loan.

Annex 28

“Revolving Lenders” means those Revolving Lenders having a Revolving Loan Commitment.

“Revolving Loan Commitment” means (a) as to any Revolving Lender, the commitment of such Revolving Lender to make its Pro Rata Share of Revolving Loans as set forth on Annex B or in the most recent Assignment Agreement, if any, executed by such Revolving Lender and (b) as to all Revolving Lenders, the aggregate commitment of all Revolving Lenders to make the Revolving Loans, which aggregate commitment shall be TEN MILLION DOLLARS ($10,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

“Revolving Loans” has the meaning ascribed to it in Section 1.1(a).

“Revolving Notes” has the meaning ascribed to it in Section 1.1(a).

“Restricted Payment” means, with respect to Great Lakes (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of Great Lakes’ Stock or any other payment or distribution made in respect thereof, either directly or indirectly, except payments made to repurchase the Stock of Great Lakes held by Raytheon Aircraft Credit Corp. and its affiliates, as permitted by Section 3.20(a)(ii); (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of Great Lakes now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of Great Lakes’ Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of Great Lakes other than payment of compensation in the ordinary course of business to Stockholders who are employees of Great Lakes and other payments permitted under Section 3.8; and (g) any payment of management fees (or other fees of a similar nature) or out-of-pocket expenses in connection therewith by Great Lakes to any Stockholder of Great Lakes or its Affiliates.

“Retiree Welfare Plan” means, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

Annex 29

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“Scheduled Installments” has the meaning ascribed to it in Section 1.1(b).

“Security Agreements” means (i) the Security Agreement of even date herewith entered into by and among Great Lakes and the Collateral Agent, on behalf of the Lenders, and Great Lakes that is a signatory thereto and (ii) the Aircraft Security Agreement.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.

“Settlement” has the meaning ascribed to it in Section 1.1(e).

“Settlement Date” has the meaning ascribed to it in Section 1.1(e).

“Software” means all “software” as such term is defined in the Code, now owned or hereafter acquired by Great Lakes, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as Litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Spare Engine” means (i) each of the engines listed by manufacturer, model and manufacturer’s serial numbers in the Aircraft Security Agreement, and whether or not either initially or from time to time installed on any Aircraft; (ii) any Replacement Engine which may from time to time be substituted for any such Spare Engines pursuant to the terms of the Aircraft Security Agreement; and (iii) in either case, any and all parts which are from time to time incorporated or installed in or attached to any such Spare Engine (including, without limitation, the portion of any quick engine change kits installed thereon) and any and all parts removed therefrom.

“Spare Part” means an accessory, appurtenance, or part of an aircraft (except an Engine or Propeller), Engine (except a Propeller), Propeller, or Appliance, that is to be installed at a later time in an Aircraft, Engine, Propeller or Appliance.

Annex 30

“Spare Propeller” means a part, appurtenance, and accessory of a propeller installed from time to time on any Aircraft.

“Statement” has the meaning ascribed to it in Section 4.3(c).

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

“Subordination Agreements” means each subordination and intercreditor agreement (or similar document) entered into by either or both of the Agents, Great Lakes and a selling party or parties who have extended Subordinated Debt to Great Lakes.

“Subordinated Debt” means Indebtedness of Great Lakes which has been subordinated to the payment and performance of the Obligations on terms and conditions acceptable to each Agent and Requisite Lenders.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 100% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 100% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 100% or of which any such Person is a general partner or may exercise the powers of a general partner.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholding (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning ascribed to it in Section 1.1(b).

“Term Loan Commitment” means (a) as to any Term Loan Lender, the commitment of such Term Loan Lender to make its Pro Rata Share of the Term Loan (as set forth on Annex B) or in the most recent Assignment Agreement, if any, executed by such Term Loan Lender and (b) as to all Term Loan Lenders, the aggregate commitment of all Term Loan Lenders to make the Term Loan, which aggregate commitment shall be TWENTY FOUR MILLION DOLLARS ($24,000,000) on the Closing Date. The Term Loan Commitment shall terminate in full upon the making of the Term Loan on the Closing Date.

Annex 31

“Term Loan Formula” means:

(i) the lesser of (a) $24,000,000 and (b) 65% of the Net Liquidation Percentage of Eligible Aircraft of Great Lakes, minus

(ii) reserves, if any, established by either Agent under Section 1.1(a).

“Term Loan Lenders” means those Term Loan Lenders having Term Loan Commitments and on and after the Closing Date hold any portion of the Term Loan.

“Term Loan Suppression Amount” means the outstanding principal amount of the Term Loan minus the Term Loan Formula.

“Term Notes” has the meaning ascribed to it in Section 1.1(b)

“Threshold Amount” has the meaning ascribed to it in Section 1.5(d).

“Title IV Plan” means a Pension Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that Great Lakes or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Trademark License” means rights under any written agreement now owned or hereafter acquired by Great Lakes granting any right to use any Trademark.

“Trademark Security Agreement(s)” means any Trademark Security Agreement(s) made in favor of Collateral Agent, on behalf of the Lenders, by Great Lakes.

“Trademarks” means all of the following now owned or hereafter adopted or acquired by Great Lakes: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, internet domain names, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

“Unfunded Pension Liability” means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of 5 years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by Great Lakes or any ERISA Affiliate as a result of such transaction.

Annex 32

“Unused Line Fee” has the meaning ascribed to it in Section 1.3(b).

“U.S. Person” means any Person that is a United States Person as defined in Section 7701(a)(30) of the IRC.

“U.S. Tax Compliance Certificate” has the meaning ascribed to such term in Section 1.9.

“Welfare Plan” means a Plan described in Section 3(l) of ERISA.

“Withholding Agent” means Great Lakes and each Agent.

Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth or referred to in this Annex A. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of Great Lakes, such words are intended to signify that Great Lakes has actual knowledge or awareness of a particular fact or circumstance or that Great Lakes, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

Annex 33

ANNEX B

COMMITMENTS

Lender	Term Loan Commitment	Revolving Loan Commitment
Crystal Financial SPV LLC	$12,000,000	$0
Crystal Financial LLC	$0	$5,000,000
1903 Onshore Funding, LLC	$12,000,000	$5,000,000
Total	$24,000,000	$10,000,000

Annex 1

Annex C

TO

CREDIT AGREEMENT

COMPLIANCE CERTIFICATE

Date:                     ,

This Certificate is given by Great Lakes Aviation, Ltd. (“Great Lakes”) pursuant to Section 4.3(l) of that certain Credit Agreement dated as of November 16, 2011 among Great Lakes, the Lenders from time to time party thereto, GB Merchant Partners, LLC, as Collateral Agent, and Crystal Financial LLC, as Administrative Agent (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The undersigned is duly authorized to execute and deliver this Certificate on behalf of Great Lakes. By executing this Certificate such officer hereby certifies to each Agent and Lenders that:

(a) the financial statements delivered with this Certificate in accordance with Section 4.3(a), 4.3(b) and/or 4.3(c) of the Credit Agreement fairly present in all material respects the results of operations and financial condition of Great Lakes and its Subsidiaries as of the dates of such financial statements;

(b) I have reviewed the terms of the Credit Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of Great Lakes and its Subsidiaries during the accounting period covered by such financial statements;

(c) such review has not disclosed the existence during or at the end of such accounting period, and I have no knowledge of the existence as of the date hereof, of any condition or event that constitutes a Default or an Event of Default, except as set forth on Schedule 1 hereto, which includes a description of the nature and period of existence of such Default or an Event of Default and what action Great Lakes have taken, are taking and propose to take with respect thereto;

(d) except as set forth on Schedule 1 hereto, Great Lakes and its Subsidiaries are in compliance with the covenants contained in Sections 3 and Section 4 of the Credit Agreement, as demonstrated on Schedule 1 hereto; and

(e) Excess Cash Flow, as demonstrated by the calculation on Schedule 2 hereto, for the Fiscal Quarter ending                      equals $                .

Annex 1

(f) except as set forth on Schedule 3 hereto, subsequent to the date of the most recent Certificate submitted by Great Lakes pursuant to Section 4.3(l) of the Credit Agreement, Great Lakes has not (i) changed its name as it appears in official filings in the jurisdiction of its organization, (ii) changed its chief executive office, principal place of business, corporate offices, warehouses or locations at which Collateral is held or stored, or the location of its records concerning Collateral, (iii) changed the type of entity that it is, (iv) changed (or has had changed) its organization identification number, if any, issued by its jurisdiction of organization, (v) changed its jurisdiction of organization, (vi) changed the end of its Fiscal Year, or (vii) formed any new Subsidiary or entered into any partnership or joint venture with any other Person; and

(g) except as set forth on Schedule 4 hereto, subsequent to the date of the most recent Certificate submitted by Great Lakes pursuant to Section 4.3(l) of the Credit Agreement, there has been no event which would alter any of the disclosures set forth on Schedule 5.4(b) of the Credit Agreement.

IN WITNESS WHEREOF, Great Lakes has caused this Certificate to be executed by its                          this          day of                 ,         .

Great Lakes Aviation, Ltd.

By
Its

Annex 2

SCHEDULE 1

CONDITIONS OR EVENTS WHICH CONSTITUTE

A DEFAULT OR EVENT OF DEFAULT

[If any condition or event exists that constitutes a Default or Event of Default, specify nature and period of existence and what action Great Lakes has taken, is taking or proposes to take with respect thereto; if no condition or event exists, state “None.”]

Annex 3

SCHEDULE 1

MAXIMUM LEVERAGE RATIO

(Section 4.1)

For purposes of Section 4.1 of the Credit Agreement, Leverage Ratio is calculated as follows:

(a) The sum of:		________

Funded Debt other than with respect to the Obligations as of the date of measurement	________

The Average Weekly Borrowing for the measurement period	________

Divided By:

(b) EBITDA for the twelve (12) month period ended as of such date:		________

consolidated net earnings (or loss)	________

Less the sum of:

extraordinary gains	________

interest income	________

Plus the sum of:

non-cash extraordinary losses	________

interest expense to the extent accrued or paid in cash	________

income taxes to the extent accrued or paid in cash	________

depreciation and amortization for such period	________

Leverage Ratio		________

Maximum Leverage Ratio		________

In Compliance		Yes/No

Annex 4

SCHEDULE 1

CAPITAL EXPENDITURES

(Section 4.2)

For purposes of Section 4.2 of the Credit Agreement, Capital Expenditures are calculated as follows:

The aggregate of all expenditures by Great Lakes and its Subsidiaries during the measurement period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed	________

Less: any item customarily charged directly to expense or depreciated over a usefully life of twelve (12) months or less in accordance with GAAP	________

any capitalizable spares, rotables, upgrades (software or hardware) or other flight equipment related to any Aircraft	________

an amount not to exceed $250,000 with respect to the Raddix reservation system license upgrade

Capital Expenditures	________

Capital Expenditure Limit for such measurement period	________

In Compliance	Yes/No

Annex 5

SCHEDULE 2

EXCESS CASH FLOW

(Section 1.5)

For purposes of Section 1.5 of the Credit Agreement, Excess Cash Flow is calculated as follows:		________

Trailing twelve month EBITDA (or year to date EBITDA with respect to the 2012 Excess Cash Flow payment, each as calculated per Schedule 4.1) measured as of the measurement date

Less the sum of:		________

the cash portion of Interest Expense paid during such fiscal period	________

the cash portion of income taxes paid during such period	________

all scheduled principal payments made in respect of the Term Loan during such period	________

the cash portion of Capital Expenditures made during such period	________

solely to the extent included in the calculation of trailing twelve month EBITDA (or year to date EBITDA with regard to the 2012 Excess Cash Flow payment), proceeds from a Casualty Event or Asset Disposition

Excess Cash Flow		________

Annex 6

SCHEDULE 3

ORGANIZATION/LOCATION CHANGES

[If Great Lakes has (i) changed its name as it appears in official filings in the state of its organization, (ii) changed its chief executive office, principal place of business, corporate offices, warehouses or locations at which Collateral is held or stored, or the location of its records concerning Collateral, (iii) changed the type of entity that it is, (iv) changed (or has had changed) its organization identification number, if any, issued by its jurisdiction or organization, (v) changed its jurisdiction of organization, (vi) changed the end of its Fiscal Year, or (vii) formed any new Subsidiary or entered into any partnership or joint venture with any Person, such change shall be specified below; if no such change has been made, state “None.”]

Annex 7

SCHEDULE 4

CAPITALIZATION CHANGES

[If with respect to Great Lakes there has been a change in authorized Stock, issued and outstanding Stock or the identity of the holders of any Stock, or if with respect to Great Lakes there has been a change pertaining to preemptive rights or any other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition of any Stock, such change shall be set forth below; if no such change has occurred, state “None.”]

Annex 8

ANNEX D

to

CREDIT AGREEMENT

BORROWING BASE CERTIFICATE

Date:                 ,

This Borrowing Base Certificate is given by Great Lakes Aviation, Ltd. (“Great Lakes”) pursuant to certain Credit Agreement dated as of November 16, 2011 among Great Lakes, the Lenders from time to time party thereto, GB Merchant Partners, LLC, as Collateral Agent, and Crystal Financial LLC, as Administrative Agent (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The undersigned is duly authorized to execute and deliver this Borrowing Base Certificate on behalf of Great Lakes. By executing this Borrowing Base Certificate such officer hereby certifies to each Agent and Lenders that the following items, calculated in accordance with the terms and definitions set forth in the Credit Agreement for such items are true and correct, and that Great Lakes and its Subsidiaries are in compliance with and, after giving effect to any currently requested Revolving Loans, will be in compliance with, the terms, conditions, and provisions of the Credit Agreement. The calculations of the Borrowing Base are attached to this Borrowing Base Certificate.

All initially capitalized terms used in this Borrowing Base Certificate have the meanings set forth in the Credit Agreement unless specifically defined herein.

[Remainder of page intentionally left blank.]

Annex 1

Additionally, the undersigned hereby certifies and represents and warrants to the Agents and Lenders on behalf of Great Lakes that (i) as of the date hereof, each representation or warranty contained in or pursuant to any Loan Document, any agreement, instrument, certificate, document or other writing furnished at any time under or in connection with any Loan Document, and as of the effective date of any Revolving Loan, continuation or conversion requested above is true and correct in all material respects (except to the extent any representation or warranty expressly related to an earlier date), (ii) each of the covenants and agreements contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date), (iii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above, and (iv) all of the foregoing is true and correct as of the effective date of the calculations set forth above and that such calculations have been made in accordance with the requirements of the Credit Agreement.

Great Lakes Aviation, Ltd.

By:
Title:

ANNEX G-1

Annex E

TO

CREDIT AGREEMENT

COLLATERAL REPORTS

Provide each Agent (and if so requested by Agents, with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to each Agent:

Daily	(a) A report of any and all Aircraft owned by Great Lakes and its Subsidiaries which are grounded for any reason, including, but not limited to by order of any Government Authority, or due to a mechanical repair or maintenance (other than routine mechanical repair or maintenance) detailing the Aircraft grounded and a description of the cause of the grounding and expected time to remedy the issue.

By the 20th day of each Month

(a) A Borrowing Base Certificate with supporting worksheets as illustrated in Annex D,

(b) a report of all claims, offsets, or disputes asserted by Account Debtors with respect to Great Lakes’ and its Subsidiaries Accounts,

(c) a detailed aging, by total, of Great Lakes’ Accounts,

(d) detailed Dash System inventory report detailing the calculation of the month end rotable and consumable inventory at book value,

(e) summary aging, by vendor, of Great Lakes’ and its Subsidiaries accounts payable and any book overdraft, and an aging, by vendor, of any held checks,

(f) a detailed report regarding Great Lakes’ and its Subsidiaries’ cash and Cash Equivalents, including an indication of which amounts constitute Qualified Cash,

(g) a report updating the information required to be provided pursuant to Schedule 5.31 (EAS), and

(h) a report detailing the percentage of Inventory and Engines (at book value) with green tags relative to the total book value of Inventory and Engines.

Quarterly	(a) A report regarding Great Lakes’ and its Subsidiaries’ accrued, but unpaid, ad valorem taxes, excise taxes, and passenger facility charges.

Upon request by either Agent

(a) Copies of purchase orders and invoices for Spare Engines, Engines, Spare Parts, Propellers, Spare Propellers, Inventory and Equipment acquired by Great Lakes or its Subsidiaries, and

(b) such other reports as to the Collateral or the financial condition of Great Lakes and its Subsidiaries, as each Agent may reasonably request.

ANNEX G-2

EXHIBIT A

to

CREDIT AGREEMENT

FORM OF REVOLVING NOTE

New York, New York

$            ,             ,

                     ,

FOR VALUE RECEIVED, the undersigned (“Great Lakes”), HEREBY PROMISES TO PAY to the order of                              (“Lender”), at the offices of Crystal Financial LLC, a                      limited liability company, as Administrative Agent (“Administrative Agent”), at its address set forth in Section 9.3 of the “Credit Agreement” (as hereinafter defined), or at such other place as Administrative Agent may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the amount of                                  DOLLARS AND              CENTS ($        ,        ,        ) or, if less, the aggregate unpaid amount of all Revolving Loans made by Lender to the undersigned under the Credit Agreement. All capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement or in Annex A thereto.

This Revolving Note is one of the Revolving Notes issued pursuant to that certain Credit Agreement dated as of November 16, 2011 by and among Great Lakes, Administrative Agent, GB Merchant Partners, LLC, as Collateral Agent, Lenders and the other Persons signatory thereto from time to time as Lenders (including all annexes, exhibits and schedules thereto, and as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”), and is entitled to the benefit and security of the Credit Agreement, the Security Agreements and all of the other Loan Documents referred to therein. Reference is hereby made to the Credit Agreement for a statement of all of the terms and conditions under which the Loans evidenced hereby are made and are to be repaid. The date and amount of each Revolving Loan made by Lenders to Great Lakes, the rates of interest applicable thereto and each payment made on account of the principal thereof, shall be recorded by Administrative Agent on its books; provided that the failure of Administrative Agent to make any such recordation shall not affect the obligations of Great Lakes to make a payment when due of any amount owing under the Credit Agreement or this Revolving Note in respect of the Revolving Loans made by Lender to Great Lakes.

The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Credit Agreement, the terms of which are hereby incorporated herein by reference. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Credit Agreement. The terms of the Credit Agreement are hereby incorporated herein by reference.

If any payment on this Revolving Note becomes due and payable on a day other than a Business Day, the payment thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

ANNEX G-1

Upon and after the occurrence of any Event of Default, this Revolving Note may, as provided in the Credit Agreement, and without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other legal requirement of any kind (all of which are hereby expressly waived by Great Lakes), be declared, and immediately shall become, due and payable.

Time is of the essence of this Revolving Note.

Except as provided in the Credit Agreement, this Revolving Note may not be assigned by Lender to any Person.

THIS REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

By:
Name:
Title:

EXHIBIT 1.1(b)(i)-2

EXHIBIT B

to

CREDIT AGREEMENT

FORM OF NOTICE OF REVOLVING LOAN

                ,

Crystal Financial LLC,

as Administrative Agent

Two International Place

Boston, MA 02110

Attention:

                  Account Manager

Ladies and Gentlemen:

The undersigned, Great Lakes Aviation, Ltd. (“Great Lakes”) refers to the Credit Agreement, dated as of November 16, 2011 (the “Credit Agreement,” the terms defined therein being used herein as therein defined), by and among the undersigned, GB Merchant Partners, LLC, as Collateral Agent, Crystal Financial LLC, as Administrative Agent for Lenders and the Lenders, and hereby gives you notice, irrevocably, pursuant to Section 1.1(a) of the Credit Agreement, that the undersigned hereby requests a Revolving Loan under the Credit Agreement, and in that connection sets forth below the information relating to such Revolving Loan as required by Section 1.1(a) of the Credit Agreement:

The date of the requested Revolving Loan is                 ,         .

The aggregate amount of the requested Revolving Loan is $                    .

The requested Revolving Loan is a LIBOR Loan.

The requested Revolving Loan is to be sent to:

[Name of Bank]

[City of Bank]

Beneficiary:

Account No.: [number]

ABA No.: [number]

Attn: [name]

The undersigned hereby certifies that all of the statements contained in Section 6.2 of the Credit Agreement are true and correct in all material respects on the date hereof, and will be true in all material respects on the date of the requested Revolving Loan, before and after giving effect thereto and to the application of the proceeds therefrom.

EXHIBIT 1.1(b)(ii)-1

Great Lakes Aviation, Ltd.

By:
Name:
Title:

EXHIBIT 1.1(b)(ii)-2

EXHIBIT C

to

CREDIT AGREEMENT

FORM OF TERM NOTE

New York, New York

$        ,        ,

                     ,

FOR VALUE RECEIVED, the undersigned (“Great Lakes”), HEREBY PROMISES TO PAY to the order of                              (“Lender”) at the offices of Crystal Financial LLC, a                      limited liability company, as Administrative Agent for Lenders (“Administrative Agent”), at its address set forth in Section 9.3 of the Credit Agreement, or at such other place as Administrative Agent may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the amount of                                      DOLLARS AND              CENTS ($        ,        ,        ). All capitalized terms used but not otherwise defined herein have the meanings given to them in the “Credit Agreement” (as hereinafter defined) or in Annex A thereto.

This Term Note is one of the Term Notes issued pursuant to that certain Credit Agreement dated as of November 16, 2011 by and among Great Lakes, Administrative Agent, GB Merchant Partners, LLC, as Collateral Agent, Lenders and the other Persons signatory thereto from time to time as Lenders (including all annexes, exhibits and schedules thereto and as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”), and is entitled to the benefit and security of the Credit Agreement, the Security Agreements and all of the other Loan Documents referred to therein. Reference is hereby made to the Credit Agreement for a statement of all of the terms and conditions under which the Loans evidenced hereby are made and are to be repaid. The principal balance of the Term Loan, the rates of interest applicable thereto and the date and amount of each payment made on account of the principal thereof, shall be recorded by Administrative Agent on its books; provided that the failure of Administrative Agent to make any such recordation shall not affect the obligations of Great Lakes to make a payment when due of any amount owing under the Credit Agreement or this Term Note.

The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Credit Agreement. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Credit Agreement. The terms of the Credit Agreement are hereby incorporated herein by reference.

If any payment on this Term Note becomes due and payable on a day other than a Business Day, the payment thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

EXHIBIT 1.1(b)(ii)-1

Upon and after the occurrence of any Event of Default, this Term Note may, as provided in the Credit Agreement, and without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other legal requirement of any kind (all of which are hereby expressly waived by Great Lakes), be declared, and immediately shall become, due and payable.

Time is of the essence of this Term Note.

Except as provided in the Credit Agreement, this Term Note may not be assigned by Lender to any Person.

THIS TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

By:

Name:

Title:

EXHIBIT 1.1(b)(ii)-2

EXHIBIT D

to

CREDIT AGREEMENT

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (this “Agreement”) is made as of                     ,          by and between                              (“Assignor Lender”) and                              (“Assignee Lender”) and acknowledged and consented to by Crystal Financial LLC, as Administrative Agent (“Administrative Agent”) and GB Merchant Partners, LLC, as Collateral Agent (the “Collateral Agent” and together with the Administrative Agent, each an “Agent” and collectively the “Agents”). All capitalized terms used in this Agreement and not otherwise defined herein will have the respective meanings set forth in the Credit Agreement as hereinafter defined.

RECITALS:

WHEREAS, Great Lakes Aviation, Ltd. (“Great Lakes”), each Agent, Assignor Lender and other Persons signatory thereto as Lenders have entered into that certain Credit Agreement dated as of November 16, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) pursuant to which Assignor Lender has agreed to make certain Loans to Great Lakes;

WHEREAS, Assignor Lender desires to assign to Assignee Lender [all/a portion] of its interest in the Loans (as described below) and the Collateral and to delegate to Assignee Lender [all/a portion] of its Commitments and other duties with respect to such Loans and Collateral;

WHEREAS, Assignee Lender desires to become a Lender under the Credit Agreement and to accept such assignment and delegation from Assignor Lender; and

WHEREAS, Assignee Lender desires to appoint Administrative Agent to serve as Administrative Agent for Assignee Lender and Collateral Agent to serve as Collateral Agent for Assignee Lender under the Credit Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions, and covenants herein contained, Assignor Lender and Assignee Lender agree as follows:

1. ASSIGNMENT, DELEGATION, AND ACCEPTANCE

1.1 Assignment. Assignor Lender hereby transfers and assigns to Assignee Lender, without recourse and without representations or warranties of any kind (except as set forth in Section 3.2), [all/such percentage] of Assignor Lender’s right, title, and interest in [the Loans], [the Revolving Loan ], [the Term Loan ] the Loan Documents and the Collateral as will result in Assignee Lender having as of the Effective Date (as hereinafter defined) a Pro Rata Share thereof, as follows:

EXHIBIT 8.1(a) 1

Assignee Lender’s Loans	Principal Amount		Pro Rata Share
Revolving Loan	$	____________	____	%
Term Loan	$	____________	____	%

1.2 Delegation. Assignor Lender hereby irrevocably assigns and delegates to Assignee Lender [all/a portion] of its Commitments and its other duties and obligations as a Lender under the Loan Documents equivalent to the Pro Rata Shares set forth above.

1.3 Acceptance by Assignee Lender. By its execution of this Agreement, Assignee Lender irrevocably purchases, assumes and accepts such assignment and delegation and agrees to be a Lender with respect to the delegated interest under the Loan Documents and to be bound by the terms and conditions thereof. By its execution of this Agreement, Assignor Lender agrees, to the extent provided herein, to relinquish its rights and be released from its obligations and duties under the Credit Agreement.

1.4 Effective Date. Such assignment and delegation by Assignor Lender and acceptance by Assignee Lender will be effective and Assignee Lender will become a Lender under the Loan Documents as of [the date of this Agreement][                 ,             ] (“Effective Date”) and upon payment of the Assigned Amount (as such term is defined below). [Interest and Fees accrued prior to the Effective Date are for the account of Assignor Lender, and Interest and Fees accrued from and after the Effective Date are for the account of Assignee Lender.]

1.5 [Retained Interests. Notwithstanding anything in this Agreement to the contrary, any interest assigned pursuant to this Agreement by Assignor Lender to Assignee Lender shall not include any Retained Interests and such Retained Interests are not being sold or assigned hereunder by the Assignor Lender to the Assignee Lender. For purposes herein, “Retained Interests” means, with respect to such assigned interests, the following interest, rights and obligations in such assigned interests and under the Credit Agreement and the Note(s): (a) all of the obligations, if any, to provide additional funding with respect to such assigned interests or any other revolving commitment; and (b) any unused line fees associated with the additional funding obligations that are being retained in accordance with clause (a) above.]1

2. INITIAL PAYMENT AND DELIVERY OF NOTES

2.1 Payment of the Assigned Amount. Assignee Lender will pay to Assignor Lender, in immediately available funds, not later than 11:00 a.m. (Eastern Standard Time on the Effective Date, an amount equal to its Pro Rata Share of the then outstanding principal amount of the Loans as set forth above in Section 1.1 [together with accrued interest, fees and other amounts as set forth on Schedule 2.1] (the “Assigned Amount”).

[1]	Include this Section if assigned interests will be subject to Retained Interests

EXHIBIT 8.1(a) 2

2.2 Execution and Delivery of Notes. Following payment of the Assigned Amount, Assignor Lender will deliver to Administrative Agent the Notes (if any) previously delivered to Assignor Lender for redelivery to Great Lakes and Administrative Agent will obtain from Great Lakes for delivery to [Assignor Lender and] Assignee Lender, new executed Notes evidencing Assignee Lender’s [and Assignor Lender’s respective] Pro Rata Share[s] in the Loans after giving effect to the assignment described in Section 1. Each new Note will be issued in the aggregate maximum principal amount of the [applicable] Commitment [of the Lender to whom such Note is issued] OR [the Assignee Lender].

3. REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1 Assignee Lender’s Representations, Warranties and Covenants. Assignee Lender hereby represents, warrants, and covenants the following to Assignor Lender and each Agent:

a) This Agreement is a legal, valid, and binding agreement of Assignee Lender, enforceable according to its terms;

b) The execution and performance by Assignee Lender of its duties and obligations under this Agreement and the Loan Documents will not require any registration with, notice to, or consent or approval by any Governmental Authority;

c) Assignee Lender is familiar with transactions of the kind and scope reflected in the Loan Documents and in this Agreement;

d) Assignee Lender has made its own independent investigation and appraisal of the financial condition and affairs of Great Lakes and its Subsidiaries, has conducted its own evaluation of the Loans, the Loan Documents and Great Lakes’ creditworthiness, has made its decision to become a Lender to Great Lakes under the Credit Agreement independently and without reliance upon Assignor Lender or either Agent, and will continue to do so;

e) Assignee Lender is entering into this Agreement in the ordinary course of its business, and is acquiring its interest in the Loans for its own account and not with a view to or for sale in connection with any subsequent distribution; provided, however, that at all times the distribution of Assignee Lender’s property shall, subject to the terms of the Credit Agreement, be and remain within its control;

f) No future assignment or participation granted by Assignee Lender pursuant to Section 8.1 of the Credit Agreement will require Assignor Lender, either Agent, or Great Lakes to file any registration statement with the Securities and Exchange Commission or to apply to qualify under the blue sky laws of any state;

g) Assignee Lender has no loans to, written or oral agreements with, or equity or other ownership interest in Great Lakes or any of its Subsidiaries;

h) Assignee Lender will not enter into any written or oral agreement with, or acquire any equity or other ownership interest in, Great Lakes or any of its Subsidiaries without the prior written consent of each Agent; and

EXHIBIT 8.1(a) 3

i) As of the Effective Date, Assignee Lender (i) is entitled to receive payments of principal and interest in respect of the Obligations without deduction for or on account of any taxes imposed by the United States of America or any political subdivision thereof, and (ii) is not subject to capital adequacy or similar requirements, and Assignee Lender will indemnify each Agent from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, or expenses that result from Assignee Lender’s failure to fulfill its obligations under the terms of Section 1.9(c) of the Credit Agreement or from any other inaccuracy in the foregoing.

3.2 Assignor Lender’s Representations, Warranties and Covenants. Assignor Lender hereby represents, warrants and covenants the following to Assignee Lender:

a) Assignor Lender is the legal and beneficial owner of the Assigned Amount;

b) This Agreement is a legal, valid and binding agreement of Assignor Lender, enforceable according to its terms;

c) The execution and performance by Assignor Lender of its duties and obligations under this Agreement and the Loan Documents will not require any registration with, notice to or consent or approval by any Governmental Authority;

d) Assignor Lender has full power and authority, and has taken all action necessary to execute and deliver this Agreement and to fulfill the obligations hereunder and to consummate the transactions contemplated hereby;

e) Assignor Lender is the legal and beneficial owner of the interests being assigned hereby, free and clear of any adverse claim, lien, encumbrance, security interest, restriction on transfer, purchase option, call or similar right of a third party; and

f) This Assignment by Assignor Lender to Assignee Lender complies, in all material respects, with the terms of the Loan Documents.

4. LIMITATIONS OF LIABILITY

Neither Assignor Lender (except as provided in Section 3.2) nor either Agent makes any representations or warranties of any kind, nor assumes any responsibility or liability whatsoever, with regard to (a) the Loan Documents or any other document or instrument furnished pursuant thereto or the Loans or other Obligations, (b) the creation, validity, genuineness, enforceability, sufficiency, value or collectability of any of them, (c) the amount, value or existence of the Collateral, (d) the perfection or priority of any Lien upon the Collateral, or (e) the financial condition of Great Lakes or other obligor or the performance or observance by Great Lakes of its obligations under any of the Loan Documents. Neither Assignor Lender nor either Agent has or will have any duty, either initially or on a continuing basis, to make any investigation, evaluation, appraisal of, or any responsibility or liability with respect to the accuracy or completeness of, any information provided to Assignee Lender which has been provided to Assignor Lender or either Agent by Great Lakes. Nothing in this Agreement or in the Loan Documents shall impose upon the Assignor Lender or either Agent any fiduciary relationship in respect of the Assignee Lender.

EXHIBIT 8.1(a) 4

5. FAILURE TO ENFORCE

No failure or delay on the part of either Agent or Assignor Lender in the exercise of any power, right, or privilege hereunder or under any Loan Document will impair such power, right, or privilege or be construed to be a waiver of any default or acquiescence therein. No single or partial exercise of any such power, right, or privilege will preclude further exercise thereof or of any other right, power, or privilege. All rights and remedies existing under this Agreement are cumulative with, and not exclusive of, any rights or remedies otherwise available.

6. NOTICES

Unless otherwise specifically provided herein, any notice or other communication required or permitted to be given will be in writing and addressed to the respective party as set forth below its signature hereunder, or to such other address as the party may designate in writing to the other.

7. AMENDMENTS AND WAIVERS

No amendment, modification, termination, or waiver of any provision of this Agreement will be effective without the written concurrence of Assignor Lender, each Agent and Assignee Lender.

8. SEVERABILITY

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. In the event any provision of this Agreement is or is held to be invalid, illegal, or unenforceable under applicable law, such provision will be ineffective only to the extent of such invalidity, illegality, or unenforceability, without invalidating the remainder of such provision or the remaining provisions of the Agreement. In addition, in the event any provision of or obligation under this Agreement is or is held to be invalid, illegal, or unenforceable in any jurisdiction, the validity, legality, and enforceability of the remaining provisions or obligations in any other jurisdictions will not in any way be affected or impaired thereby.

9. SECTION TITLES

Section and Subsection titles in this Agreement are included for convenience of reference only, do not constitute a part of this Agreement for any other purpose, and have no substantive effect.

10. SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

EXHIBIT 8.1(a) 5

11. APPLICABLE LAW

THIS AGREEMENT WILL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE.

12. COUNTERPARTS

This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, will be deemed an original and all of which shall together constitute one and the same instrument.

[Signature page follows]

EXHIBIT 8.1(a) 6

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

ASSIGNEE LENDER:	ASSIGNOR LENDER:

By:	By:
Title:	Title:

Notice Address:	Notice Address:

ACKNOWLEDGED AND CONSENTED TO:

CRYSTAL FINANCIAL LLC, as Administrative Agent

By:
Title:

GB MERCHANT PARTNERS, LLC, as Collateral Agent

By:
Title:

[Great Lakes Aviation, Ltd.]2

By:

Its:                     ]

[2]	If required per the Credit Agreement.

EXHIBIT 8.1(a) 7

SCHEDULE 2.1

Assignor Lender’s Loans

Principal Amount
Revolving Loan	$

Term Loan	$

Subtotal	$

Accrued Interest	$

Unused Line Fee	$
Other + or -$	$

Total	$

All determined as of the Effective Date.

1